UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

UNIQURE N.V.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

April [ ], 2025

Dear Shareholder:

You are cordially invited to attend our 2025 Annual General Meeting of Shareholders at 9:00 a.m. Central European Summer Time, on June 11, 2025, at our principal executive offices located at Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands.

The Notice and Proxy Statement accompanying this letter describe the matters to be presented at the 2025 Annual Meeting. Shareholders of record are entitled to submit their questions regarding the agenda items ahead of the 2025 Annual Meeting by email to investors@uniQure.com and during the 2025 Annual Meeting, in each case, as described in the Proxy Statement.

Your vote is very important. Whether or not you plan to attend the 2025 Annual Meeting and regardless of the number of shares you hold, please carefully review the proxy materials and cast your vote. You may vote your shares over the Internet, by telephone or by completing, signing, dating, and mailing the accompanying proxy card in the return envelope no later than 9:59 p.m. Central European Summer Time on June 10, 2025. If you mail the proxy card within the United States, no additional postage is required. Submitting your vote online, by telephone or by proxy card will not affect your right to vote in person if you decide to attend the 2025 Annual Meeting, provided that you have notified us of your intention to attend the meeting no later than 12:00 p.m. Central European Summer Time on June 10, 2025. If your shares are held in street name (i.e., held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares and you will have the option to cast your vote in the manner provided in the voting instructions. To be sure that your vote is received in time, I urge you to promptly cast your vote by your choice of available means.

Thank you for your support.

Sincerely,

Matthew Kapusta

Chief Executive Officer and Executive Director

UNIQURE N.V.

Paasheuvelweg 25a

1105 BP Amsterdam

The Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, June 11, 2025

Notice is hereby given that the 2025 Annual General Meeting of Shareholders (the “2025 Annual Meeting”) of uniQure N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company,” “uniQure,” or “we”), will be held on June 11, 2025, at 9:00 a.m., Central European Summer Time, at the Company’s principal executive offices located at Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands.

The agenda for the 2025 Annual Meeting is as follows:

I.	Opening
II.	Discussion of Dutch statutory report over fiscal year 2024 (for discussion only)
III.	Adoption of the Dutch statutory annual accounts over fiscal year 2024 (Voting Proposal No. 1)
IV.	Discharge of liability of the members of our Board of Directors (the “Board”) (Voting Proposal No. 2)
V.	Board Appointments:

a)
Reappointment of Robert Gut, M.D., Ph.D. as non-executive director (Voting Proposal No. 3)
b)
Reappointment of Matthew Kapusta as executive director (Voting Proposal No. 4)
c)
Reappointment of Jeremy Springhorn, Ph.D. as non-executive director (Voting Proposal No. 5)

VI.	Designation of the Board as the competent body to issue ordinary shares and grant rights to subscribe for ordinary shares of the Company (Voting Proposal No. 6)
VII.	Reauthorization of the Board to exclude or limit preemptive rights upon the issuance of ordinary shares and granting of rights to subscribe for ordinary shares of the Company (Voting Proposal No. 7)
VIII.	Reauthorization of the Board to repurchase ordinary shares of the Company (Voting Proposal No. 8)
IX.	Appointment of KPMG Accountants N.V. as external auditors of the Company for the fiscal year 2025 (Voting Proposal No. 9)
X.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers (Voting Proposal No. 10)
XI.

Approval of the amendment and restatement of the Company’s 2014 Share Incentive Plan (the “2014 Plan”), which increases the number of authorized shares under the 2014 Plan, and authorization of the Board to issue ordinary shares and grant rights to subscribe for ordinary shares pursuant to the 2014 Plan (Voting Proposal No. 11)

XII.	Any other business that may properly come before the meeting or any adjournment of the meeting
XIII.	Closing

Our Board recommends that you vote “FOR” each of the voting proposals noted above.

Several of the agenda items above are presented to the 2025 Annual Meeting because the Company is organized under the laws of the Netherlands. Several matters that are within the authority of the Board under the corporate laws of most U.S. states require shareholder approval under Dutch law. Additionally, Dutch corporate governance provisions require certain discussion topics for an annual general meeting of shareholders upon which shareholders do not vote.

The Board has fixed the close of business Central European Summer Time on May 14, 2025 as the record date for the 2025 Annual Meeting and, therefore, only shareholders of record (“Registered Shareholders”) at the close of business

Central European Summer Time on May 14, 2025 are entitled to receive this notice and to vote at the 2025 Annual Meeting and any adjournment thereof.

Only Registered Shareholders who have given notice in writing to the Company by 12:00 p.m. Central European Summer Time on June 10, 2025 of their intention to attend the 2025 Annual Meeting are entitled to attend the 2025 Annual Meeting in person. The conditions for attendance at the 2025 Annual Meeting are as follows:

o	Registered Shareholders must (i) notify the Company by 12:00 p.m. Central European Summer Time on June 10, 2025 of their intention to attend the 2025 Annual Meeting by submitting their name and the number of registered shares held by them through the Company’s email address at investors@uniQure.com and (ii) bring a form of personal picture identification to the 2025 Annual Meeting; and
o	Holders of shares held in street name (“Beneficial Holders”) must have their financial intermediary, agent or broker with whom the shares are on deposit issue a proxy to them that confirms they are authorized to take part in and vote at the 2025 Annual Meeting. These Beneficial Holders must (i) notify the Company of their intention to attend the 2025 Annual Meeting by submitting their name and the number of shares beneficially owned by them through the Company’s email address at investors@uniQure.com no later than 12:00 p.m. Central European Time on June 10, 2025, (ii) bring an account statement or a letter from the record holder indicating that the Beneficial Holder owned the shares as of the record date to the 2025 Annual Meeting, (iii) bring the proxy issued to them by their financial intermediary to the 2025 Annual Meeting and (iv) bring a form of personal picture identification to the 2025 Annual Meeting.

A proxy statement more fully describing the matters to be considered at the 2025 Annual Meeting (the “Proxy Statement”) is attached to this notice. Copies of our Annual Report on Form 10-K (the “Annual Report”), including our financial statements and notes thereto, as filed with the U.S. Securities and Exchange Commission, accompany this notice but are not deemed to be part of the Proxy Statement.

We have opted to use the “Notice and Access” method of posting the proxy materials online instead of mailing printed copies. We believe that this process will provide you with a more convenient and quicker way to access the proxy materials, and to authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Registered Shareholders will not receive paper copies of the proxy materials unless they request them. Instead, this notice, which has been (or will be) mailed to our Registered Shareholders, provides instructions regarding how you may access or request all of the proxy materials by telephone or email. This notice also instructs you how to vote your shares online. If you prefer to receive a paper or email copy of the proxy materials, you should follow the instructions for requesting such materials printed herein. All proxy materials are on a publicly accessible website. These materials are available free of charge at www.edocumentview.com/QURE.

Our 2024 Dutch Statutory Annual Accounts (jaarrekening 2024) and our 2024 Dutch Statutory Board Report (bestuursverslag 2024) are available on our website at www.uniqure.com/investors-media/sec-filings.

The 2025 Annual Meeting is an important event in our corporate calendar and provides an opportunity to engage with shareholders and for shareholders to pass the necessary resolutions for the conduct of the business and affairs of the Company.

Whether or not you plan to attend the 2025 Annual Meeting in person, please vote online prior to the 2025 Annual Meeting. You also may vote by telephone or by submitting a proxy card by mail prior to the 2025 Annual Meeting. If your shares are held in street name, you will receive instructions from your broker or other nominee explaining how to vote your shares, and you also may have the choice of instructing the record holder as to the voting of your shares by proxy, over the Internet or by telephone. Follow the instructions on the voting instruction form you receive from your broker or other nominee. If you are submitting a proxy card by mail, you do not need to affix postage to the enclosed reply envelope if you mail it within the United States.

All Shareholders are extended an invitation to attend the 2025 Annual Meeting.

By Order of the Board of Directors,

Matthew Kapusta
Chief Executive Officer and Executive Director

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual General Meeting of
Shareholders to Be Held on June 11, 2025

The Proxy Statement, Proxy Card and our Annual Report on Form 10-K are available at
www.edocumentview.com/QURE
and, together with our 2024 Dutch Statutory Annual Accounts and our 2024 Dutch Statutory Board Report, on our website at www.uniqure.com.

1.	NOTE REGARDING FORWARD-LOOKING STATEMENTS	1

2.	PROXY STATEMENT FOR THE 2024 ANNUAL GENERAL MEETING OF SHAREHOLDERS	2

3.	QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING	2

4.	AGENDA ITEM IV - VOTING PROPOSAL NO. 1 - ADOPTION OF THE 2024 DUTCH STATUTORY ANNUAL ACCOUNTS AND TREATMENT OF THE RESULTS	8

5.	AGENDA ITEM V - VOTING PROPOSAL NO. 2 - DISCHARGE OF LIABILITY OF THE MEMBERS OF THE BOARD OF DIRECTORS	9

6.	AGENDA ITEM VI - VOTING PROPOSAL NO. 3, NO. 4 & 5 — REAPPOINTMENTS OF NON-EXECUTIVE DIRECTORS	10

7.	AGENDA ITEM VII - VOTING PROPOSAL NO. 6 — AUTHORIZATION OF THE BOARD TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES	13

8.	AGENDA ITEM VIII - VOTING PROPOSAL NO. 7 — AUTHORIZATION OF THE BOARD TO EXCLUDE OR LIMIT PREEMPTIVE RIGHTS UPON THE ISSUANCE OF ORDINARY SHARES AND GRANTING OF RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES	15

9.	AGENDA ITEM IX - VOTING PROPOSAL NO. 8 — REAUTHORIZATION OF THE BOARD TO REPURCHASE ORDINARY SHARES	16

10.	AGENDA ITEM X - VOTING PROPOSAL NO. 9 — APPOINTMENT OF KPMG ACCOUNTANTS N.V. AS EXTERNAL AUDITORS OF THE COMPANY FOR THE FINANCIAL YEAR 2024	18

11.	REPORT OF THE AUDIT COMMITTEE	17

12.	AGENDA ITEM XI - VOTING PROPOSAL NO. 10 — APPROVAL, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF THE COMPANY	20

13.	AGENDA ITEM XII - VOTING PROPOSAL NO. 11 — AMENDMENT TO THE 2014 PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE 2014 PLAN AND AUTHORIZATION OF THE BOARD TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES PURSUANT TO THE 2014 PLAN	21

14.	CORPORATE GOVERNANCE	32

15.	CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS	41

16.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	43

17.	COMPENSATION COMMITTEE REPORT	46

18.	COMPENSATION DISCUSSION & ANALYSIS	47

19.	SUMMARY COMPENSATION TABLE	69

20.	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2024	71

21.	GRANTS OF PLAN-BASED AWARDS FOR 2024	73

22.	OPTION EXERCISES AND STOCK VESTED IN 2024	75

23.	DIRECTOR COMPENSATION	83

24.	DIRECTOR COMPENSATION TABLE	84

25.	GENERAL MATTERS	85

26.	APPENDIX A	A-1

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in the following Proxy Statement for the 2025 Annual General Meeting of Shareholders are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are subject to the safe harbor created by those sections.

Forward-looking statements are based on our current assumptions, projections and expectations of future events, and are generally identified by words such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions, or the negatives thereof, or future dates. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. The most significant factors known to us that could materially adversely affect our business, operations, industry, financial position or future financial performance are described in “Part I, Item 1A, Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (“Annual Report”) filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2025.

You should not place undue reliance on any forward-looking statement, which speaks only as of the date made, and should recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described in our Annual Report, including in “Part I, Item 1A. Risk Factors,” as well as others that we may consider immaterial or do not anticipate at this time. The risks and uncertainties described in our Annual Report are not exclusive and further information concerning our company and our business, including factors that could materially affect our operating results or financial condition, may emerge from time to time. We undertake no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with or furnish to the SEC.

uniQure N.V.

Paasheuvelweg 25a

1105 BP Amsterdam

The Netherlands

PROXY STATEMENT

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on June 11, 2025, at 9:00 a.m., Central European Summer Time

This proxy statement (the “Proxy Statement”), which includes the explanatory notes to the agenda for the 2025 Annual General Meeting of Shareholders (the “2025 Annual Meeting”) and the accompanying proxy card, are being furnished with respect to the solicitation of proxies by the Board of Directors (the “Board”) of uniQure N.V., a public company with limited liability (naamloze vennootschap) under the laws of the Netherlands (the “Company,” “uniQure,” “our” or “we”), for the 2025 Annual Meeting. The 2025 Annual Meeting will be held at 9:00 a.m., Central European Summer Time on June 11, 2025, and at any adjournment thereof, at the Company’s principal executive offices located at Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands.

The approximate date on which the Notice of Internet Availability of Proxy Materials is first being sent or given to the Company’s shareholders (each a “Shareholder” and collectively, the “Shareholders”) is May 15, 2025.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2025 ANNUAL MEETING

Why did I receive these Proxy Materials?

We are providing these proxy materials to you in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting.

What am I voting on and how does the Board recommend I vote?

You will be voting on the following proposals. After careful consideration, the Board unanimously recommends that Registered Shareholders vote as follows:

(1)	Voting Proposal No. 1: “FOR” adoption of the 2024 Dutch Statutory Annual Accounts.
(2)	Voting Proposal No. 2: “FOR” discharge of liability of the members of the Board.
(3)	Voting Proposal No. 3: “FOR” reappointment of Robert Gut, M.D., Ph.D. as non-executive director.
(4)	Voting Proposal No. 4: “FOR” reappointment of Matthew Kapusta as executive director.
(5)	Voting Proposal No. 5: “FOR” reappointment of Jeremy Springhorn, Ph.D. as non-executive director.
(6)	Voting Proposal No. 6: “FOR” authorization of the Board to issue Ordinary Shares and grant rights to subscribe for Ordinary Shares.
(7)	Voting Proposal No. 7: “FOR” authorization of the Board to exclude or limit preemptive rights upon the issuance of Ordinary Shares and granting of rights to subscribe for Ordinary Shares.
(8)	Voting Proposal No. 8: “FOR” reauthorization of the Board to repurchase Ordinary Shares.
(9)	Voting Proposal No. 9: “FOR” appointment of KPMG Accountants N.V. as external auditors of the Company for the financial year 2025.
(10)	Voting Proposal No. 10: “FOR” approval, on an advisory basis, of the compensation of the named executive officers of the Company.

(11)	Voting Proposal No. 11: “FOR” the amendment and restatement of the 2014 Plan to increase the number of shares available for issuance under the 2014 Plan and authorization of the Board to issue ordinary shares and grant rights to subscribe for ordinary shares pursuant to the 2014 Plan.

Who may vote at the 2025 Annual Meeting?

If you are a holder of record of our ordinary shares (“Ordinary Shares”) or if you hold Ordinary Shares in street name at the close of business Eastern Time on May 14, 2025 (the “Record Date”) you are entitled to receive notice of and to vote at the 2025 Annual Meeting and any adjournment thereof. We expect that we will have approximately 54,775,650 Ordinary Shares outstanding as of the Record Date. We have no other securities entitled to vote at the 2025 Annual Meeting. Each Ordinary Share is entitled to one vote on each voting proposal. There is no cumulative voting.

What are the quorum requirements for the 2025 Annual Meeting?

Under the Company’s articles of association (the “Articles of Association”), the presence at the 2025 Annual Meeting of one-third of the issued share capital, present in person or represented by proxy, is required for a quorum.

What if a quorum is not present at the 2025 Annual General Meeting?

If the required quorum - being the representation of more than one-third of the issued share capital - is not present at the Annual General Meeting, then no valid resolutions can be adopted on the agenda items. In such case, a new meeting shall be convened in accordance with applicable law and the Company’s Articles of Association.

What vote is required for the approval of each proposal at the 2025 Annual Meeting?

Voting Proposals No. 1, 2, 6 & 8-11: Each matter proposed by the Board, other than the proposals for the reappointment of non-executive and executive directors (Voting Proposals No. 3, 4 and 5) and the authorization of the Board to exclude or limit preemptive rights upon the issuance of Ordinary Shares and granting of rights to subscribe for Ordinary Shares (Voting Proposal No. 7), shall be adopted by a simple majority of the Ordinary Shares present in person or represented by proxy at the 2025 Annual Meeting and entitled to vote. Abstentions, “blank votes”, “broker non-votes” and invalid votes are not considered votes cast.

Voting Proposals No. 3, 4 & 5: Executive directors and non-executive directors are appointed by the general meeting from a binding nomination by the non-executive directors. The proposed candidate specified in the binding nomination will be appointed, provided that the requisite quorum is present or represented by proxy at the 2025 Annual Meeting, unless the nomination is overruled by the general meeting (which resolution requires a majority of at least two-thirds of the votes cast, provided that such majority represents more than half of the issued share capital), in which case he or she will not be appointed. Abstentions, “blank votes”, “broker non-votes” and invalid votes are not considered votes cast.

Voting Proposal No. 7: If less than half of the issued capital is represented, the authorization of the Board to exclude or limit preemptive rights upon the issuance of Ordinary Shares and granting of rights to subscribe for Ordinary Shares can only be adopted by a majority of at least two-thirds of the votes cast. If more than half of the issued capital is represented, a simple majority is sufficient to adopt this proposal.

What is the difference between being a holder of record of Ordinary Shares and holding Ordinary Shares in “street name”?

A holder of record holds Ordinary Shares in his or her name. Ordinary Shares held in “street name” means Ordinary Shares that are held in the name of a bank or broker on a person’s behalf.

Am I entitled to vote if my Ordinary Shares are held in “street name”?

Yes. If your Ordinary Shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those Ordinary Shares held in “street name.” If your Ordinary Shares are held in street name, these proxy materials will be provided to you by your bank or brokerage firm, along with a voting instruction card. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions.

How can I vote my Ordinary Shares?

If you are a record holder of Ordinary Shares at the close of business on the Record Date, you may vote as follows:

●	By Internet. Access the website of the Company’s tabulator, Computershare, at: www.investorvote.com/QURE, using the voter control number printed on the furnished proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your Internet vote cannot be completed, and you will receive an error message. If you vote on the Internet, you also may request electronic delivery of future proxy materials.
●	By Telephone. Call 1-800-652-8683 toll-free from the U.S., U.S. territories and Canada and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed. You must have the control number that is included on the proxy card when voting.
●	By Mail. If you receive a proxy card by mail, complete and mail a proxy card in the enclosed postage prepaid envelope to the address provided. Your shares will be voted in accordance with your instructions. If you are mailed or otherwise receive or obtain a proxy card, and you choose to vote by telephone or by Internet, you do not have to return your proxy card.
●	In Person at the Meeting. If you attend the 2025 Annual Meeting, be sure you have given notice in writing to the Company by 12:00 p.m. Central European Summer Time on June 10, 2025 and bring a form of personal picture identification with you. Directions to the 2025 Annual Meeting are available by contacting Investor Relations at uniQure N.V., Paasheuvelweg 25a, 1105BP Amsterdam, the Netherlands, telephone number +1-339-970-7000, email investors@uniQure.com. Failure to comply with these requirements may preclude you from being admitted to the 2025 Annual Meeting.

If Ordinary Shares are held in street name at the close of business on the Record Date, you may vote:

●	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by Internet or telephone.
●	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.
●	In Person at the Meeting. If you attend the meeting, in addition to picture identification, you should bring an account statement or a letter from the record holder indicating that you owned the shares and the number of shares as of the record date, and contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. Failure to comply with these requirements may preclude you from being admitted to the 2025 Annual Meeting.

Please ensure that you vote in advance of the 2025 Annual Meeting by Internet, by telephone or by mail, in accordance with the instructions above. To be sure that your vote will be received in time (and no later than 9:59 p.m. Central European Summer Time on June 10, 2025), please cast your vote by your choice of available means at your earliest convenience. Even if you plan to attend the 2025 Annual Meeting in person, we encourage you to vote your shares by Internet or by telephone.

Can I change my vote?

Even if you cast your vote by executing and delivering your proxy card, you retain the right to revoke and change your vote prior to the 2025 Annual Meeting. If you are a record holder of Ordinary Shares at the close of business on the Record Date, you may change your vote by doing any one of the following:

(1)

Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 9:59 p.m., Central European Summer Time on June 10, 2025.

(2)

You must notify us of your intention to revoke your proxy no later than 12:00 p.m. Central European Summer Time on June 10, 2025. Such revocation may be effected in writing by execution of a subsequently dated proxy, or by a written notice of revocation, sent to the attention of Investor Relations at the address of our principal executive offices set forth above.

(3)	Attend the 2025 Annual Meeting in person and vote as instructed above.

If your Ordinary Shares are held in street name, you may submit new voting instructions by contacting your broker or other nominee. You may also attend the 2025 Annual Meeting in person and vote as instructed above.

Unless so revoked, the Ordinary Shares represented by a proxy, if received in time, will be voted in accordance with the directions given therein.

If the 2025 Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the 2025 Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the 2025 Annual Meeting (except for any proxies that have at that time effectively been revoked or withdrawn).

How do I vote by proxy?

The Ordinary Shares represented by any proxy duly given will be voted at the 2025 Annual Meeting in accordance with the instructions of the Shareholder. You may vote “FOR” or “AGAINST” or “ABSTAIN” from each of the voting proposals.

What does it mean to “ABSTAIN” from a vote?

An “abstention” represents a shareholder’s affirmative choice to decline to vote on a proposal.

What happens if I do not vote or if I return a proxy card or otherwise vote without giving specific voting instructions?

If you do not vote by submitting your proxy card, by telephone, by mail or e-mail, through the Internet or by voting in person at the 2025 Annual Meeting, your Ordinary Shares will not be voted. A failure to vote will have no effect on the proposals, assuming a quorum is present, and will not count for purposes of determining whether a quorum is present or for the purpose of determining the number of votes cast.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your Ordinary Shares will be voted in accordance with the recommendations of the Board and you will be deemed to have instructed your Ordinary Shares to be voted accordingly.

If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

If you hold your shares in street name, your broker, bank, trust company or other nominee cannot vote your Ordinary Shares on non-routine matters, such as the appointment of our directors, without instructions from you. You should therefore instruct your broker, bank, trust company or other nominee as to how to vote your shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee.

If you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy with respect to a proposal that is a non-routine matter, this will be considered to be a “broker non-vote” and your Ordinary Shares will not be counted for purposes of determining the presence of a quorum with respect to that proposal. However, your broker, bank, or trust company is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, without instructions from the beneficial owner of those Ordinary Shares, in which case your Ordinary Shares will count for purposes of determining whether a quorum is present with respect to that proposal.

Beneficial owners of Ordinary Shares held through a broker, bank, trust company or other nominee may not vote the underlying shares at the Annual Meeting, unless they first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your shares.

What are Broker Non-votes?

“Broker non-votes” are shares represented at the 2025 Annual Meeting held by brokers, bankers, or other nominees (i.e., in “street name”) that are not voted on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Generally, brokerage firms may vote to ratify the selection of independent auditors and on other “discretionary” or “routine” items. In contrast, brokerage firms may not vote to appoint directors, because those proposals are considered “non-discretionary” items. Accordingly, if you do not instruct your broker how to vote your Ordinary Shares on “non-discretionary” matters, your broker will not be permitted to vote your Ordinary Shares on these matters.

What are the costs of the solicitation of proxies?

We will pay the cost of soliciting proxies. Our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials as I have in the past?

We have opted to use the “Notice and Access” method of posting the proxy materials online instead of mailing printed copies. We believe that this process will provide you with a convenient and quick way to access the proxy materials, including this Proxy Statement and our Annual Report, and to authorize a proxy to vote your Ordinary Shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the notice provides instructions regarding how you may access or request all of the proxy materials by telephone or email. The notice also instructs you how to vote your Ordinary Shares online. If you prefer to receive a paper or email copy of the proxy materials, you should follow the instructions for requesting such materials printed on the notice.

How are votes counted?

Computershare will tabulate the votes submitted by proxy prior to the cut-off time as described in this Proxy Statement. Rutgers & Posch, our Dutch legal counsel, will tabulate the votes validly cast at the 2025 Annual General Meeting by those present at the meeting, if any. These tabulations will be provided to the Company.

Where can I find the voting results?

The preliminary voting results will be announced at the 2025 Annual Meeting. The final results will be disclosed in a Current Report on Form 8-K, which we intend to file with the SEC after the 2025 Annual Meeting.

VOTING PROPOSAL NO. 1

ADOPTION OF THE 2024 DUTCH STATUTORY ANNUAL ACCOUNTS AND TREATMENT OF THE RESULTS

As a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, we are required by both Dutch law and our Articles of Association to prepare the Dutch statutory annual accounts and submit them to our Shareholders for adoption. Our 2024 Dutch statutory annual accounts include our consolidated financial statements for the year ended December 31, 2024, for the uniQure N.V. group, which are comprised of the consolidated statements of financial position, consolidated statements of profit and loss and other comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows with explanatory notes thereto prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union, as well as stand-alone Company-only financial statements of uniQure N.V. for the fiscal year ended December 31, 2024, comprising uniQure N.V.’s Company-only statement of financial position and the Company-only statement of profit and loss with explanatory notes thereto prepared in accordance with Book 2 of the Dutch Civil Code (together, the “2024 Dutch Statutory Annual Accounts”).

Our 2024 Dutch Statutory Annual Accounts differ from the consolidated financial statements contained in our Annual Report, which was prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), and filed with the SEC. Our 2024 Dutch Statutory Annual Accounts contain some disclosures that are not required under U.S. GAAP and that are therefore not contained in our Annual Report.

A copy of our 2024 Dutch Statutory Annual Accounts are available on our website at www.uniqure.com or may be obtained by contacting Investor Relations at investors@uniQure.com or by telephone at +1-339-970-7000.

Due to the international nature of our business and pursuant to a prior shareholder authorization, our 2024 Dutch Statutory Annual Accounts have been prepared in the English language.

VOTE REQUIRED

This proposal requires a simple majority of votes cast in favor of the proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

BOARD RECOMMENDATION

The Board unanimously recommends that shareholders vote “FOR” the adoption of our 2024 Dutch Statutory Annual Accounts.

VOTING PROPOSAL NO. 2
DISCHARGE OF LIABILITY OF THE MEMBERS OF THE BOARD OF DIRECTORS

At the 2025 Annual Meeting, as is customary for companies organized under Dutch Law, our Registered Shareholders will be asked to release each member of our Board in office during the fiscal year ended December 31, 2024 from liability with respect to the exercise of their respective duties during that year.

The scope of this release from liability extends to the exercise of the respective duties of the Board members insofar as these are reflected in our 2024 Dutch Statutory Annual Accounts, our Dutch statutory Board report for the fiscal year ended December 31, 2024 (the “2024 Dutch Statutory Board Report”) or otherwise disclosed to the 2025 Annual Meeting. Therefore, this release does not apply to matters that were not previously disclosed to our Shareholders. This release is also subject to the provisions of Dutch law relating to directors’ liability in the event of bankruptcy (faillissement), suspension of payments (surséance van betaling), or a restructuring under the Act on the Confirmation of Private Restructuring Plans (herstructurering onder de Wet Homologatie Onderhands Akkoord or WHOA).

VOTE REQUIRED

This proposal requires a simple majority of votes cast in favor of the proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

BOARD RECOMMENDATION

The Board unanimously recommends that shareholders vote “FOR” the grant of discharge of liability of the members of the Board in office during the fiscal year ended December 31, 2024 for the management and conducted policy during our fiscal year ended December 31, 2024 insofar as the exercise of such duties is reflected in the 2024 Dutch Statutory Annual Accounts and the 2024 Dutch Statutory Board Report or otherwise disclosed at the 2025 Annual Meeting.

VOTING PROPOSALS NO. 3, 4 & 5
REAPPOINTMENTS OF DIRECTORS

The Board is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. It selects the Company’s senior management, delegates authority for the conduct of the Company’s day-to-day operations to those senior managers and monitors their performance. Members of the Board are kept informed of the Company’s business by, among other things, participating in Board and Committee meetings, attending certain meetings with senior and other management of the Company, and reviewing analyses and reports provided to them.

The Board is currently made up of eight directors. The terms of office of one executive director, Matthew Kapusta, and one non-executive director, Robert Gut, are scheduled to expire on the date of the 2025 Annual Meeting. The terms of office for four non-executive directors, Madhavan Balachandran, Jack Kaye, Leonard Post, and Jeremy Springhorn, are scheduled to expire on the date of the 2026 annual meeting of shareholders. The terms of office for two non-executive directors, Rachelle Jacques and David Meek, are scheduled to expire on the date of the 2027 annual meeting of shareholders. Under our Articles of Association, all directors hold office for a maximum term of four years. However, the current practice of the Board is to nominate all directors, both executive and non-executive, for three-year terms of office. The Board has implemented staggered terms to provide for a retirement schedule as required by our Articles of Association.

Nominees for Reappointment

The Board has nominated each of Robert Gut, Matthew Kapusta and Jeremy Springhorn for reappointment to the Board at the 2025 Annual Meeting, each to serve as a non-executive director, except in the case of Mr. Kapusta who will serve as an executive director, until the 2028 annual general meeting of shareholders or until his death, resignation, suspension, or dismissal. Each of Robert Gut, Matthew Kapusta and Jeremy Springhorn have consented to being named in this Proxy Statement and to continue to serve, if appointed, as a member of the Board. The Board has elected to nominate Dr. Springhorn prior to the expiration of his current term at the 2026 annual general meeting of shareholders in order to more evenly distribute the current directorate across the three classes, to allow for the orderly re-nomination of directors at subsequent general meetings.

The name, position with the Company and age as of the Record Date of each individual who is our nominee for reappointment as a director is:

Name	Age	Position	Director since
Robert Gut	60	Non-Executive Director	2018
Matthew Kapusta	52	Executive Director	2018
Jeremy Springhorn	62	Non-Executive Director	2017

ROBERT GUT, M.D., PH.D. has served as a Non-Executive Director on our Board since June 2022. Dr. Gut first joined our Board in June 2018 and previously served as both a Non-Executive and an Executive Director, having served as our Chief Medical Officer from August 2018 until October 2020. As our Chief Medical Officer, Dr. Gut led clinical development, clinical operation, and medical team activities that successfully initiated and executed our HOPE-B pivotal trial of etranacogene dezaparvovec for hemophilia B and our Phase 1/2 clinical trial of AMT 130 for the treatment of Huntington’s disease. In October 2020, he resigned as Chief Medical Officer and as Executive Director (because under Dutch law, our Executive Directors must hold an executive position with the Company). In December 2020, he was reappointed to the Board as a Non-Executive Director. Dr. Gut has more than 25 years of experience in the biopharmaceutical industry-leading, clinical development, and medical affairs activities in rare disorders and other therapeutic areas. For most of his career, Dr. Gut worked at Novo Nordisk Inc. (NYSE: NVO), where he headed the company’s U.S. Biopharm Medical organization with leading products in hemophilia, endocrinology, and women’s health (NovoSeven®, Norditropin®, and Vagifem®), totaling approximately $1.6 billion in U.S. revenue. Over his career, Dr. Gut has worked on many INDs and BLAs submissions, early-stage and late-stage drug development. He helped to achieve 11 different FDA and EMA approvals and the successful launches of those products overseeing medical activities, including medical science liaisons and health economics and outcomes teams building. He has also served for the FDA’s Center for Drug Evaluation and Research as a member of the Advisory Committees for

Reproductive Health Drugs and Drug Safety and Risk Management. Dr. Gut was the Chief Medical Officer of Versartis, Inc. in 2017. He received his Doctor of Medicine degree from the Medical University of Lublin and his Doctorate from the Lublin Institute of Medicine, Poland. He attended numerous postgraduate programs at Wharton, Stanford, and Harvard Business School. We believe Dr. Gut is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

MATTHEW KAPUSTA has served as our Chief Executive Officer since December 2016 and currently serves on our Board. Mr. Kapusta also served as our Chief Financial Officer from January 2015 until June 2021. Mr. Kapusta also serves as a member of the Board of Directors and Executive Committee of the Alliance of Regenerative Medicine. Prior to joining uniQure, Mr. Kapusta held executive roles at AngioDynamics (Nasdaq: ANGO) from 2011 to 2015 and Smith & Nephew (NYSE: SNN) from 2009 to 2011. Mr. Kapusta’s career also includes more than a decade of investment banking experience focused on emerging life-sciences companies. Mr. Kapusta was Managing Director, Healthcare Investment Banking at Collins Stewart, and held various positions at Wells Fargo Securities, Robertson Stephens, and PaineWebber. In connection with the closing of the Lexington Transaction (as described in “Compensation Discussion & Analysis – Other Business Developments”), Mr. Kapusta has served as a member of the board of directors of Genezen, a private contract development and manufacturing organization, since July 2024, and previously served as a director of Decibel Therapeutics (Nasdaq: DBTX) from March 2023 to September 2023 prior to its acquisition by Regeneron Pharmaceuticals. Mr. Kapusta holds an MBA from New York University’s Stern School of Business, a B.B.A. from University of Michigan’s Ross School of Business and earned his C.P.A license while at Ernst & Young. We believe that Mr. Kapusta is qualified to serve as our Chief Executive Officer and as an Executive Director due to his broad expertise in the life science and finance industries.

JEREMY SPRINGHORN, PH.D. has served as a member of our Board since September 2017. Since April 2021, Dr. Springhorn has been Chief Executive Officer of Nido Biosciences, a developer of small molecule therapeutics. Prior to taking his position at Nido, Dr. Springhorn was Chief Business Officer of Syros Pharmaceuticals, Inc. (Nasdaq: SYRS) from November 2017 until April 2021. Prior to taking his position at Syros, Dr. Springhorn served as Partner, Corporate Development at Flagship Pioneering from March 2015 until June 2017 where he worked with VentureLabs in helping companies in various strategic and corporate development capacities, creating next generation startups, and working with Flagship’s Corporate Limited Partners. Prior to joining Flagship, Dr. Springhorn was one of the original scientists at Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) and was one of the original inventors of the drug Soliris®. At Alexion Pharmaceuticals, Dr. Springhorn was Vice President of Corporate Strategy and Business Development from 2006 until March 2015. Dr. Springhorn started at Alexion in 1992, where he served in various leadership roles in R&D before switching to Business Development in 2006. Prior to 1992, Dr. Springhorn received his Ph.D. from Louisiana State University Medical Center in New Orleans and his BA from Colby College. We believe Dr. Springhorn is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

If reappointed, the term of office for each of Dr. Gut, Mr. Kapusta and Dr. Springhorn will expire on the date of the 2028 annual general meeting of shareholders. We currently expect that Dr. Gut will continue to serve as a member of our Research & Development Committee, Mr. Kapusta will continue to serve as our Chief Executive Officer, and Dr. Springhorn will continue to serve as Chair of our Nominating & Corporate Governance Committee, and as a member of our Audit Committee. Pursuant to our Articles of Association, the Board plans to appoint any new committee members at the first meeting of the Board following the 2025 Annual Meeting, which is currently scheduled for June 11, 2025.

For information as to the Ordinary Shares held by Dr. Gut, Mr. Kapusta and Dr. Springhorn, see “Security Ownership of Certain Beneficial Owners and Management”.

There are no arrangements or understandings between the nominees, directors or executive officer and any other person pursuant to which our nominee, directors or executive officer have been selected for their respective positions. However, the Company has entered into indemnification agreements with its existing non-executive directors pursuant to which the Company agrees to indemnify such directors in certain circumstances.

VOTE REQUIRED

Under our Articles of Association and consistent with Dutch law, executive directors and non-executive directors are appointed by the general meeting from a binding nomination by the non-executive directors. The proposed candidate specified in the binding nomination shall be appointed, provided that the requisite quorum is represented by a proxy at the 2025 Annual Meeting, unless the nomination is overruled by the general meeting, which resolution requires at least a two-thirds majority of the votes cast at the 2025 Annual Meeting, provided that such majority represents at least half of the issued share capital. Each Ordinary Share confers the right to cast one vote at the 2025 Annual Meeting. Abstentions, “blank votes”, “broker non-votes” and invalid votes are not considered votes cast.

BOARD RECOMMENDATION

The Board unanimously recommends that you vote “FOR” each of the nominees for Non-Executive Director and Executive Director.

VOTING PROPOSAL NO. 6
AUTHORIZATION OF THE BOARD TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES

Under Dutch law and our Articles of Association, the general meeting of Shareholders may authorize our Board to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares for a specific period not exceeding five years. Our Shareholders have historically approved such authorizations, including at the 2024 annual general meeting of shareholders held on June 18, 2024 (the “2024 Annual Meeting”), for which our current authorization remains in place until December 18, 2025.

In this Voting Proposal No. 6, the Board is seeking authorization, for a period of 18 months following the date of the 2025 Annual Meeting, to issue Ordinary Shares and grant rights to subscribe for Ordinary shares for any legal purpose up to a maximum of 10,750,000 Ordinary Shares, which represents approximately 19.7% of our aggregate issued and outstanding share capital as of the date of this Proxy Statement.

Background

Many Nasdaq-listed companies are subject to Delaware law, which provides the board of directors (as opposed to shareholders) with the sole discretion and authority to approve issuances of the company’s capital stock, as long as the number of shares to be issued, together with those shares that are already issued and outstanding, do not exceed the authorized number of shares set forth in such company’s charter. However, as a company incorporated under the laws of the Netherlands, we are subject to more stringent legal requirements with regard to the authority of our Board to approve the issuance of our Ordinary Shares. Specifically, under our Articles of Association, the Board does not have the sole authority to issue Ordinary Shares and we are therefore required to seek the approval of our shareholders each time we wish to do so, unless our shareholders have delegated such authority to the Board at a general meeting.

For U.S.-listed companies subject to Dutch law, proposals of this nature seeking to delegate authority to the board of directors to issue ordinary shares, with certain limitations, are consistent with market practice and are often a recurring agenda item at annual meetings of shareholders, as has been the case historically for us. At each annual general meeting of shareholders held following the date of our initial public offering in 2014 through 2024, with the exception of the 2023 annual general meeting of shareholders, our shareholders have approved the authorization of our Board to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares. Since the authorization approved at the 2024 Annual Meeting will expire on December 18, 2025, we are seeking the same authorization at the 2025 Annual Meeting.

Approval of Voting Proposal No. 6 would authorize our Board to issue Ordinary Shares and grant subscription rights up to a maximum of 10,750,000 Ordinary Shares (or approximately 19.7% of our aggregate issued and outstanding share capital as of the date of this Proxy Statement).

Reasons for the Share Authorization

We recognize that issuing equity is dilutive to shareholders. However, approval of Voting Proposal No. 6 will support our ability to raise additional capital through equity offerings and to effect strategic transactions by providing our Board with the flexibility to issue and grant rights to subscribe for Ordinary Shares, to the extent the Board deems such issuances and transactions in the interest of the Company and its stakeholders. The funds we receive through the sale of Ordinary Shares, subject to satisfactory market conditions to limit the dilutive effect to existing shareholders, are essential to advance our product pipeline and drive value for uniQure stakeholders. In early 2025 we issued approximately 5.1 million Ordinary Shares in a follow-on public equity offering, raising aggregate net proceeds of $80.7 million, after deducting underwriting discounts and commissions and other offering expenses, intended to fund the submission of a Biologics License Application for AMT-130, our Huntington’s disease program, preparations for the commercial launch of AMT-130 in the United States, the further development of our other clinical product candidates and other initiatives.

If this Voting Proposal No. 6 is approved, we may issue Ordinary Shares or grant rights to subscribe for Ordinary Shares as part of future equity financings to raise capital to fund our business (subject to satisfactory market conditions), as a component of other strategic transactions, or for such other purposes as our Board may reasonably determine, in each case with limited delay and without the expense of holding an extraordinary general meeting of shareholders. Opportunities to raise capital through equity offerings and to execute on strategic transactions can arise under circumstances requiring prompt action, and the likelihood of the successful execution of such transactions could be materially reduced if such transactions require the approval of our shareholders at an extraordinary general meeting, which could require up to eight weeks of preparation.

The Board believes that it is advisable and in the best interest of the Company and its stakeholders to provide this authorization for general purposes in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue financing opportunities or strategic transactions. The terms of any future issuance of Ordinary Shares or grant or rights to subscribe for Ordinary Shares will depend largely upon market and financial conditions, the nature and terms of any prospective transaction, and other factors existing at the time of issuance.

VOTE REQUIRED

This proposal requires a simple majority of votes cast in favor of the proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

BOARD RECOMMENDATION

The Board unanimously recommends that Shareholders vote “FOR” the authorization of the Board to issue Ordinary Shares and grant rights to subscribe for up to 10,750,000 Ordinary Shares a period of 18 months following the date of the 2025 Annual Meeting.

VOTING PROPOSAL NO. 7
AUTHORIZATION OF THE BOARD TO EXCLUDE OR LIMIT PREEMPTIVE

RIGHTS UPON THE ISSUANCE OF ORDINARY SHARES AND GRANTING OF RIGHTS TO

SUBSCRIBE FOR ORDINARY SHARES

Under Dutch law, holders of our Ordinary Shares have a pro-rata pre-emptive right of subscription to any of our Ordinary Shares that are issued for cash, which entitles our shareholders to maintain their percentage ownership of our Ordinary Shares by buying a proportional number of any new Ordinary Shares that we may issue from time to time. However, Dutch law and our Articles of Association permit our shareholders to authorize our Board to exclude or limit these pre-emptive rights. This authorization may not continue for more than five years, but it may be given on a rolling basis.

At the 2024 Annual Meeting, our shareholders authorized our Board to restrict or exclude preemptive rights accruing to shareholders in connection with the issuance of Ordinary Shares or the granting of rights to subscribe for Ordinary Shares for a period of 18 months from the date of the meeting. This authorization is limited to 9,500,000 Ordinary Shares, and will expire on December 18, 2025.

At the 2025 Annual Meeting, we are asking our Shareholders to delegate authority to our Board to exclude or limit pre-emptive rights in relation to the issuance of our Ordinary Shares and the granting of rights to subscribe for our Ordinary Shares described in Voting Proposal No. 6, if approved. For the avoidance of doubt, this authorization to exclude or limit pre-emptive rights will be limited to the number of shares described in Voting Proposal No. 6 (10,750,000 Ordinary Shares, representing approximately 19.7% of our aggregate issued and outstanding share capital as of the date of this Proxy Statement) for a period of 18 months following the date of the 2025 Annual Meeting.

If our Shareholders do not delegate authority to our Board to limit or exclude preemptive rights on the terms set forth above, only the general meeting of shareholders would have the power to limit or exclude preemptive rights, meaning we would have to incur the expense and delay of convening an extraordinary meeting prior to any issuance of Ordinary Shares or grant of rights to subscribe for Ordinary Shares pursuant to the authority granted to our Board under Voting Proposal No. 6, if approved. Accordingly, the same justifications discussed in Voting Proposal No. 6 under “Reasons for the Share Authorization” apply in support of this Voting Proposal No. 7.

VOTE REQUIRED

The affirmative vote of a majority of our Ordinary Shares present in person or represented by proxy at the 2025 Annual Meeting and entitled to vote, or the affirmative vote of a two-thirds majority of our Ordinary Shares present in person or represented by proxy at the 2025 Annual Meeting and entitled to vote if only less than half of the issued share capital is so represented at the 2025 Annual Meeting, is required to approve this Voting Proposal No. 7. Abstentions and broker non-votes will have no effect on the outcome of this vote.

BOARD RECOMMENDATION

The Board unanimously recommends that Shareholders vote “FOR” the reauthorization of the Board to exclude or limit pre-emptive rights from time to time, up to the number of Ordinary Shares described in Voting Proposal No. 6, if approved, for a period of 18 months following the date of the 2025 Annual Meeting.

VOTING PROPOSAL NO. 8
REAUTHORIZATION OF THE BOARD TO REPURCHASE ORDINARY SHARES

At the 2025 Annual Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our Shareholders will be asked to authorize our Board to acquire the Company’s own fully paid-up Ordinary Shares up to a maximum of 10% of the issued share capital of the Company for a period of 18 months from the date of the 2025 Annual Meeting in open market purchases, through privately negotiated transactions, or by means of self-tender offer or offers, at prices per Ordinary Share ranging from the nominal value up to 110% of the market price per share at the time of the transaction. This authority to repurchase shares is similar to that afforded under state law to public companies domiciled in the United States. For purposes of this authorization, “market price” means the highest price officially quoted for the Ordinary Shares on any of the official stock markets on which the Ordinary Shares are listed during any of the thirty (30) banking days preceding the date the repurchase is effected or proposed. Our Ordinary Shares are currently listed on the Nasdaq Global Select Market. This authorization, if approved by our Shareholders, will supersede and replace the Board’s existing repurchase authorization approved by shareholders at the 2024 Annual Meeting.

Under Dutch law and our Articles of Association, our Board may, subject to certain exceptions, be authorized to repurchase our issued Ordinary Shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. The purpose of this Voting Proposal No. 8 is to allow us the flexibility to repurchase our Ordinary Shares without the expense of calling an extraordinary general meeting of shareholders if the Board believes such repurchases would be in the best interests of the company and its stakeholders. For example, to the extent our Board believes that our Ordinary Shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may represent an attractive investment for us. Such Ordinary Shares could be used for any valid corporate purpose, including use under our equity compensation plans, or for acquisitions, mergers, or similar transactions.

Our Board proposes that our Shareholders authorize our Board for an 18-month period from the date of the 2025 Annual Meeting to acquire the Company’s own fully paid-up Ordinary Shares up to a maximum of 10% of the issued share capital of the Company in open market purchases, through privately negotiated transactions or by means of self-tender offer or offers, at prices ranging from the nominal value up to 110% of the market price per share at the time of the transaction, within the limits set by Dutch law and our Articles of Association.

VOTE REQUIRED

This proposal requires a simple majority of votes cast in favor of the proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

BOARD RECOMMENDATION

The Board unanimously recommends that Shareholders vote “FOR” the authorization of the Board to repurchase fully paid-up Ordinary Shares up to 10% of the issued share capital for a period of 18 months from the date of the 2025 Annual Meeting.

REPORT OF THE AUDIT COMMITTEE

The report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

The Audit Committee of our Board (the “Audit Committee”) is responsible for assisting the Board in fulfilling its oversight responsibilities regarding the Company’s financial accounting and reporting processes, system of internal control, audit process, and process for monitoring compliance with laws and regulations.

Management of the Company has the primary responsibility for preparing the Company’s consolidated financial statements, as well as establishing and maintaining the integrity of the Company’s financial reporting process, accounting principles and internal controls. KPMG Accountants N.V., the Company’s independent registered public accounting firm for the 2024 financial year, was responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles.

In this context, the Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2024 with the Company’s management and KPMG Accountants N.V. To ensure independence, the Audit Committee met separately with KPMG Accountants N.V. and members of the Company’s management. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the PCAOB requiring independent registered public accounting firms to annually disclose in writing all relationships that, in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and to engage in a discussion of independence, and it has discussed with KPMG Accountants N.V. its independence from the Company.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the Securities and Exchange Commission.

The Audit Committee,

/s/ Jack Kaye
Jack Kaye, Chair

/s/ Rachelle Jacques
Rachelle Jacques

/s/ Jeremy Springhorn
Jeremy Springhorn

VOTING PROPOSAL NO. 9
APPOINTMENT OF KPMG ACCOUNTANTS N.V. AS EXTERNAL AUDITORS OF

THE COMPANY FOR THE FINANCIAL YEAR 2024

For the fiscal year ending December 31, 2025, the Board has selected KPMG Accountants N.V. (“KPMG”) to serve as our auditor and independent registered public accounting firm who will (i) audit the Dutch statutory annual accounts to be prepared in accordance with IFRS and (ii) serve as our independent registered public accounting firm for purposes of reporting pursuant to U.S. law. As required by Dutch law, shareholder approval must be obtained for the selection of KPMG to serve as our auditor and independent registered public accounting firm.

KPMG has served as our independent registered public accounting firm since June 2019. The fees for the services provided to us by KPMG during the years ended December 31, 2024 and 2023 are described below under “Principal Accountant Fees and Services.” We expect that representatives of KPMG will be present at the 2025 Annual Meeting and will be available to answer appropriate questions. The representatives will also have the opportunity to make a statement if they desire to do so. KPMG’s report on the financial statements for the fiscal year ended December 31, 2024 contained in our Annual Report on Form 10-K, which is the only such report issued for these financial statements, does not contain an adverse opinion or a disclaimer of opinion, and it was not qualified or modified as to uncertainty, audit scope, or accounting principles.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. We do not believe that any relationships exist which would interfere with KPMG’s independence.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent registered public accounting firms. These services and fees are also reviewed by the Audit Committee on an annual basis. The following table shows the fees accrued by the Company for audit and other services provided by KPMG for the fiscal year ended December 31, 2024:

	2024	2023

	($ in thousands)
Audit Fees(1)	1,583	1,657
Audit-Related Fees(2)	210	121
Tax Fees	—	—
All Other Fees	—	—
Total	1,793	1,778

(1) Audit Fee consist of fees for professional services rendered in connection with the audit of our annual financial statements, management’s report on internal control over financial reporting, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.

(2) Audit-Related Fees const of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee, or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

VOTE REQUIRED

This proposal requires a simple majority of votes cast in favor of the proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

BOARD RECOMMENDATION

The Board unanimously recommends that you vote “FOR” the appointment of KPMG Accountants N.V. as the Company’s external auditors and independent registered public accounting firm for the financial year ending December 31, 2025.

VOTING PROPOSAL NO. 10
APPROVAL, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF THE COMPANY

In accordance with Section 14A of the Exchange Act, we are asking our Shareholders to approve, on a non-binding, advisory basis, the 2024 compensation paid to our named executive officers (“NEOs”) as disclosed in the Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

As described in detail under the section below captioned “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to align compensation metrics with our strategic imperatives, align the interests of management with our Shareholders, and attract and retain talented executives. We urge Shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement for additional details, including information about the fiscal year 2024 compensation of our NEOs.

In 2024, our executive compensation program rewarded financial, strategic and operational performance, and the achievement against pre-determined corporate goals selected by the Compensation Committee of our Board (the “Compensation Committee”) to support our long-range plans and shareholder value creation. In light of our achievement against our corporate goals for 2024, and the Compensation Committee's review of the performance of our NEOs, we believe that the compensation paid to our NEOs was appropriate.

Advisory Vote

We are seeking Shareholder approval, on an advisory basis, of the 2024 compensation of our NEOs as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this Proxy Statement.

Accordingly, the Board recommends that Shareholders vote “FOR” the following resolution at the 2025 Annual Meeting:

“RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement.”

Unless the Board determines otherwise, the next “say-on-pay” advisory vote will be held at the 2026 annual general meeting of shareholders.

VOTE REQUIRED

Although advisory and not binding, the Compensation Committee and the Board will consider the outcome of this vote on Voting Proposal No. 10 when considering future compensation arrangements for the Company’s NEOs.

BOARD RECOMMENDATION

The Board unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of the Named Executive Officers for 2024.

VOTING PROPOSAL NO. 11

AMENDMENT AND RESTATEMENT OF THE 2014 PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE 2014 PLAN AND

AUTHORIZATION OF THE BOARD TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES PURSUANT TO THE 2014 PLAN

The Company is committed to strong corporate governance and maximizing shareholder value. Equity-based compensation enables us to attract, motivate and retain talent in a competitive market to contribute to our success by aligning plan participants’ interests with those of our shareholders. Accordingly, the Board proposes that Shareholders approve an amendment and restatement of the Company’s 2014 Share Incentive Plan (the “2014 Plan”), to (1) increase the number of our ordinary shares (“Ordinary Shares”) reserved for issuance under the 2014 Plan by an additional 2,400,000 Ordinary Shares (the 2014 Plan after giving effect to the amendment and restatement being submitted for approval hereunder, the “Amended 2014 Plan”), (2) allow for incentive stock options to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), (3) meet the Nasdaq Global Select Market listing requirements, and (4) conform to good corporate governance. If approved by our Shareholders, the Amended Plan will be effective as of the date of the 2025 Annual Meeting (i.e., June 11, 2025, the “Amendment Effective Date”).

If approved by our Shareholders, following the Amendment Effective Date, the number of Ordinary Shares that will be available under the Amended 2014 Plan will be 12,329,536, which is equal to the sum of (i) 7,411,322 Ordinary Shares, which is the number of shares subject to outstanding awards under the 2014 Plan as of March 31, 2025 (assuming target performance of performance-based awards), plus (ii) 2,518,214 Ordinary Shares, which is the number of shares that remained available for awards under the 2014 Plan as of March 31, 2025 (assuming target performance of performance-based awards), plus (iii) an additional 2,400,000 Ordinary Shares. Awards granted under the 2014 Plan after March 31, 2025 and prior to the Amendment Effective Date will increase the number of shares subject to outstanding awards set forth in clause (i) and consequently reduce the number of shares remaining available for awards set forth in clause (ii). The Ordinary Shares subject to outstanding awards that are cancelled, terminated, expired, forfeited or otherwise lapse without being settled in shares prior to the Amendment Effective Date will also be available for the grant of awards under the Amended 2014 Plan.

The Amended 2014 also extends the term of the 2014 Plan from November 14, 2033 to June 10, 2035. No other changes to the 2014 Plan are proposed or recommended pursuant to this Voting Proposal No. 11. This summary is not intended to be complete and is qualified in its entirety by the full text of the Amended 2014 Plan, which is attached to this Proxy Statement as “Appendix A.”

Additionally, solely for purposes of compliance with Dutch law and our Articles of Association, the Board is also seeking authorization to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares pursuant to the Amended 2014 Plan for a term of 18 months from the date of the Amendment Effective Date. Finally, the Board proposes that, to the extent required, it will be designated as the competent body to exclude or limit pre-emptive rights in relation to the issuance of Ordinary Shares and the granting of rights to subscribe for Ordinary Shares that are required pursuant to the Amended 2014 Plan for a term of 18 months from the date of the Amendment Effective Date. For the avoidance of doubt, if this Voting Proposal No. 11 is not approved, the current authority of the Board to issue Ordinary Shares and grant rights to subscribe for Ordinary Shares under the 2014 Plan as approved at the 2024 Annual Meeting will not be impacted.

Background & Purpose

Equity-based compensation is a vital part of our compensation program for our employees, including our named executive officers, our non-employee directors and other service providers. The purpose of the Amended 2014 Plan is to advance the interests of our shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and its affiliates and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of our shareholders.

At the 2024 Annual Meeting our shareholders approved an amendment to the 2014 Plan to increase the number of Ordinary Shares reserved for issuance by an additional 1,500,000 shares. Such increase, along with the remaining Ordinary Shares available for future grant under the 2014 Plan (plus any shares that might be returned to the 2014 Plan as a result of future cancellations, terminations, expirations, forfeitures and lapses), is currently expected to be sufficient to fund our anticipated equity grants through December 31, 2025; however, the actual utilization of future incentive share grants will depend on several factors that include, but are not limited to, the future price of our Ordinary Shares, the mix of cash, options and full value awards provided as long-term incentive compensation, granting practices of our peer companies, our hiring activity and future promotions of Company personnel. We believe this share reserve is insufficient to meet our future needs with respect to attracting, retaining, and motivating key personnel in a competitive market. We recognize the dilutive impact of equity-based compensation on our shareholders and strive to balance that impact with our need to attract, motivate and retain talent. The Board and Compensation Committee worked with management and independent compensation consultants to determine the number of additional Ordinary Shares to be issued pursuant to the Amended 2014 Plan, which we believe is essential to our ability to offer competitive compensation packages to our employees. If we were unable to continue to grant equity-based awards, we may have to offer cash-based incentives to attract and retain talent, which could have a significant impact on our financial and operating results, negatively impact our competitive recruiting and retention advantage and reduce the alignment between our service providers and shareholders.

At the 2024 Annual Meeting, shareholders also authorized the Board to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares pursuant to the 2014 Plan and, to the extent required, to exclude or limit pre-emptive rights for a period up to 18 months. Shareholders are asked in this Voting Proposal No. 11 to specifically authorize the Board to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares and, to the extent required, to exclude or limit pre-emptive rights in relation to issuances of Ordinary Shares and grants of rights to subscribe for Ordinary Shares under the Amended 2014 Plan for a period up to 18 months following the Amendment Effective Date. For the avoidance of doubt, the requested authorization under this Voting Proposal No. 11, if approved, may only be used for the Amended 2014 Plan and not for any other purposes. If this Voting Proposal No. 11 is not approved, the current authority of the Board to issue Ordinary Shares and grant rights to subscribe for Ordinary Shares under the 2014 Plan will not be impacted.

If the Amended 2014 Plan is not approved, based on the awards we have outstanding as of March 31, 2025, we will have approximately 2,518,214 Ordinary Shares remaining and available for future grant under the 2014 Plan, assuming target performance of any performance-based awards (plus any shares that might be returned to the 2014 Plan as a result of future cancellations, terminations, expirations, forfeitures, and lapses and less any Ordinary Shares underlying awards granted under the 2014 Plan after March 31, 2025) and thereafter, we will have limited ability to grant additional equity incentives under the 2014 Plan. To ensure that we have sufficient equity plan capacity to compensate and incentivize our employees as we operate our business, the Board strongly recommends that our Shareholders approve the Amended 2014 Plan.

Key Considerations for Requesting Additional Shares Under the Amended 2014 Plan

Upon a review of the remaining shares available for grant under our 2014 Plan and the anticipated need for future equity award issuances, the Board approved the Amended 2014 Plan, subject to shareholder approval, to ensure that we have sufficient equity plan capacity to continue to provide our eligible employees and non-employee directors, consultants and advisors with appropriate share options, share appreciation rights, restricted share awards, restricted share units (including those subject to performance goals, “performance share units”) and other share-based incentives. With respect to the requested increase in Ordinary Shares available for issuance under the Amended 2014 Plan, the Board considered the following factors, which it believes promote best practices by reinforcing the alignment between equity compensation arrangements for our employees and non-employee directors, consultants and advisors and the interests of our shareholders:

●	Number of ordinary shares available for grant under the 2014 Plan: As of March 31, 2025, 2,518,214 Ordinary Shares remained reserved and available for future grants under the 2014 Plan (assuming target performance of performance-based awards). There are no shares available for grants under prior incentive plans.
●	Burn rate: In 2022, 2023 and 2024, the Company’s burn rate was approximately 5.3%, 3.9%, and 1.2% respectively, resulting in an average annual burn rate of 3.5% over the three-year period. The burn rate increased in 2022 based on the expansion of our workforce to support regulatory approvals and commercial manufacturing. Following the U.S. regulatory approval for HEMGENIX in the fourth quarter of 2022, the burn rate declined in 2023 and 2024. Based on the Company’s analysis of burn rates for peer companies, and feedback from independent specialists in executive compensation, the Company believes that its 2022–2024 burn rates are reasonably consistent with market practice.
●	Overhang: The Company’s overhang is defined as the total options, restricted share units and performance share units outstanding as a percentage of all Ordinary Shares outstanding. As of March 31, 2025, the Company had an overhang of 13.5%, comprised of options to purchase 5,283,396 shares, 1,956,748 restricted share units, 171,178 performance share units (assuming target performance) based on 54,729,000 Ordinary Shares outstanding as of the same date. Based on the Company’s analysis of overhang for peer companies, and feedback from independent compensation specialists, the Company believes that its overhang is reasonably consistent with market practice.

Summary of the Amended 2014 Plan

Pursuant to the Amended 2014 Plan, the Company may grant incentive share options, non-statutory share options, share appreciation rights, restricted share awards, restricted share units, performance share units and other share-based awards. This summary is not intended to be complete and is qualified in its entirety by the full text of the Amended 2014 Plan, which is attached to this Proxy Statement as “Appendix A.”

Administration

The Amended 2014 Plan will be administered by the Board. To the extent permitted by applicable law, the Board may delegate any or all of its administrative powers or authority to the Compensation Committee (or other committee) of the Board. For the purposes of the Amended 2014 Plan and this summary, references to the “Board” mean the Board or the Compensation Committee (or other committee), to the extent the Board has delegated its powers or authority under the Amended 2014 Plan.

The Board has discretion to determine the individuals to whom, and the time or times at which, awards may be granted under the Amended 2014 Plan, the number of Ordinary Shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the type of award, the manner in which such awards will vest, become exercisable or payable, the performance criteria, performance goals and other terms and conditions applicable to awards. The Board also has the authority to amend any outstanding option or other award, provided that no such action shall materially and adversely affect the rights of a participant. The Board also has the authority to adopt, amend, and repeal such administrative rules, guidelines and practices relating to the Amended 2014 Plan as it deems appropriate, construe and interpret the terms of the Amended 2014 Plan and any award agreements, correct any defect, and supply an omission or reconcile any inconsistency in the Amended 2014 Plan and any award agreement in the manner and to the extent the Board determines to be expedient. Because our officers and non-employee directors are eligible to receive grants under the Amended 2014 Plan, they may be deemed to have a personal interest in the approval of this Voting Proposal No. 11.

Subject to the change in control and adjustment provisions contained in the Amended 2014 Plan, the Board does not have the authority to reprice outstanding options without Shareholder approval.

Shares Subject to the Amended 2014 Plan

Subject to the adjustments described herein, the Amended 2014 Plan authorizes the issuance or transfer of up to 12,329,536 Ordinary Shares in the aggregate, which is equal to the sum of (i) 7,411,322, which is the number of Ordinary Shares subject to outstanding awards under the 2014 Plan as of March 31, 2025 (assuming target performance of performance-based awards), plus (ii) 2,518,214 Ordinary Shares, which is the number of shares that remained available for awards under the 2014 Plan as of March 31, 2025 (assuming target performance of performance-based awards), plus (iii) an additional 2,400,000 Ordinary Shares. The Ordinary Shares subject to outstanding awards granted under the 2014 Plan prior to the Amendment Effective Date that are cancelled, terminated, expired, forfeited or otherwise lapse without being settled in shares, as well as Ordinary Shares subject to such awards granted after the Amendment Effective Date, will be available for the grant of awards under the Amended 2014 Plan. The aggregate number of Ordinary Shares that may be issued or transferred under the Amended 2014 Plan pursuant to incentive share options may not exceed 4,918,214 Ordinary Shares.

The number of Ordinary Shares covered by share appreciation rights will be counted against the number of shares available for grant under the Amended 2014 Plan. However, if the Company grants a share appreciation right in tandem with an option for the same number of Ordinary Shares and provides that only one such award may be exercised, only the shares covered by the option, and not the shares covered by the tandem share appreciation right, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Amended 2014 Plan.

If any award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited or (ii) results in any Ordinary Shares not being issued, the unused Ordinary Shares covered by such award will again be available for grant under the Amended 2014 Plan.

Ordinary Shares delivered to the Company by a participant to (i) purchase Ordinary Shares upon the exercise of an award or (ii) satisfy tax withholding obligations with respect to awards will not be added back to the number of shares available for the future grant of awards under the Amended 2014 Plan. If we repurchase Ordinary Shares on the open market with the proceeds of the exercise price of awards, such shares will not be available for grant under the Amended 2014 Plan.

In connection with certain corporate transactions involving the Company, the Board may grant awards in substitution for any options or other shares or share-based awards granted by another applicable entity involved in the corporate transaction. Substitute awards may be granted on such terms as the Board deems appropriate, and such substitute awards will not count against the overall share limit under the Amended 2014 Plan, except as may be required by reason of Section 422 and related provisions of the Code.

Share Options

The Board may grant options to purchase Ordinary Shares and determine the number of Ordinary Shares to be covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option, including conditions relating to applicable securities laws, as it considers necessary or advisable. The Board may grant incentive share options, which are intended to qualify as incentive stock options under Section 422 of the Code, or non-qualified share options, which are not intended to qualify as incentive stock options. Incentive share options can only be granted to employees of the Company, and its present or future parent or subsidiary corporations, or any other entities permitted to receive incentive stock options under Section 422 of the Code.

The Board will establish the exercise price of each option and will specify the exercise price in the applicable option agreement, which shall not be less than 100% of the fair market value per Ordinary Share on the date the option is granted.  Option grants will be exercisable at such times and subject to such terms and conditions as specified in the applicable option agreement, provided that the term of an option may be no longer than ten years. No dividends or dividend equivalent rights may be paid with respect to share options granted under the Amended 2014 Plan.

Restricted Share Units

The Board may grant awards entitling the recipient to receive Ordinary Shares or cash to be delivered at the time such award vests. The Board will determine the terms and conditions of applicable to a grant of restricted share units (which include, for the avoidance of doubt, performance share units), including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any. Restricted share units may be linked to specific performance criteria as determined by the Board and may be earned based on the actual achievement of the specific criteria during the applicable performance period.

Upon the vesting of and/or lapse of any other restrictions applicable with respect to a grant of restricted share units, a participant will be entitled to receive the number of Ordinary Shares set forth in the applicable award agreement or an amount of cash equal to the fair market value of an Ordinary Share. Settlement of restricted share units may be deferred on a mandatory basis or at the election of a participant, as determined by the Board.

A participant will have no voting rights with respect to any restricted share units. An award agreement may provide a participant with the right to dividend equivalents, which may be paid currently (but only to the extent the restricted share units are vested) or credited to an account for the participant and may be settled in cash and/or Ordinary Shares. Dividend equivalents with respect to restricted share units that are subject to vesting shall be paid only if and to the extent that the restricted share units become vested.

Restricted Shares

The Board may grant awards entitling the recipient to Ordinary Shares, subject to the Company’s right to repurchase all or part of such shares or require forfeiture of such shares in the event conditions specified by the Board in the applicable award are not satisfied. Any dividends (whether paid in cash or shares) declared and paid by the Company with respect to the restricted shares will be paid to a participant once such shares are free from any restrictions on transferability and forfeitability. No dividends may be paid on restricted shares that remain subject to vesting.

Share Appreciation Rights

The Board may grant share appreciation rights entitling the recipient, upon exercise, to receive Ordinary Shares and/or cash in an amount determined by the appreciation in the fair market value of an Ordinary Share over a measurement price established by the Board and specified in the applicable share appreciation right agreement. The Board will determine the terms and conditions of such an award, including the measurement price of each share appreciation right. The measurement price of a share appreciation right cannot be less than 100% of the fair market value on the date that the share appreciation right is granted.

The grant agreement evidencing the share appreciation right will set forth the time at which such right will become exercisable and the other terms and conditions applicable to the share appreciation right. No share appreciation right will be granted with a term in excess of ten years. No dividends or dividend equivalent rights may be paid with respect to share appreciation rights granted under the Amended 2014 Plan.

Other Share-Based Awards

Other awards of Ordinary Shares and awards that are valued in whole or part by reference to, or that are based on, Ordinary Shares or other property may be granted under the Amended 2014 Plan. The Board will determine the terms and conditions applicable to other share-based awards in a manner consistent with the Amended 2014 Plan.  Other share-based awards may be paid in Ordinary Shares or cash, as determined by the Board. Any dividends or dividend equivalents will be paid only if and to the extent the restrictions applicable to the underlying award lapses.

Minimum Vesting

Awards granted under the Amended 2014 Plan will generally vest or become exercisable over a period that is not less than one year from the date of grant. Subject to adjustment, up to five percent of the Ordinary Shares subject to the share reserve may be granted without regard to the minimum vesting requirements of the Amended 2014 Plan.

Eligibility and Participation

All of the  employees, executive directors and non-executive directors, as well as consultants and advisors (as such terms are defined and interpreted for purposes of Form S-8, or any successor form) to the Company, its subsidiaries, and any other business venture in which the Company has a controlling interest are eligible to be granted awards under the 2014 Plan. As of March 31, 2025, there were approximately 195 employees, 7 non-executive directors and 41 consultants and advisors who were eligible to participate in the Amended 2014 Plan and would have been eligible to participate in the 2014 Plan. Eligibility to participate in the Amended 2014 Plan is determined at the sole discretion of the Board.

Termination of Status

The Board will determine the effect on an award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a participant and the extent to which, and the period during which, the participant, or the participant’s legal representative, conservator, guardian or other designated beneficiary, may exercise rights under the award.

Acceleration

The Board may at any time provide that any award will become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

Adjustments

In connection with share splits, share dividends, recapitalizations and certain other events affecting our Ordinary Shares, the Board will make adjustments as it deems appropriate in the number and kind of shares that may be issued under the Amended 2014 Plan; the share counting rules under the Amended 2014 Plan; the number and class of securities and exercise price per share of each outstanding option; the share and per-share provisions and the measurement price of each outstanding share appreciation right; the number of shares subject to and the repurchase price per share subject to restricted shares; and the share and per-share-related provisions and the purchase price, if any, of each outstanding restricted share unit or other share-based award.

Reorganization Event

In connection with a Reorganization Event (as defined below) where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Board determines otherwise, all outstanding awards that are not exercised or paid at the time of the Reorganization Event will be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). Unless the award agreement provides otherwise, if a participant’s employment or other service is terminated by the Company without cause (as determined by the Board) upon or within 12 months following a Reorganization Event, the participant’s outstanding awards will become fully exercisable and any restrictions on such awards will lapse as of the date of such termination. If the restrictions on any such awards are based, in whole or in part, on performance, the applicable award agreement will specify how the portion of the award that becomes vested will be calculated.

In connection with a Reorganization Event, if all outstanding awards are not assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards on such terms as the Board determines without the consent of any participant (provided that the Board is not obligated to treat all awards, participant or types of awards the same in connection with a Reorganization Event):

●	upon written notice to a participant, provide that all of the participant’s unexercised and/or unvested awards will terminate immediately prior to such Reorganization Event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice;
●	provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, prior to or upon such Reorganization Event;
●	in the event of a Reorganization Event in connection with which holders of Ordinary Shares will receive per share cash consideration, provide that awards will be terminated and participants will receive cash-out payments for their awards equal to (i) the number of shares subject to the vested portion of the award (after giving effect to any vesting acceleration upon or immediately prior to such Reorganization Event) multiplied by (ii) the excess, if any, of the per share purchase price over the exercise, measurement or purchase price of such award and any applicable tax withholdings;
●	provide that, in connection with a liquidation or dissolution of the Company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); or
●	any combination of the foregoing.

In general terms, a “Reorganization Event” under the Amended 2014 Plan occurs if:

●	a person, entity or affiliated group, with certain exceptions, acquires more than 50% of our then-outstanding voting securities;
●	we consummate the sale of all or substantially all of the property or assets of the Company; or
●	we merge or consolidate with another entity that results in the shareholders of the Company immediately before the merger or consolidation owning, in the aggregate, less than 51% of the voting stock of the surviving entity.

Prohibition on Repricing

Except in connection with a corporate transaction involving the Company, the Company may not, without obtaining Shareholder approval, (i) amend the terms of outstanding options or share appreciation rights to reduce the exercise price or measurement price of such awards, (ii) cancel outstanding options or share appreciation rights in exchange or substitution for options or share appreciation rights with an exercise price or measurement price that is less than the exercise price or measurement price of the original options or share appreciation rights or (iii) cancel outstanding options or share appreciation rights with an exercise price or measurement price above the current share price in exchange or substitution for cash or other securities.

Valuation

The fair market value per Ordinary Share on any relevant date under the Amended 2014 Plan will be deemed to be equal to the closing sale price per share during regular trading hours on the relevant date on the Nasdaq Global Select Market (or any other national securities exchange on which the Ordinary Shares are at the time primarily traded).  On April 14, 2025, the fair market value per Ordinary Share determined on such basis was $9.17.  Alternatively, the fair market value per Ordinary Share on the relevant date of grant may be deemed to be the average of the closing sales prices of the Ordinary Shares during regular trading hours for the ten (10) trading days following the date of grant.

Tax Withholding

The participant must satisfy all applicable Dutch, United States and other applicable national, federal, state, and local or other income, national insurance, social and employment tax withholding obligations before the Company will deliver or otherwise recognize ownership of Ordinary Shares under an award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an award or approved by the Board in its sole discretion, a participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of Ordinary Shares, including shares retained from the award creating the tax obligation, valued at their fair market value. However, except as otherwise provided by the Board, the total tax withholding where shares are being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for Dutch, United States and other applicable national, federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

Transferability

Awards under the Amended 2014 Plan may not be sold, assigned, transferred, pledged or otherwise encumbered by the participant, except by will or the laws of descent and distribution applicable to such participant or, with respect to awards other than incentive share options, pursuant to a domestic relations order.  Only a participant may exercise rights under an award during the participant’s lifetime.  The Board may provide in a grant instrument that a participant may transfer awards to immediate family members, or one or more trusts or other entities for the benefit of or owned by immediate family members, consistent with applicable securities laws.

Amendment; Termination

Our Board may amend, suspend or terminate our Amended 2014 Plan at any time, except that our Shareholders must approve an amendment if such approval is required in order to comply with Section 422 of the Code or applicable stock exchange requirements. Unless terminated sooner by our Board or extended with Shareholder approval, the Amended 2014 Plan will terminate on June 10, 2035.

Establishment of Sub-Plans

The Board may from time to time establish one or more sub-plans under the Amended 2014 Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions.

Clawback

All awards made under the Amended 2014 Plan shall be subject to any applicable clawback and recoupment policies, share trading policies and other policies that may be implemented by the Board, including the Company’s right to recover awards, Ordinary Shares or any gains upon the sale of Ordinary Shares issued under the Amended 2014 Plan in accordance with the Company’s Compensation Clawback Policy, which for the avoidance of doubt, applies to all awards granted pursuant to the Amended 2014 Plan, whether time-based or performance-based.

The Company’s granting practice during the years ended December 31, 2022, 2023 and 2024 was as follows:

Year	Options	RSU	PSU (1)	Forfeitures / Cancellations	Total
2022	1,426,966	1,604,533	34,700	(616,501)	2,449,698
2023	1,650,030	1,770,025	—	(1,569,460)	1,850,595
2024	1,093,080	1,321,360	180,000	(2,019,104)	575,336
Total	4,170,076	4,695,918	214,700	(4,205,065)	4,875,629
(1)Performance share units are presented in the year they were granted by the Board.

The above grants include the following grants made to the Board:

Year	Options	RSU	PSU (2)	Forfeitures / Cancellations	Total
2022	358,828	199,371	—	—	558,199
2023	392,980	191,100	—	—	584,080
2024	370,380	206,560	—	(51,113)	525,827
Total	1,122,188	597,031	—	(51,113)	1,668,106

(2) Performance share units were only granted to executive members of the Board.

Dilution Analysis

As of March 31, 2025 the Company’s capital structure consisted of 54,729,000 Ordinary Shares outstanding. As described above, as of March 31, 2025, 2,518,214 Ordinary Shares remain available for grant of awards under the 2014 Plan (assuming target performance of performance-based awards).

The table below shows our potential dilution levels based on our fully diluted Ordinary Shares outstanding as of March 31, 2025 and our request for 2,400,000 additional Ordinary Shares to be available for awards under the Amended 2014 Plan. The proposed increase of 2,400,000 Ordinary Shares represents 3,6% of fully diluted Ordinary Shares outstanding. The Company believes that the potential dilution associated with the proposed increase in Ordinary Shares available pursuant to the Amended 2014 Plan is reasonably consistent with market practice.

The information in the table below is as of March 31, 2025, unless described otherwise.

Share Options Outstanding as of March 31, 2025 (1)	5,283,396
Weighted Average Exercise Price of Share Options Outstanding as of March 31, 2025	$ 17.79
Weighted Average Remaining Term of Share Options Outstanding as of March 31, 2025	6.6 Years
Restricted Share Units Outstanding as of March 31, 2025 (1)	1,956,748
Performance Share Units Outstanding as of March 31, 2025 (1)(2)	171,178
Total Equity Awards Outstanding as of March 31, 2025 (3)	7,411,322
Shares Available for Grant under the 2014 Plan as of March 31, 2025	2,518,214
Additional Shares Requested under the 2014 Plan Amendment	2,400,000

Total Potential Overhang under the 2014 Plan Amendment as of March 31, 2025 (4)	12,329,536
Ordinary Shares Outstanding as of March 31, 2025	54,729,000
Fully Diluted Ordinary Shares (5)	67,058,536
Potential Dilution of 2,400,000 Additional Shares as a Percentage of Fully Diluted Ordinary Shares	3.6%

(1)Includes share options and restricted share units granted by the Company as inducement grants to employees outside of the 2014 Plan.
(2)	Assumes outstanding performance share units will be settled based on achievement of target performance levels.
(3)“Total Equity Awards Outstanding” represents the sum of outstanding share options, restricted share units and performance share units.
(4)“Total Potential Overhang” reflects the sum of (i) Ordinary Shares subject to outstanding equity awards (as of March 31, 2025), plus (ii) the number of Ordinary Shares available for grant under the 2014 Plan (as of March 31, 2025), plus (iii) total Ordinary Shares requested under the Amended 2014 Plan.
(5)“Fully Diluted Ordinary Shares” reflects the sum of (i) the total number of Ordinary Shares outstanding, plus (ii) the number of Ordinary Shares subject to outstanding equity awards, plus (iii) the number of Ordinary Shares available for grant under the 2014 Plan, plus (iv) the number of additional Ordinary Shares requested under the Amended 2014 Plan, in each case of (i) – (iii) as of March 31, 2024.

Certain U.S. Federal Income Tax Aspects

The following is a summary of certain U.S. federal income tax consequences of awards under the Amended 2014 Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Options

An optionee generally will not recognize taxable income upon the grant of a non-statutory option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the shares purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The optionee’s tax basis in any shares received upon the exercise of an option will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.

Incentive stock options are eligible for favorable U.S. federal income tax treatment if certain requirements are satisfied. An incentive stock option must have an option price that is not less than the fair market value of the stock at the time the option is granted and must be exercisable within ten years from the date of grant. An employee granted an incentive stock option generally does not realize compensation income for U.S. federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on the sale over the exercise price will be taxed as capital gain. If the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the amount realized on the sale over the option price. Any additional amount realized will be taxed as capital gain.

Share Awards

A participant generally will not be taxed upon the grant of share awards subject to restrictions but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Share Units

In general, the grant of share units will not result in income for the participant or a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Share Appreciation Rights

A participant who is granted a share appreciation right generally will not recognize ordinary income upon receipt of the share appreciation right. Rather, at the time of exercise of such share appreciation right, the participant will recognize ordinary income for U.S. federal income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares received upon exercise of a share appreciation right will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Other Share-Based Awards

With respect to other share-based awards granted under the Amended 2014 Plan, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Impact of Section 409A

Section 409A of the Code applies to deferred compensation, which is generally defined as compensation earned currently, the payment of which is deferred to a later taxable year. Awards under the Amended 2014 Plan are intended to be exempt from the requirements of Section 409A or to satisfy its requirements. An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, interest and an additional 20% tax on the vested amount underlying the award.

Section 162(m) of the Code

Section 162(m) of the Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to each of its “covered employees” which generally includes all named executive officers. While the Compensation Committee considers the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction.

New Plan Benefits

Grants under the Amended 2014 Plan are discretionary, so it is currently not possible to predict the number of Ordinary Shares that will be granted or who will receive grants under the Amended 2014 Plan after the Amendment Effective Date. No awards have been previously granted that are contingent on the approval of the Amended 2014 Plan.

VOTE REQUIRED

The affirmative vote of a majority of our Ordinary Shares present in person or represented by proxy at the 2025 Annual Meeting and entitled to vote, is required to approve Voting Proposal No. 11.

BOARD RECOMMENDATION

The Board unanimously recommends that Shareholders vote “FOR” the Amended 2014 Plan, as set forth in this Proxy Statement for the 2025 Annual Meeting.

CORPORATE GOVERNANCE

Board Leadership Structure and Composition

We have a one-tier board structure under Dutch law, meaning that executive and non-executive directors are members of the same board of directors. Our Articles of Association provide that the number of members of our Board will be determined by our Board, provided that the Board shall be comprised of at least one executive director and at least one non-executive director and provided further that the number of executive directors shall at all times be less than the number of non-executive directors. Our Board currently consists of eight directors, one of whom is an executive director and seven of whom are non-executive directors. If a director is to be appointed, the non-executive directors make a binding nomination, which is approved by the general meeting of shareholders pursuant to the procedure described in Voting Proposals No. 3, 4 and 5. Under our Articles of Association, a general meeting of shareholders may suspend or dismiss a director by at least a two-thirds majority of votes cast, provided that such majority represents more than half of the issued share capital. The Board may suspend (but may not dismiss) an executive director. In the event of an absence or inability to act with respect to one or more of the directors, our Articles of Association provide that the non-executive directors shall be authorized to temporarily fill the vacant position for a period up to the first general meeting, or in the case of a director unable to act, up to the moment he or she is no longer unable to act.

Under our Articles of Association and Dutch law, the members of our Board are collectively responsible for our management, general and financial affairs, and policy and strategy. Our executive director is primarily responsible for managing our day-to-day affairs. Our non-executive directors supervise our executive director and our general affairs and provide general advice to him. In performing their duties, our directors are guided by the interest of our Company and, with the boundaries set by relevant Dutch law, must consider the relevant interests of our stakeholders. In consultation with the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), the Board has determined that the current board structure is appropriate for the Company.

Having staggered, multiple-year terms for our directors provides for stability, continuity, and experience among our Board members. Further, the Board believes that building a cohesive board of directors is an important goal. In our industry in particular, long-term focus is critical. The time horizon required for the successful development of gene therapies makes it vital that our Board understands the implications of this process and has the ability to develop and implement long-term strategies while benefiting from an in-depth knowledge of our business and operations. Our current board structure helps to ensure that there will be the continuity and stability of leadership required to resist the pressure to focus on short-term results at the expense of the long-term value and success of the Company. Our future success depends in significant part on the ability to attract and retain capable and experienced directors. In this regard, we believe that longer terms for our directors will enhance director independence from both management and shareholder special interest groups.

Under our Articles of Association and consistent with Dutch corporate governance principles, the Board appoints an executive director as Chief Executive Officer and appoints a non-executive director as Chair of the Board. We believe that the separation of these roles serves our shareholders and the Company well. David Meek currently serves as our Chair. The duties and responsibilities of the Chair include, among others: determining the agenda and chairing the meetings of the Board, monitoring our Board to ensure that it operates effectively, ensuring that the directors receive accurate, timely, and clear information, encouraging active engagement by all directors, promoting effective relationships and open communication between the non-executive directors and the executive directors, and monitoring effective implementation of our Board decisions.

There are no arrangements or understandings between the directors or senior management and any other person pursuant to which our directors or senior management have been selected for their respective positions.

Directors and Executive Officers

Set forth below are the names of our current directors and current executive officers, their ages (as of March 31, 2025), all positions and offices that they hold with us, the period during which they have served as such, and their business experience during at least the last five years.

Name	Age	Position
Matthew Kapusta	52	Chief Executive Officer, Executive Director
David Meek	61	Non-Executive Director
Madhavan Balachandran	74	Non-Executive Director
Robert Gut, M.D., Ph.D.	60	Non-Executive Director
Rachelle Jacques	53	Non-Executive Director
Jack Kaye	81	Non-Executive Director
Leonard Post, Ph.D.	72	Non-Executive Director
Jeremy Springhorn, Ph.D.	62	Non-Executive Director
Walid Abi-Saab, M.D.	59	Chief Medical Officer
Christian Klemt	52	Chief Financial Officer
Jeannette Potts	63	Chief Legal and Compliance Officer

See “Proposals Nos. 3, 4 & 5” for biographical information of our executive and non-executive director nominees at the 2025 Annual Meeting.

MADHAVAN BALACHANDRAN has served as a member of our Board since September 2017. Mr. Balachandran was Chief Operating Officer of Nutcracker Therapeutics, a developer of mRNA therapeutics, from September 2020 to March 2022. Mr. Balachandran was Executive Vice President, Operations of Amgen Inc., a global biotechnology company, from August 2012 until July 2016 and retired as an Executive Vice President in January 2017. Mr. Balachandran joined Amgen in 1997 as Associate Director, Engineering. He became Director, Engineering in 1998, and, from 1999 to 2001, he held the position of Senior Director, Engineering and Operations Services before moving to the position of Vice President, Information Systems from 2001 to 2002. Thereafter, Mr. Balachandran was Vice President, Puerto Rico Operations from May 2002 to February 2007. From February 2007 to October 2007, Mr. Balachandran was Vice President, Site Operations, and from October 2007 to August 2012, he held the position of Senior Vice President, Manufacturing. Prior to his tenure at Amgen, Mr. Balachandran held leadership positions at Copley Pharmaceuticals, now a part of Teva Pharmaceuticals Industries Ltd., and Burroughs Wellcome Company, a predecessor before mergers of GlaxoSmithKline plc. He currently serves on the board of directors of A2 Biotherapeutics, Inc. Stevanato Group (NYSE: STVN), and Replimune Group, Inc. (Nasdaq: REPL). Mr. Balachandran previously served as a director of Catalent, Inc. (NYSE: CTLT) from May 2017 to January 2024. Mr. Balachandran holds a Master of Science degree in Chemical Engineering from The State University of New York at Buffalo, a Bachelor’s degree in Chemical Engineering from the Indian Institute of Technology, Bombay, and an MBA from East Carolina University. We believe Mr. Balachandran is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

JACK KAYE has served as a member of our Board since 2016. Mr. Kaye serves as Chair of our Audit Committee and as a member of our Compensation Committee. Mr. Kaye has served on the board of directors of Dyadic International, Inc. (OTC: DYAI) since February 2015, and on the board of directors of TDA Industries, Inc., a private company, since February 2024. At Dyadic, Mr. Kaye serves as Chair of the company’s audit committee and as a member of the compensation committee. He has also served as Chairman of the audit committee of Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) from 2006 to 2016. Mr. Kaye was a partner at Deloitte LLP from 1978 until May 2006. At Deloitte, he was responsible for servicing a diverse client base of public and private, global, and domestic companies in a variety of industries. Mr. Kaye has extensive experience consulting with clients on accounting and reporting matters, private and public debt financings, SEC rules and regulations, corporate governance, and Sarbanes-Oxley matters. Prior to retiring, Mr. Kaye served as Partner-in-Charge of Deloitte’s Tri-State Core Client practice, a position he held for more than 20 years. Mr. Kaye has a Bachelor of Business Administration from Baruch College and is a Certified Public Accountant. We believe that Mr. Kaye is qualified to serve as a Non-Executive Director due to his extensive accounting and financial experience.

RACHELLE JACQUES has served as a member of our Board since October 2021. Ms. Jacques has more than 25 years of industry experience, with strong global experience in strategic, cross-functional leadership roles spanning finance, business operations, manufacturing and commercial, including the successful launches of several novel therapies for rare diseases. Ms. Jacques served as President and Chief Executive Officer of Akari Therapeutics, Inc. a late-stage biopharmaceutical company focused on innovative therapeutics to treat orphan autoimmune and inflammatory diseases, from March 2022 to May 2024. From February 2019 to March 2022, Ms. Jacques has served as the Chief Executive Officer of Enzyvant Therapeutics, Inc. focusing on the development of transformative regenerative therapies for rare diseases. From August 2017 to February 2019, she served as Senior Vice President and Global Complement Franchise Head at Alexion Pharmaceuticals, Inc. where she was responsible for global franchise strategy development and execution across the therapeutic areas of hematology, nephrology, and neurology. From January 2016 to June 2017, she served as Vice President of U.S. Hematology Marketing at Baxalta Incorporated and then Shire plc, following Shire’s acquisition of Baxalta in 2016. From July 2015 to June 2016, Ms. Jacques served as Vice President of Business Operations at Baxalta after its spinoff from Baxter International. Ms. Jacques held multiple leadership positions at Baxter, including Vice President of Finance, U.S. BioScience Business. Earlier in her career, Ms. Jacques served in various roles at Dow Corning Corporation, including operational management positions in the U.S., Europe, and China. Ms. Jacques received her B.A. in business administration from Alma College. Earlier in her career Ms. Jacques served as a financial auditor for Ernst & Young and Deloitte & Touche. Ms. Jacques has served on the board of directors of Corbus Pharmaceuticals (Nasdaq: CRBP) since April 2019 and previously served on the board of directors of Viela Bio from April 2020 to February 2021. She is a founding member of the Alliance for Regenerative Medicine (ARM) Action for Equality Task Force, and is a member of the board of trustees of Alma College. We believe Ms. Jacques is qualified to serve as a Non-Executive Director due to her extensive experience in the biotechnology industry.

LEONARD POST, PH.D. has over 35 years of experience in the pharmaceutical industry, where he has held various global executive positions and has extensive experience in the research and development of product candidates. From 2016 to January 2024, Dr. Post has served as Chief Scientific Officer of Vivace Therapeutics, an oncology company working on small molecules targeting the hippo pathway and, from 2018 to January 2024, as Chief Scientific Officer of its sister company Virtuoso Therapeutics, a company working on bispecific antibodies for oncology. Since 2018, Dr. Post has served as a director on the Board of CG Oncology (Nasdaq: CGON). From February 2010 until June 2016, Dr. Post worked at BioMarin (Nasdaq: BMRN), in various positions including Chief Scientific Officer. During that time, he oversaw the initiation of BioMarin’s first gene therapy project for hemophilia A. Prior to that, Dr. Post served as Chief Scientific Officer of LEAD Therapeutics, Senior Vice President of Research & Development at Onyx Pharmaceuticals, and Vice President of Discovery Research at Parke-Davis Pharmaceuticals. He is also currently an advisor to Canaan Partners. Dr. Post is a virologist by training and did early work on the engineering of the herpes simplex virus as a post-doctoral fellow. He has a Bachelor of Science degree in Chemistry from the University of Michigan, and a Doctorate degree in Biochemistry from the University of Wisconsin. We believe Dr. Post is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

DAVID MEEK has served as a member of our Board since June 2018 and as Chair of our Board since June 2021. Mr. Meek has more than 30 years of experience in the biopharmaceutical, where he has held various global executive positions in major pharmaceutical and biotechnology companies. Mr. Meek served as Chief Executive Officer and

Director of Mirati Therapeutics, Inc. (Nasdaq: MRTX), a publicly traded commercial-stage oncology biotech company, from September 2021 to August 2023. Mirati has since been acquired by Bristol Myers Squibb. From January 2020 to March 2021, Mr. Meek served as President, Chief Executive Officer and Director of FerGene, Inc., a gene therapy biotechnology company focused on the treatment of cancer. From July 2016 to January 2020, Mr. Meek served as Chief Executive Officer and Director of Ipsen, a French publicly traded global biopharmaceutical company. From July 2014 to June 2016, he was Executive Vice-President and President of the oncology division of Baxalta prior to its acquisition by Shire. He spent two years as the Chief Commercial Officer of Endocyte from August 2012 to July 2014. Mr. Meek also spent eight years at Novartis as a global franchise head from January 2005 to June 2007, CEO of Novartis Canada from July 2007 to December 2009, and region head of oncology for northern, central and Eastern Europe from January 2010 to August 2012. Mr. Meek has served as Chairman of the board or directors of Sobi, a Swedish biopharmaceutical company focused on rare diseases since December 2024, and also serves as a member of the boards of directors of Cullinan Therapeutics (Nasdaq:CGEM) since May 2024. He began his biopharma career at Johnson & Johnson and Janssen Pharmaceuticals where he worked from July 1989 to December 2004 and where he held increasingly senior levels of executive roles. Mr. Meek holds a B.A. from the University of Cincinnati. We believe Mr. Meek is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

WALID ABI-SAAB, M.D. has served as our Chief Medical Officer since June 2023. Prior to uniQure, Dr. Abi-Saab was Chief Medical Officer of Galapagos, a Belgium-based biopharmaceutical company, from May 2017 through May 2022. While at Galapagos, Dr. Abi-Saab expanded the company’s development organization and led the company through a critical and transformative phase, including the successful completion of the Phase 3 studies of filgotinib (Jyseleca®) in rheumatoid arthritis and ulcerative colitis. Prior to joining Galapagos, Dr. Abi-Saab served as Group Vice President, Global Clinical Development at Shire, where he was responsible for the clinical development plans of all programs in the therapeutic area and oversaw the development of more than 10 marketed products and other programs in rare diseases and specialty pharmaceuticals. He also has previously held leadership positions at Novartis, Abbott Laboratories, and Pfizer, and served as a resident, research fellow, and assistant professor at Yale University School of Medicine, where he completed a Psychiatry residency training and a Neuroscience research fellowship. He obtained his bachelor’s degree in biology from the American University of Beirut, Lebanon and his M.D. at the Université Saint Joseph in Beirut.

CHRISTIAN KLEMT has served as our Chief Financial Officer since June 2021 and since September 2020, has served as general manager of our Amsterdam office. Previously, Mr. Klemt served as our Chief Accounting Officer from August 2017 to June 2021, and as our Global Controller from September 2015 until August 2017. While serving as our Global Controller, Mr. Klemt oversaw our transition to a domestic U.S. filer and conversion to U.S. Generally Accepted Accounting Principles. Mr. Klemt joined us from CGG SA (NYSE: CGG) where he held the position of Regional Finance Director and Country Manager. Prior to this, he held various senior finance roles, including Group Finance Manager at Basell Polyolefines N.V. (now LyondellBasell N.V.) (NYSE: LBI) where he led the conversion to U.S. Generally Accepted Accounting Principles following the acquisition of Lyondell and was involved in the acquisition of various petrochemical assets. Mr. Klemt holds a master’s degree in Business Administration from the University of Muenster, Germany and qualified as a German Certified Public Accountant and Tax Advisor while employed at KPMG.

JEANNETTE POTTS, PH.D., J.D. has served as our Chief Legal and Compliance Officer and Corporate Secretary since May 2023. Prior to joining uniQure, Dr. Potts was an executive legal consultant from October 2022 to May 2023. She previously served as Senior Vice President, General Counsel and Corporate Secretary of Forma Therapeutics Holdings, Inc. from September 2019 to October 2022. Dr. Potts served in various roles at the U.S. headquarters of Takeda Pharmaceuticals Company Limited, most recently as Vice President, Head Counsel, Research and Development from March 2019 through August 2019, and as Vice President, Legal, Head, Global Research and Development Legal Practice Group from March 2015 through March 2019 and Vice President, Legal from March 2013 to March 2015. Dr. Potts holds a B.A. in biology from Smith College, a Ph.D. in anatomy and cell biology from the University of Virginia and a J.D. cum laude from Suffolk University.

Risk Oversight

The Board, in its advisory capacity, and the Company’s management regularly review the Company’s strategic plan, which includes, among other things, the various business, clinical, developmental, financial, and other market risks confronting, and opportunities available to, the Company at any given time. Specifically, pursuant to the Company’s Corporate Governance Guidelines and Board Rules, the Board is charged with assessing major risks facing the Company and reviewing options to mitigate such risks. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of the Company, the Board addresses the primary risks associated with those operations and corporate functions. In addition, the Board reviews the risks associated with the Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

The Board has delegated certain risk oversight responsibilities to its committees. Each of our Board’s committees also oversees the management of the Company’s risk that falls within each committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. For example, the Audit Committee is required to regularly review and discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control for such exposures. In addition, the Audit Committee is responsible for the oversight of risks from cybersecurity threats and receives regular updates from senior management, including leaders from our information technology, legal and compliance teams regarding matters of cybersecurity.

The Nominating and Corporate Governance Committee is required to regularly review the corporate governance principles of the Company and recommend to the Board any proposed changes it may deem appropriate. The Compensation Committee considers risks related to the attraction and retention of professional talent and the implementation and administration of compensation and benefit plans affecting the Company’s employees. The Research & Development Committee is charged with reviewing the Company’s research and development strategy as well as its technology and patent strategies and related risks. All committees are required, pursuant to their respective charters, to report regularly to the Board. The activities of the Audit, Compensation, Nominating and Corporate Governance and Research & Development Committees are more fully described below.

Board Determination of Director Independence

Our Ordinary Shares are listed on the Nasdaq Global Select Market (“Nasdaq”), and we use the standards of “independence” prescribed by rules set forth by Nasdaq. Under Nasdaq rules, a majority of a listed company’s board of directors must be comprised of independent directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit committee and compensation committee be independent and, in the case of audit committees, satisfy additional independence criteria set forth in Rule 10A-3, under the Exchange Act. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in fulfilling the responsibilities of a director.

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our Board has determined that each of Madhavan Balachandran, Robert Gut, Rachelle Jacques, Jack Kaye, David Meek, Leonard Post and Jeremy Springhorn has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the director independence standards of the Nasdaq rules and the SEC. Our Board has determined that Matthew Kapusta does not qualify as “independent” under the Nasdaq rules. Our Board has also determined that each of the current members of our Audit Committee and our Compensation Committee satisfies the independence standards for such committee established by Rule 10A-3 under the Exchange Act, the SEC rules, and the Nasdaq rules, as applicable, and that the current members of the Nominating and Corporate Governance Committee are also independent. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company regarding each director’s business and personal activities as they may relate to the Company and the Company’s management.

Board Meetings

The Board met nine (9) times during the calendar year ended December 31, 2024. Each of our directors attended at least 75% of the meetings of the Board and the committees on which he or she served during the year ended December 31, 2024. All or our directors attended our 2024 annual general meeting of shareholders held on June 18, 2024.

The Company encourages its directors to attend the annual and extraordinary general meetings of shareholders. Executive sessions, or meetings of the independent directors without management present, are held regularly.

Committees and Committee Meetings

The Board has a standing Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Research & Development Committee. Each of the committees, except for the Research & Development Committee, is comprised solely of independent directors, and is described more fully below. The Research & Development Committee includes four independent directors. The members of each committee are appointed by our Board. From time to time, the Board may establish other committees. Below is a description of the four principal committees of our Board.

Audit Committee and Audit Committee Financial Expert

The Audit Committee is currently comprised of Jack Kaye, Rachelle Jacques, and Jeremy Springhorn. Mr. Kaye serves as the Chair of the Audit Committee. The Audit Committee has determined that Mr. Kaye is an “audit committee financial expert” within the meaning of the SEC’s rules and regulations and has the level of financial sophistication required by Nasdaq Rule 5605(c)(2)(A). Each of Mr. Kaye, Ms. Jacques, and Dr. Springhorn satisfies the director independence standards and the independence standards for members of the Audit Committee established by SEC and Nasdaq.

The Audit Committee is governed by the Audit Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Audit Committee Charter.” In addition to the risk oversight responsibilities discussed above, the Audit Committee’s other responsibilities include recommending the selection of our independent registered public accounting firm; reviewing with the Company’s independent registered public accounting firm the procedures for and results of their audits; reviewing with the independent accountants and management our financial reporting, internal controls and internal audit procedures; reviewing and approving related party transactions; and reviewing matters relating to the relationship between the Company and our independent registered public accounting firm, including the selection of and engagement fee for our independent registered public accounting firm, and assessing the independence of the independent registered public accounting firm. The Audit Committee has the authority to engage independent legal, accounting, and other advisers, as it determines necessary to perform its duties.

The Audit Committee met seven (7) times during 2024, and each member attended at least 75% of the meetings during the period for which they were a member of the Audit Committee.

Compensation Committee

The Compensation Committee is currently comprised of Madhavan Balachandran, Jack Kaye, and David Meek. Mr. Balachandran serves as the Chair of the Compensation Committee. Each of Mr. Balachandran, Mr. Kaye, and Mr. Meek satisfies the director independence standards and the independence standards for members of the Compensation Committee established by the SEC and Nasdaq.

The Compensation Committee is governed by the Compensation Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Compensation Committee Charter.” In addition to the risk oversight responsibilities discussed above, the Compensation Committee’s other responsibilities include reviewing and approving or recommending to the Board for approval, as appropriate, the compensation of our executive officers following consideration of corporate goals and objectives relevant to such executive officers; overseeing the evaluation of the Company’s senior executives; reviewing and making recommendations to the Board regarding incentive compensation and equity-based plans; and administering our stock equity plans.

Without further action from the Board, the Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation and is empowered to pay compensation to such consultants and other outside advisors. The Compensation Committee retained WTW (formerly Willis Towers Watson) to act as a compensation consultant during the year ended December 31, 2024 to assist in designing and reviewing our management and director compensation programs. For further information, please refer to “Compensation Discussion and Analysis,” below.

The Compensation Committee met eight (8) times during 2024, and each member attended at least 75% of the meetings during the period for which they were a member of the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Jeremy Springhorn, Rachelle Jacques, and David Meek. Dr. Springhorn currently serves as the Chair of the Nominating and Corporate Governance Committee. Each of Dr. Springhorn, Ms. Jacques, and Mr. Meek satisfy the independence standards established by SEC and Nasdaq. Our Board intends to appoint a qualified, independent member of our Board to our Nominating and Corporate Governance Committee following the 2025 Annual Meeting.

The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Nominating and Corporate Governance Committee Charter.” In addition to the risk oversight responsibilities discussed above, the Nominating and Corporate Governance Committee’s other responsibilities include identifying individuals qualified to become Board members and recommending to the Board the nominees for director at annual general meetings of shareholders; recommending to the Board nominees for each Committee; developing and recommending to the Board corporate governance principles applicable to the Company; and leading the Board in its annual review of the Board’s performance.

The Nominating and Corporate Governance Committee met six (6) times during 2024, and each member attended at least 75% of the meetings during the period for which they were a member of the Nominating and Corporate Governance Committee.

Research & Development Committee

The Research & Development Committee is currently comprised of Leonard Post, Robert Gut and Jeremy Springhorn. Dr. Post currently serves as the Chair of the Research and Development Committee. Although neither the SEC nor Nasdaq requires that the member of the Research & Development Committee be independent, each of Dr. Post, Dr. Gut and Dr. Springhorn satisfy the independence standards established by SEC and Nasdaq.

The Research & Development Committee is governed by the Research & Development Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Research & Development Committee Charter.” In addition to the risk oversight responsibilities discussed above, the Research & Development Committee’s other responsibilities include: serving as an advisory body to the Board in matters related to the Company’s technology, research and development activities, product pipeline, and manufacturing platform; advising the Board on the strategic direction of the Company with respect to the Company’s technology; and evaluating the function and effectiveness of the Company’s research, development, manufacturing operations, clinical operations, and other technical, scientific and medical operations.

The Research & Development Committee met seven (7) times during 2024, and each member attended at least 75% of the meetings during the period for which they were a member of the Research & Development Committee.

Policies Governing Director Nominations

Director Nomination Process

Our Board is responsible for selecting its own members for appointment. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, for proposing the addition of members for purposes of obtaining the appropriate members and skills. The Nominating and Corporate Governance Committee recommends, and the non-executive directors nominate, candidates to stand for appointment as directors.

Our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of other advisors, through the recommendations submitted by Shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Candidates recommended by Shareholders and other stakeholders are given appropriate consideration in the same manner as other candidates. Once candidates have been identified, our Nominating and Corporate Governance Committee confirms that the candidates meet all the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualifications and skills of each candidate, both on an individual basis and considering the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates as director nominees for appointment to the Board for the Board’s approval.

Qualifications

The Nominating and Corporate Governance Committee may receive from shareholders and other recommendations for nominees for appointment to the Board and recommend to the Board candidates for Board membership for consideration by the shareholders at the annual general meeting of shareholders. In recommending candidates to the Board, the Nominating and Corporate Governance Committee takes into consideration the Board’s criteria for selecting new directors, including, but not limited to, integrity, past achievements, judgment, intelligence, relevant experience and a commitment to understanding the Company’s business and its industry and the ability of the candidate to devote adequate time to Board duties. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any Board candidate. We do however consider diversity in reviewing director candidates and do not discriminate based on race, religion, sexual orientation, sex or national origin. For the Board to fulfill its responsibilities, our Nominating and Corporate Governance Committee believes that the Board should include directors possessing a blend of experience, knowledge and ability, regardless of other characteristics.

Any Shareholder wishing to recommend a candidate for Board membership should submit the recommendation in writing to Investor Relations at uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands. The written submission should set forth the candidate’s qualifications as specified in the uniQure Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee will consider all candidates recommended by shareholders who satisfy the minimum qualifications for director nominees and Board member attributes.

Code of Conduct, Corporate Governance Guidelines and Board Rules

We have adopted a code of conduct that is applicable to all our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and persons performing similar functions. The code of conduct is available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Code of Conduct.” Our Board may grant (subject to applicable law) any waiver of our code of conduct for our executive officers or directors, and any such waiver shall be promptly disclosed as required by law or Nasdaq regulations by filing a Current Report on Form 8-K.We have also adopted corporate governance guidelines and board rules, which are applicable to the Company’s management and are available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Corporate Governance Guidelines and Rules for the Board of Directors.”

In addition to the Listing Rules of the Nasdaq Global Select Stock Market and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the Dutch Corporate Governance Code. The Dutch Corporate Governance Code (as amended) contains several principles and best practices, with an emphasis on integrity, transparency, and accountability as the primary means of achieving good governance.

There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Dutch Corporate Governance Code. Although we apply several provisions of the Dutch Corporate Governance Code, as a “domestic” issuer, we comply with the Nasdaq corporate governance requirements.

In accordance with the Dutch Corporate Governance Code’s compliance principle of “comply-or-explain,” which permits Dutch companies to be fully compliant with the Dutch Corporate Governance Code by either applying the Dutch practices or explaining why the Company has chosen to apply different practices, we disclose in our 2024 Dutch Statutory Board Report that accompanies our Dutch Statutory Annual Accounts to what extent we do not comply with provisions of the Dutch Corporate Governance Code, together with the reasons for those deviations. Our 2024 Dutch Statutory Board Report may be found on the “Investors & Media — Events and Presentations” section of our website at www.uniqure.com/investors-media/events-presentations.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Pre-Approval Policy Regarding Related Person Transactions

The Board has adopted a related party transactions policy, pursuant to which the Chief Financial Officer and the Audit Committee are charged with reviewing and approving or disapproving related party transactions. A “Related Party Transaction” under the policy means any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) where the amount involved or proposed to be involved exceeds $120,000 (or its equivalent in any currency), in which the Company or any of its controlled subsidiaries was, is or will be a participant (i.e., not necessarily a party) and in which any Related Party, as defined below, had, has or will have a direct or indirect material interest. The Company’s Related Party Transactions Policy supplements the provisions in the Company’s Code of Business Conduct and Ethics the Company’s Corporate Governance Guidelines and Rules for the Board of Directors concerning potential conflict of interest situations. Pursuant to the Related Party Transactions Policy, the compensation of directors and senior management is reviewed and approved by the Compensation Committee.

This written policy covers transactions or series of transactions in which the Company or any subsidiary participates, and a “Related Party” has or will have a direct or indirect material interest. For purposes of this policy, a “Related Party” is:

●	Each director and executive officer of the Company and any person who was serving as a director and/or executive officer at any time since the beginning of the Company’s last fiscal year;
●	Any nominee for appointment as a director of the Company;
●	Any security holder who is the beneficial owner or record holder of more than 5% of any class of the Company’s voting securities;
●	Any immediate family member of any of the foregoing persons. An “immediate family member” includes the spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the household of a director, executive officer, director nominee or greater than 5% security holder of the Company; and
●	Any entity that employs any person identified in the above or in which any person identified in the above directly or indirectly owns or has a material interest.

Pursuant to the Related Party Transactions Policy, each Company executive officer, director or nominee for director or any other officer or employee who intends to cause the Company to enter into a related party transaction must fully disclose to the Chief Financial Officer all material facts concerning a prospective transaction or arrangement involving the Company in which such person may have an interest. The Chief Financial Officer will review the information and make a preliminary, written conclusion as to whether the transaction is a related party transaction. If the preliminary conclusion is that the transaction would be a related party transaction, the Chief Financial Officer will present the information and his conclusion to the Audit Committee for review. If a member of the Audit Committee is involved in the transaction, that member will not participate in determining whether the related party transaction is approved or ratified by the Audit Committee. Annually, the Audit Committee will review any previously approved or ratified related party transactions that are continuing and determine based on then-existing facts and circumstances.

Before any related person transaction is approved, the following factors are to be considered:

●	The Related Party’s interest in the transaction;
●	The approximate value of the aggregate amount involved in the transaction;
●	The approximate value of the amount of the Related Party’s interest in the transaction;

●	A summary of the material terms of and facts relating to the transaction, including any documentation or proposed documentation for the transaction, and identification of the area(s) of the Company’s business directly relevant to the transaction;
●	Where the transaction involves the purchase or sale of products, property, or services, the availability of comparable products, property or services from or to (as applicable) unrelated third-party sources;
●	Whether the transaction was undertaken in the ordinary course of business of the Company;
●	An assessment of whether the transaction’s terms are comparable to terms available from or to (as applicable) unrelated third parties in an arms-length transaction;
●	The purpose of, and the potential benefits to the Company of the transaction; and
●	Any other information regarding the transaction or the Related Party in the context of the proposed transaction that would be material to investors considering the circumstances of the particular transaction.

Approval of a transaction under the policy will be granted only if it is determined that, under all of the circumstances, the transaction is in, or not inconsistent with, the best interests of the Company.

Review of Related Person Transactions

Between January 1, 2024 and December 31, 2024, the Company did not engage in any transactions with the members of our Board, senior management, parties that held more than 5% of our Ordinary Shares during that period, and their affiliates, which we refer to as our related parties.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Compensation Committee during the fiscal year ended December 31, 2024. No directors served on our Compensation Committee in 2024 other than those described herein.

Compensation of and Grants of Options to Certain Related Parties

In the period ended December 31, 2024, executive directors received regular salaries, post-employment benefits and share-based payments. Additionally, non-executive directors received compensation for their services in the form of cash compensation and equity grants. We grant options and restricted share units (“RSUs”), to members of the Board and senior management. We also granted performance share units (“PSUs”) to senior management and certain other employees. Details of equity granted are included within the beneficial ownership table below.

Additionally, effective July 22, 2024, we entered into a Termination Agreement with Pierre Caloz following the termination of his role as his Chief Operating Officer in connection with the closing of the Lexington Transaction (as described under Compensation Discussion & Analysis – Other Business Developments”). Mr. Caloz’s Termination Agreement is filed as Exhibit 10.5 to the Company’s Annual Report on 10-K.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Based on information publicly filed and provided to us by certain holders, the following table shows the number of our Ordinary Shares beneficially owned as of March 31, 2025 by (i) each person known by us to beneficially own more than five percent of our voting securities, (ii) each named executive officer, (iii) each of our directors, (iv) each of our director nominees, and (v) all of our current NEOs and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares that could be issued upon the exercise of outstanding equity awards and warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2025 are considered outstanding. As of March 31, 2025, we had 54,729,000 Ordinary Shares outstanding. Unless otherwise stated in a footnote, each of the beneficial owners listed below has direct ownership of and sole voting power and investment power with respect to our Ordinary Shares.

Unless otherwise noted below, the address of each director and named executive officer is c/o uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands.

	Ordinary Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
5% or Greater Shareholders:
EcoR1 Capital, LLC and affiliates (1)	3,632,087	6.64%
Vestal Point Capital, LP and affiliates (2)	3,025,000	5.53%
Nantahala Capital Management, LLC and affiliates (3)	2,982,013	5.45%
Directors and Named Executive Officers
Matthew Kapusta	1,452,659	2.65%
Madhavan Balachandran	90,686	*
Robert Gut	176,368	*
Rachelle Jacques	61,923	*
Jack Kaye	84,428	*
David Meek	79,189	*
Leonard Post	67,621	*
Jeremy Springhorn	90,683	*
Walid Abi-Saab	108,137	*
Pierre Caloz (4)	173,769	*
Christian Klemt	335,158	*
Jeannette Potts	77,284	*
All current executive officers and directors as a group (11 persons) (5)	2,624,136	4.79%

* Represents beneficial ownership of less than 1% of our outstanding Ordinary Shares.

(1)	This information is based solely on information reported on a Schedule 13G filed with the SEC on behalf of EcoR1 Capital, LLC, Oleg Nodelman and EcoR1 Capital Fund Qualified, L.P. on December 14, 2024. EcoR1 Capital, LLC is the general partner and investment adviser of investment funds, including EcoR1 Capital Fund Qualified, L.P.. Mr. Nodelman is the control person of EcoR1 Capital, LLC. According to the report, EcoR1 Capital, LLC and Oleg Nodelman have shared voting power and shared dispositive power with respect to 3,632,087 Ordinary Shares, and EcoR1 Capital Fund Qualified, L.P. has shared voting power and shared dispositive power with respect to 3,418,133 Ordinary Shares. The registered office of EcoR1 is 357 Tehama Street #3, San Francisco, CA 94103, United States.

(2)	This information is based solely on information reported on a Schedule 13G/A filed with the SEC on behalf of Vestal Point Capital, LP (“Vestal”) and Ryan Wilder on February 14, 2025. Vestal is the investment adviser to a certain fund and a managed account with respect to the Ordinary Shares directly held by such fund and account. Mr. Wilder is the Chief Investment Officer and Managing Partner of Vestal and the Managing Member of Vestal Point Capital, LLC, the general partner of the Vestal. According to to the report, Vestal has shared voting power and shared dispositive power with respect to 3,025,000 Ordinary Shares. The registered office of Vestal is 632 Broadway, Suite 602, New York, NY 10012, United States.

(3)	This information is based solely on information reported on a Schedule 13G/A filed with the SEC on behalf of Nantahala Capital Management, LLC (“Nantahala”) on November 14, 2024. According to the report, Nantahala has shared voting and dispositive power with respect to 2,982,013 Ordinary Shares. The registered office of Nantahala is 130 Main St. 2nd Floor, New Canaan, Connecticut 06840, United States.

(4)	Information regarding the shares beneficially owned by Dr. Caloz, our former Chief Operating Officer, is based on information known to the Company and information provided to the Company by Dr. Caloz.

(5)	Represents the number of shares beneficially owned by all current directors and executive officers as of March 31, 2025. The persons listed in the table below hold options to purchase the number of Ordinary Shares shown that are currently exercisable or become exercisable within 60 days of March 31, 2025, as well as the number of outstanding Ordinary Shares:

Name	Options to Purchase Ordinary Shares	Outstanding Ordinary Shares
Matthew Kapusta	1,033,206	419,453
Madhavan Balachandran	66,927	23,759
Robert Gut	133,343	43,025
Rachelle Jacques	47,515	14,408
Jack Kaye	77,927	6,501
David Meek	60,537	18,652
Leonard Post	51,622	15,999
Jeremy Springhorn	66,927	23,756
Walid Abi-Saab	72,036	36,101
Christian Klemt	235,897	99,261
Jeannette Potts	56,943	20,341
Directors and Executive Officers Total	1,902,880	721,256

Securities Authorized for Issuance under Equity Compensation Plans

The table below provides information about our Ordinary Shares that may be issued under our 2014 Share Incentive Plan, as amended and restated (the “2014 Plan”), our predecessor plans and outside these plans as of March 31, 2025:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
2014 Plan (Equity Compensation Plan Approved by Security Holders)	6,695,101	$ 13.02	2,518,214
Equity Compensation Plans Not Approved by Security Holders (2)	716,221	$ 9.87
Total	7,411,322	$ 12.71	2,518,214

(1)	The exercise price for our RSU and PSU awards is $0.00 and the values set forth in this table include the weighted-average exercise price of outstanding options, warrants and rights.

(2)	These awards include inducement grants entered into by the Company outside of the 2014 Plan and the predecessor plans.

At the 2024 Annual Meeting, shareholders authorized our Board to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares pursuant to the 2014 Plan and, to the extent required, to exclude or limit pre-emptive rights for a period up to 18 months. These authorizations expire on December 18, 2025.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

Based solely upon a review of the Forms 3, 4, and 5, as applicable, furnished to us, we believe that our executive officers, directors, and greater than 10% beneficial owners filed their beneficial ownership and change in ownership reports with the SEC in a timely manner during the 2024 calendar year, with the exception of a Form 4 filing for Leonard Post related to transactions that occurred on June 13, 2024 in connection with the annual equity grant to Board members, which was inadvertently filed one day late due to technical challenges.

COMPENSATION COMMITTEE REPORT

The Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

We have reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with uniQure’s management, and based upon such review and discussion, we recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 27, 2025.

The Compensation Committee

/s/ Madhavan Balachandran
Madhavan Balachandran, Chair

/s/ Jack Kaye
Jack Kaye

/s/ David Meek
David Meek

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (the “CD&A”), we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the below (each, an “NEO”) during fiscal 2024, including the elements of our compensation program for NEOs, material compensation decisions made under that program for fiscal 2024 and the material factors considered in making those decisions.

Named Executive Officer	Title
Matthew Kapusta	Chief Executive Officer and Executive Director
Walid Abi-Saab	Chief Medical Officer
Pierre Caloz	Former Chief Operations Officer
Christian Klemt	Chief Financial Officer
Jeannette Potts	Chief Legal and Compliance Officer

Executive Summary

We are a leader in the field of gene therapy, seeking to deliver to patients suffering from rare and other devastating diseases single treatments with potentially curative results. We are advancing a focused pipeline of innovative gene therapies, including our clinical candidates for the treatment of Huntington’s disease, amyotrophic lateral sclerosis (“ALS”), refractory mesial temporal lobe epilepsy (“mTLE”) and Fabry disease.

2024 Performance and Achievements

In 2024, our NEOs played critical roles in the achievement of our goals to advance and expand our pipeline of leading gene therapy product candidates. The following is an overview of our product candidates and recent developments in each of our clinical programs and other business developments.

Huntington’s Disease Program (AMT-130)

Huntington’s disease is a severe genetic neurodegenerative disorder causing loss of muscle coordination, behavioral abnormalities, and cognitive decline, often resulting in complete physical and mental deterioration over a 12 to 15-year period. The median survival time after onset is 15 to 18 years (range: 5 to >25 years). Huntington’s disease is caused by an inherited defect in a single gene that codes for a protein called Huntingtin (“HTT”). The estimated prevalence of Huntington’s disease is three to seven per 100,000 in the general population, similar in men and women, and it is therefore considered a rare disease.

AMT-130 is our novel gene therapy candidate for the treatment of Huntington’s disease, which utilizes our proprietary, gene-silencing miQURE platform and incorporates an AAV vector carrying a miRNA specifically designed to silence the huntingtin gene and the potentially highly toxic exon 1 protein fragment. We are currently conducting a multi-center randomized, controlled Phase I/II clinical trial for AMT-130 in the United States (“U.S. study”), as well as an open-label Phase Ib/II study in Europe (“European study”) with the same early-manifest criteria for Huntington’s disease as the U.S. study. As of February 2025, we have enrolled 12 patients across the U.S. and the U.K. into a third cohort to further investigate both doses of AMT-130 together with perioperative immunosuppression using the current, established stereotactic administration procedure. The focus of this third cohort is to evaluate near-term safety and tolerability.

In July 2024, we announced updated interim clinical data including up to 24 months of follow-up data from 29 patients enrolled in the U.S. study and the European study as of a March 31, 2024 cut-off date. In conjunction with the July 2024 update, we conducted a post-hoc statistical analysis of clinical outcomes for the 21 treated patients at 24 months compared to a propensity-weighted external control developed in collaboration with the Cure Huntington’s Disease Initiative using data from the TRACK-HD, TRACK-ON and PREDICT-HD natural history studies. The external control includes 154 patients that met the Phase I/II clinical trial eligibility criteria and whose data contributions were statistically weighted using propensity scoring to closely match the baseline characteristics of patients treated with AMT-130. Disease-related outcomes for these well-balanced cohorts were then compared after 24 months follow-up.

Measures of statistical significance in this analysis were based on nominal p values and are unadjusted. A summary of key observations related to efficacy from the July 2024 interim update is set forth below:

●	A statistically significant, dose-dependent, slowing in disease progression measured by cUHDRS was observed through 24 months in patients receiving the high dose of AMT-130.

●	Trends in measurements of motor and cognitive function showed near-baseline stability throughout the 24 months of follow-up in patients receiving the high dose of AMT-130.

●	A statistically significant reduction of NfL in CSF was observed in patients treated with AMT-130.

In December 2024, we announced alignment with the U.S. Food and Drug Administration (“FDA”) on key elements of an accelerated approval pathway for AMT-130 Huntington’s disease. The FDA agreed that data from our ongoing Phase I/II study compared to a natural history external control may serve as the primary basis for a Biologics License Application (“BLA”) for accelerated approval and that the composite Unified Huntington’s disease rating scale (“cUHDRS”) may serve as an intermediate clinical endpoint for accelerated approval.

Temporal Lobe Epilepsy Program (AMT-260)

TLE affects approximately 1.0 million people in the U.S. and E.U. alone, of which approximately 0.3 million U.S. patients are inadequately treated through anti-seizure medications and are considered refractory. 240,000 of U.S. refractory TLE patients have a lesion in the mesial temporal lobe (hippocampus), which is expressed as sclerosis, atrophy or scarring. mTLE is often caused by brain injury, infections or prolonged febrile seizures which can lead to hyperexcitability of the hippocampus and repeated seizures which can further damage the hippocampus over time. Refractory mTLE patients have a poor quality of life and a reduced lifespan.

AMT-260 is comprised of an AAV9 vector that locally delivers two engineered miRNAs designed to degrade the GRIK2 gene and suppress the aberrant expression of glutamate receptor subtype GLUK2 that is believed to trigger seizures in patients with refractory mTLE. We have initiated a Phase I/IIa clinical trial for AMT-260 that is being conducted in the United States and consists of two parts. The first part is a multicenter, open-label trial with two dosing cohorts of six patients each to assess safety, tolerability, and first signs for efficacy of AMT-260 in patients with refractory mTLE. The second part is expected to be a randomized, controlled trial to generate proof of concept data. The FDA-approved study protocol provides that the first three patients to be enrolled in the study are required to have MRI-confirmed unilateral, hippocampal sclerosis.

In November 2024, we announced that the first patient had been dosed in the GenTLE Phase I/IIa clinical trial of AMT-260 for the treatment of mTLE. In addition, the FDA recently approved a protocol amendment expanding the inclusion criteria for certain patients in the first cohort to include patients with non-lesional mesial temporal lobe epilepsy in the non-dominant hemisphere.

Amyotrophic Lateral Sclerosis (AMT-162 for ALS-SOD1)

ALS, commonly known as Lou Gehrig’s disease, is a progressive and fatal neuromuscular disease with the majority of ALS patients dying within 2 to 5 years of receiving a diagnosis. Familial ALS, a hereditary form of the disease, accounts for 5-10% of cases, whereas the remaining cases (sporadic ALS) have no clearly defined etiology.

One of the genetic mutations that causes ALS is pathogenic mutations in the superoxide dismutase enzyme 1 (“SOD1”). SOD1 is an enzyme that is responsible for catalyzing toxic superoxide to hydrogen peroxide and dioxygen. While the exact mechanism for disease is not known, it is believed that a toxic gain of function in SOD1 results in oxidative stress and cell death of motor neurons. More than 100 pathogenic SOD-1 have been identified. Mutations are concentrated in a few regions of the protein. Mutations can be both dominant and recessive. Most common mutations occur in the D90A, G93A, A4H and D46R genes.

In January 2023, we announced that we entered into a global licensing agreement with Apic Bio for a novel, one-time, intrathecally administered gene therapy for ALS caused by SOD1 mutations (now known as AMT-162). AMT-162 is comprised of a recombinant AAVrh10 vector that expresses a miRNA designed to knock down the expression of SOD1 with the goal of slowing down or potentially reversing the progression of ALS in patients with SOD1 mutations. The FDA has cleared the IND application for AMT-162 and has granted Orphan Drug and Fast Track Designation.

In October 2024, we announced the first patient had been dosed in a Phase I/IIa clinical trial of AMT-162 (“EPISOD1”) for the treatment of SOD1-ALS. EPISOD1 is a Phase I/II multi-center, open-label trial of AMT-162 for the treatment of SOD1-ALS being conducted in the United States consisting of three dose-escalating cohorts with up to four patients each receiving a short course of immunosuppression prior to and after an intrathecal infusion of AMT-162. The trial will explore the safety and tolerability of AMT-162 and will assess exploratory signs of efficacy by measuring neurofilament light chain, a biomarker of neuronal damage, and SOD1 protein.

In January 2025, we announced that the independent data monitoring committee had recommended to proceed with enrollment of the second cohort after a review of the 28-day safety data from the first cohort.

Fabry disease program (AMT-191)

Fabry disease is a progressive, inherited, multisystemic lysosomal storage disease characterized by specific neurological, cutaneous, renal, cardiovascular, cochleo-vestibular, and cerebrovascular manifestations. Fabry disease is caused by a defect in a gene that encodes for a protein called α-galactosidase A (“GLA”). The GLA protein is an essential enzyme required to breakdown globotriaosylsphingosine (“Gb3”) and lyso-globotriaosylsphingosine (“lyso-Gb3”). In patients living with Fabry disease, Gb3 and lyso-Gb3 accumulate in various cells throughout the body, causing progressive clinical signs and symptoms of the disease. Current treatment options, which consist of bi-weekly intravenous enzyme replacement therapy, typically have no therapeutic benefit in patients with advanced renal or cardiac disease. Studies have also shown that a majority of male patients develop antibodies that inhibit the GLA protein and interfere with therapeutic efficacy.

AMT-191 is our investigational gene therapy candidate for the treatment of Fabry disease. AMT-191 is comprised of an AAV5 capsid that incorporates the α-galactosidase A (GLA) transgene and a proprietary, highly potent, liver-specific promoter. We are conducting a Phase I/IIa clinical trial in the United States. The multicenter, open-label clinical trial consists of two dose-escalating cohorts of three patients each to assess safety, tolerability, and efficacy of AMT-191 in patients with Fabry disease. Three patients will be dosed in the initial dose. If no dose-limiting toxicology is identified, the dose will be escalated. If dose-limiting toxicology occurs in one of the three initial patients, three additional patients will be enrolled at the same dose level. If no additional patients in the cohort experience a dose-limiting toxicology, the dose will be escalated. Assessments will be made at three- and six-months post-treatment.

In August 2024, we announced that the first patient has been dosed in a Phase I/IIa clinical trial of AMT-191 for the treatment of Fabry disease. In September 2024, we announced the FDA granted Orphan Drug Designation to AMT-191 and in October 2024, the FDA granted Fast Track Designation to AMT-191.

In February 2025, we announced the completion of enrollment in the first cohort of the Phase I/IIa trial. Additionally, the Independent Data Monitoring Committee reviewed safety data from the initial two patients enrolled in the first cohort. The IDMC’s review did not identify any significant safety concerns and recommended proceeding with enrollment in the second cohort.

Sale of commercial manufacturing activities

In June 2024, our affiliates, uniQure Inc. and uniQure biopharma B.V., entered into an asset purchase agreement (the “APA”) with Genezen Holdings Inc. and its subsidiary, Genezen MA, Inc. (together “Genezen”) to sell certain assets and assume certain liabilities related to our manufacturing facility and operations in Lexington, Massachusetts (“Lexington Transaction”). The Lexington Transaction closed in July 2024. In connection with the closing of the Lexington Transaction, Genezen extended offers of employment to a significant majority of our employees located at the Lexington facility and our Chief Executive Officer, Matthew Kapusta, joined the board of directors of Genezen.

Organizational restructuring

In August 2024, we announced a global organizational restructuring resulting in the elimination of approximately 300 positions or 65 percent of our workforce, which was substantially complete as of the end of 2024. These actions were the outcome of a comprehensive review of our operations with the goals of conserving capital and streamlining the organization.

Compensation Philosophy and Principles

We operate in a competitive, rapidly changing and heavily regulated industry. The long-term success of our business requires us to be resourceful, adaptable, and innovative. The skills, talent, and dedication of our executive officers are critical components to our success and the future growth of the company. Therefore, our compensation program for all of our executive officers, including our NEOs, is designed to attract, retain, and incentivize the best possible talent.

The Compensation Committee has established core objectives for our executive compensation program that are designed to attract and retain the talent we believe is necessary to successfully lead uniQure and our employees globally.

Pay for performance	Motivate and reward our senior management to achieve established business and individual objectives.
Align interests with our Shareholders	Align compensation with the value realized by our shareholders.
Use “at risk” compensation to incentivize executives	Use “at risk” or variable compensation to align senior management’s interests with those of our shareholders over time and contribute to the achievement of both short- and long-term goals.
Attract and retain talented executives	Provide compensation opportunities and policies that are competitive with similarly sized biotechnology companies.

How We Determine Executive Compensation

Compensation Oversight

The Compensation Committee is composed of independent directors who, as of the end of 2024, were Messrs. Balachandran, Kaye, and Meek, with Mr. Balachandran serving as the Chair. The Compensation Committee’s authority, duties and responsibilities are set out in the Compensation Committee’s charter, which can be found on our website: www.uniqure.com/investors-media/corporate-governance.

The overarching purpose of the Compensation Committee is to oversee the Board’s discharge of its responsibilities relating to uniQure’s compensation policies, plans and programs for its executive officers and directors. The Compensation Committee is accountable for any changes in compensation for the Chief Executive Officer, and the Chief Executive Officer is not included in any discussions regarding changes to his own compensation, which is ultimately subject to full Board approval. For other NEOs, recommendations are made by the Chief Executive Officer and subsequently reviewed and approved by the Compensation Committee. Overall compensation for our NEOs may increase or decrease year-to-year based upon, among other things, the officer’s annual performance or changes in his or her responsibilities.

The Annual Compensation Committee Process

The Compensation Committee meets periodically throughout the year to consider the topics listed below, broken down by the quarter in which they are typically addressed.

Quarter	Typical Meeting Topics
1
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Determine Management’s performance against their goals for the previous year;
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Determine the Management’s goals for the current year;
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Determine current year executive compensation base salary, target bonus and long-term equity incentive grants, as well as earned annual cash bonus for the prior year; and
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Determine the current year non-executive employee compensation, including merit pool for base salary increases, bonus pool for prior year performance, and annual equity grants.

2
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Assess prior year activities and Compensation Committee performance;
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Review the Compensation Committee Charter;
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Review, with our compensation consultant, best practices related to disclosure and director and executive compensation;
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Review information provided by compensation consultant related to director compensation based on peer group;
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Determine director compensation, including cash and equity compensation; and
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Plan compensation cycle through the remainder of the current year and into the following year.

3	● Review compensation peer group; and ● Engage compensation consultant for work associated with upcoming compensation cycle.

4
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Review information provided by compensation consultant, including comparable peer group data related to executive compensation;
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Perform initial compensation evaluations for the coming year (including executive cash and equity compensation), non-executive employee compensation including merit pool for base salary increases, bonus pool for prior year performance, and annual equity grants; and
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Perform initial evaluations of the Company’s performance against their corporate goals.

Additional meetings are scheduled on an as needed basis. In 2024 the Compensation Committee met eight times.

Use of an Independent Advisor

As set out in its charter, the Compensation Committee has the authority to retain outside consultants to provide independent advice to the Compensation Committee. In 2024, the Compensation Committee retained WTW, a global human resources consulting firm, as its independent compensation consultant for fiscal year 2024. WTW reported directly to the Compensation Committee and took direction from the Chair of the Compensation Committee.

During 2024, WTW assisted in designing and reviewing our management and director compensation programs, including reviewing the compensation peer group, providing market data on all aspects of compensation, reviewing long-term incentive grant practices, attending Compensation Committee meetings, and providing general advice.

The Compensation Committee considered the analyses and advice provided by WTW as well as support and insight from management when making compensation decisions.

The Compensation Committee has assessed the independence of WTW taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards, and concluded that no conflict of interest has arisen with respect to the work that WTW performs for the Compensation Committee.

Managing Compensation-Related Risk

The Company operates in a highly regulated and competitive sector, and managing risk is embedded in the way the Company is run and operates. The Board has delegated to the Compensation Committee responsibility to oversee compensation-related risk.

The Compensation Committee annually evaluates whether there are potential risks arising from our compensation policies and practices as part of our annual risk assessment performed by management and reported to and discussed with the Board. The Compensation Committee believes that our compensation policies and practices do not encourage our executives to take excessive risks that could reasonably be expected to materially threaten the value of the Company. Our compensation policies and practices diversify the risks associated with any single element of the executives’ compensation. Specifically, the executive compensation programs and processes are designed to align with the short- and long-term strategies that support a high-performing, sustainable business. Additionally, our individual and corporate goals are thoughtfully determined prior to the start of the applicable performance periods for short-term and long-term incentive programs with key priorities aligned to the long-term strategy.

Compensation Peer Group

The Compensation Committee, with the support of WTW, conducts an annual review of the peer group used for benchmarking compensation levels. A peer group review was performed in 2023 and approved in September 2023 to inform 2024 compensation decision making (the “2024 Peer Group”). The 2024 Peer Group is comprised of sixteen publicly traded, biopharmaceutical companies with similar profiles based on multiple factors, including number of employees, market capitalization, research and development expense, revenue, and pipeline profile.

The 2024 Peer Group is comprised of the following companies:

• Agios Pharmaceuticals	• Intellia Therapeutics	• Sangamo Therapeutics
• Alector, Inc.	• MeiraGTX	• Travere Therapeutics
• bluebird bio	• Regenxbio	• Voyager Therapeutics
• Denali Therapeutics	• Revance Therapeutics	• Wave Life Science
• Editas Medicine	• Rocket Pharmaceuticals
• Generation Bio	• Sage Therapeutics

The 2024 Peer Group reflects the removal of Adverum Biotechnologies, Arrowhead Pharmaceuticals, Dynavax Technologies, Epizyme, and Invitae Corporation, as well as the addition of Agios Pharmaceuticals, bluebird bio, Rocket Pharmaceuticals, and Sage Therapeutics.

At the time of its approval, the 2024 Peer Group reflected the following characteristics:

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The trailing twelve-month average market capitalization ranged from approximately $400 million to $1.7 billion (25th to 75th percentile), with uniQure ranking at the 52nd percentile.
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Employee headcount ranged from approximately 240 to 470 employees (25th to 75th percentile), with uniQure ranking at the 83rd percentile.
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Research and development expense ranged from approximately $110 to $260 million (25th to 75th percentile), with uniQure ranking at the 43rd percentile.

The Compensation Committee determined that uniQure’s size relative to the peer group was appropriate for the purpose of compensation comparisons and benchmarking. For executive roles where insufficient publicly available data was available to inform market comparisons based on proxy statement disclosures, the Compensation Committee additionally referenced survey data provided by WTW for similarly sized biotechnology and biopharmaceutical companies.

Compensation Elements

At the 2016 Annual General Meeting, uniQure Shareholders approved our Remuneration Policy, which sets out the structure for the compensation granted to our senior managers, including the Chief Executive Officer and other NEOs. The full policy can be found on our website: www.uniqure.com/investors-media/corporate-governance

In summary, our compensation program is designed to be straightforward with five core elements, three of which are compensation related and two of which are benefits reflecting local market practices for each NEO.

Element	Purpose	Key Features
Base Salary	● Provide market-competitive fixed compensation ● Attract exceptional talent in the relevant market
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Fixed cash compensation
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Reviewed annually
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Value informed by market levels for executives with comparable qualifications, experience, and responsibility, coupled with the nature, scope and impact of the role
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Target approximately 50th percentile of market peers, considering the above factors

Short-Term Incentive (Annual Cash Bonus)	● Reward for achievement of pre-defined criteria in areas of strategic importance to uniQure ● Align compensation with Company performance
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Subject to the approval of the Board in its discretion
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Discretionary variable cash compensation ranging from 40% to 60% of annual base salary
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Maximum opportunity capped at 150% of target
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Weighting is based solely on performance against corporate goals for the Chief Executive Officer, and a combination of performance against corporate goals (80%) and individual goals (20%) for the other NEOs
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Corporate and individual targets established in the beginning of each year
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Assessment against the predetermined goals informs actual cash bonus that is awarded
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Target bonuses informed by levels in the market, with reference to the 50th percentile

Long-Term Incentives (Equity Awards)	● Align long-term interests with shareholders ● Reward sustainable value creation ● Encourage retention
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Annual awards subject to the approval of the Board in its discretion
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Annual awards in 2024 were a mix of stock options and restricted stock units
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Stock options have a ten-year term, with 25% vesting after one year and then ratably on a quarterly basis
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Restricted stock units vest ratably on an annual basis over three years
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Periodic, one-time performance share units to support key business objectives
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Target opportunity informed by prior year performance and levels in the market with reference to the 50th percentile

Pension and Retirement Savings Plans	● Provide market-competitive retirement benefits
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Based on local market practice
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U.S.-based employees, including our NEOs, are eligible to participate in a qualified 401(k) Plan with matching of up to 3% of base salary
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Netherlands-based employees, including our NEOs, are eligible to participate in a defined contribution pension plan
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Switzerland-based employees, including our NEOs, are eligible to participate in a defined benefit plan.

Other Benefits	● Provide market competitive benefits focused on well-being
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Medical, dental and vision health care plans with premiums paid by the company for U.S. employees, including NEOs
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Up to four weeks of paid time off for U.S.-based NEOs and six weeks for Netherlands-based NEOs, and six weeks for Switzerland-based NEOs.

2024 Compensation Decisions and Outcomes

Base Salary

As described below, our NEOs receive a base salary, the terms of which are subject to each of their individual employment agreements. The Compensation Committee annually reviews each named executive officer’s base salary and may adjust such individual’s base salary after considering his or her responsibilities, performance and contributions to the Company and the Company’s overall performance. Additionally, the Compensation Committee will consider market data, with a view to ensuring base salary is set competitively, with a philosophy of targeting approximately the 50th percentile, taking into consideration the above factors. Based on that analysis and the recommendation of our Compensation Committee, the Board made adjustments from the prior year to the base salaries of our NEOs.

The 2024 base salary for our NEOs is described below:

Named Executive Officer	2023 Base Salary	2024 Base Salary	Percentage Increase	Effective Date
Matthew Kapusta (1)	$635,000	$657,000	3.5%	January 2024
Christian Klemt (2)	€ 375,000	€ 415,000	10.7%	January 2024
Pierre Caloz (1)	494,000 CHF	511,000 CHF	3.4%	January 2024
Walid Abi-Saab (1)	460,000 CHF	476,000 CHF	3.5%	January 2024
Jeannette Potts (1)	$465,000	$481,000	3.4%	January 2024
(1)	Base salaries were increased in alignment with the increase rate for the broader employee population.

(2)	Mr. Klemt’s salary increase reflects a market adjustment to ensure a competitive market salary.

Short-term Incentive

The Company’s short-term incentives to NEOs provide an opportunity for our NEOs to earn an annual cash bonus, contingent on the successful achievement of goals with various program areas aligned with our strategic objectives. The award of any annual bonuses is subject to the approval of the Board in its discretion.

Any annual cash bonus for the Chief Executive Officer is based solely on the assessment of company-wide performance. For the other NEOs, 80% of their opportunity is based on the same company-wide performance, with the remaining 20% based on individual performance.

Bonus opportunities for the NEOs in 2024 were as follows:

Named Executive Officer	Target Bonus (% of salary)	Maximum Bonus (% of salary)
Matthew Kapusta	60%	90%
Christian Klemt	40%	60%
Pierre Caloz	50%	75%
Walid Abi-Saab	50%	75%
Jeannette Potts	40%	60%

There were no changes to the NEOs target bonus levels in 2024. Annually, we evaluate and establish performance targets based on the corporate goals that are adopted by the Board. Our performance targets are generally based on the achievement of a key set of core objectives considered essential to our successful performance over a given calendar year. These core objectives are designed across the range of functions of the Company, including clinical, research and technology, regulatory, manufacturing, finance, and other general and administrative functions.

Our performance against targets is reviewed periodically with the Board throughout the year. At the end of the calendar year, we assess the overall performance, which is then used for compensation decisions, including the payment of annual incentive bonuses.

In early 2024, the Board approved the following corporate objectives and the relative weighting at target for such objectives:

Corporate Objectives	Weighting at Target	Corporate Sub-Objectives	Weighting at Target
Clinical & Operational Execution	60%	Define the regulatory pathway for the Huntington’s disease program	35.0%
		Execute clinical development for TLE	10.0%
		Execute clinical development for SOD-1 ALS	5.0%
		Execute clinical development for Fabry	5.0%
		Deliver HEMGENIX supply	5.0%
Transformation & Innovation	20%	Advance corporate development & strategic initiatives	15.0%
		Advance research and technology priorities	5.0%
Organizational Health	20%	Improve culture & retain talent	7.5%
		Conserve capital	10.0%
		Advance Information Technology & compliance priorities	2.5%

Our corporate objectives for 2023 to 2024 measured both “Clinical & Operational Execution” as well as “Organizational Health”. We updated our corporate objectives from measuring “Growth & innovation” in 2023 to measuring “Transformation & Innovation” in 2024. The rationale for the change in 2024 was to better align our corporate objectives with our strategic objectives and business plans over the course of 2024, including the sale of our Lexington manufacturing facility and the organizational restructuring described above, which were more accurately characterized as “transformational” objectives rather than “growth” objectives. We believe these objectives were critical throughout 2024 to the successful execution of our long-term strategy and the creation of sustainable shareholder value. In developing these objectives and sub-objectives, each is assigned a relative weighting and time frame for achievement, which ultimately informs the rating assigned at year-end. Each objective had at least two associated sub-objectives. The Compensation Committee believed that these objectives and subobjectives were challenging but attainable for the Company.

To achieve the annual cash bonus, the total performance related to all key goals must exceed a minimum threshold of 50%. The maximum total performance related to all key goals cannot exceed 150%. The total performance is determined by taking the weighted average of each of the goals. If overall performance is assessed at below 50%, no annual cash bonus is paid, and if overall performance assessed at above 150%, the annual cash bonus is capped at 150% of the target bonus.

While the specific goals are not disclosed for each objective given their potential competitive sensitivity, the following achievements in 2024 were factors taken into consideration when assessing Company performance:

Key Goal	Key Achievements
Clinical & Operational Execution
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Received favorable feedback from FDA supportive of Accelerated Approval pathway for AMT-130 for the treatment of Huntington’s disease
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Achieved first-ever RMAT designation in Huntington’s disease
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Presented encouraging two-year data for AMT-130 for the treatment of Huntington’s disease
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Initiated patient dosing in Phase 1/2 study of AMT-260 for the treatment of mTLE
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Initiated patient dosing in Phase 1/2 study of AMT-191 for the treatment of Fabry disease
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Completed dosing of Cohort 1 in Phase 1/2 study of AMT-162 for the treatment of SOD-1 ALS
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Activated approximately 30 sites across new Phase 1/2 studies
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Delivered HEMGENIX supply consistent with CSL Behring forecasts
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Produced clinical trial material to meet enrollment needs
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Favorable regulatory inspection by EMA for Lexington manufacturing facility

Transformation & Innovation	● Completed divestiture of Lexington manufacturing facility ● Developed strategic plan for Huntington’s disease program ● Advanced next-generation capsid initiatives

Organizational Health
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Executed organizational restructuring intended to lower cash burn by approximately 40 percent
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Extended cash runway
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Achieved favorable annual cash burn relative to budget
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Reduced voluntary turnover from prior year, consistent with market
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Strengthened information technology and compliance infrastructure
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Initiated development of new cultural decision-making framework
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Completed Board competency assessment

The following table provides a breakdown of how the Board, and the Compensation Committee, with respect to our Chief Executive Officer and remaining NEOs respectively, determined that we performed when measured against each of these corporate objectives during 2024:

Corporate Objectives	Weighting at Target	Maximum Achievement	Actual % Earned
Define registrational pathway for Huntington’s disease program	35.0%	52.5%	51.6%
Execute clinical development for TLE	10.0%	15.0%	5.0%
Execute clinical development for SOD-1 ALS	5.0%	7.5%	5.0%
Execute clinical development for Fabry	5.0%	7.5%	3.0%
Deliver HEMGENIX supply	5.0%	7.5%	5.0%
Advance corporate development & strategic initiatives	15.0%	22.5%	16.5%
Advance research and technology priorities	5.0%	7.5%	4.5%
Improve culture & retain talent	7.5%	11.3%	5.3%
Conserve capital	10.0%	15.0%	11.5%
Advance Information Technology & compliance priorities	2.5%	3.7%	2.5%
Total	100%	150%	110%

In consultation with our NEOs, Mr. Kapusta established individual goals for each of our NEOs at the beginning of 2024 that (i) were specific to each NEO’s area of responsibility and (ii) were intended to support our corporate objectives for 2024. At the time these goals were established, Mr. Kapusta believed they were challenging but attainable, and attainment was uncertain. Mr. Kapusta’s and Dr. Potts’ achievement aligned with the company’s overall achievement.

Dr. Abi-Saab received a higher individual goal achievement based on the advancement of the Huntington’s disease program. Mr. Klemt received a higher individual goal achievement based on exceeding conservation of capital goals and playing a vital role in the manufacturing facility divestiture and the organizational restructuring. The combination of corporate and individual performance resulted in the following 2024 actual bonus payments:

		Allocation of Bonus			Actual Bonus Achievement
Named Executive Officer	Base Salary	Target Bonus %	Corporate Goals Weighting	Individual Goals Weighting	Corporate & Individual Goal Achievement	2024 Cash Bonus
Matthew Kapusta	$657,000	60%	100%	—	110%	$433,620
Christian Klemt	€ 415,000	40%	80%	20%	115%	€ 190,900
Pierre Caloz (1)	511,000 CHF	50%	80%	20%	—	—
Walid Abi-Saab	476,000 CHF	50%	80%	20%	115%	273,700 CHF
Jeannette Potts	$481,000	40%	80%	20%	110%	$211,640

(1)	Following Mr. Caloz’s separation from the company, he was not eligible to receive a 2024 bonus.

2024 Long-Term Incentive Awards

The Company’s 2014 Plan provides that the Board may grant equity awards to its employees. These grants include annual and periodic equity awards linked to continued employment and, at the Board’s discretion, the achievement of certain performance targets. Such grants as they apply to our NEOs are described below. Pursuant to the 2014 Plan, employees may be granted options, restricted share units or performance share units. By awarding long-term incentive awards via a combination of different vehicles, the Compensation Committee can balance the objectives of driving sustainable long-term performance and shareholder value creation, encouraging retention while remaining market competitive.

For 2024, the Compensation Committee determined that annual long-term incentive awards would be granted in the form of share options and restricted share units. This combination of vehicles balances our objectives of long-term performance and shareholder value creation with executive retention and market competitiveness. Options require our stock price to increase, and to do so in a sustainable way, for the awards to have and retain value. The Compensation Committee believes these provide a compelling performance orientation.

Awards are generally made annually in the first calendar quarter, considering the impact on achieving our corporate goals, performance in the prior year and market data for the compensation peer group. The key features of each award type are as follows:

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Stock Options
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Options vest over a period of four years, with 25% of options granted becoming exercisable on the first anniversary, with the remaining options becoming exercisable pro-rata on a quarterly basis over the remaining three years.
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Awards expire after ten years.
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Share options cannot be repriced, reset, or exchanged for cash if underwater without shareholder approval.

Restricted Stock Units
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Restricted Stock Units vest pro-rata on an annual basis over three years.
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Dividends do not accrue until shares are free from restrictions, unless expressly stated in the applicable award agreement.
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Shares are issued to the participant upon vesting of the award but may be subject to a nondiscretionary sale of a portion of the shares to cover tax withholding requirements.

Target equity awards are approved each year by the Compensation Committee, based on a combination of factors including performance against corporate and individual goals, granting history in prior years, impact on share utilization and dilution, impact of the individual on achieving the Company’s corporate goals, relative grant levels among executives, market practices and other relevant factors. In determining and approving award values, the Compensation Committee reviews data for our peer group and the overall total compensation of our executive officers. Considering the overall corporate performance and individual achievement, our Compensation Committee typically recommends that the Board grant long-term incentive equity awards that were commensurate with reference to the 25th - 75th percentile of our peer group. In establishing the mix of long-term incentives to award our NEOs, the Compensation Committee referenced market data for our peers, which found that most competitors grant awards in either stock options or a combination of stock options and restricted stock units.

Over the course of 2023, the Company’s share price declined by over 70% from $22.67 per Ordinary share on December 30, 2022 to $6.77 per Ordinary share on December 29, 2023. The Compensation Committee considered this decline and our shareholder dilution, in addition to market data for our peers, when establishing the annual equity grant for March 2024. The Compensation Committee intentionally deviated from its typical market positioning approach and reduced the fair value of the 2024 annual equity below the market 25th percentile of our peer group. The awards had the following fair values as of the March 2024 grant date (rounded to the nearest thousand).

Named Executive Officer	Stock Options	Restricted Stock Units	Total
Matthew Kapusta	$ 840,000	$ 840,000	$ 1,680,000
Christian Klemt	$ 277,000	$ 277,000	$ 554,000
Pierre Caloz	$ 185,000	$ 185,000	$ 370,000
Walid Abi-Saab	$ 277,000	$ 277,000	$ 554,000
Jeannette Potts	$ 277,000	$ 277,000	$ 554,000

Target Pay Mix

A significant portion of our NEOs’ target compensation is variable and at risk, granted through a combination of short-term and long-term incentives intended to maximize alignment with our shareholders and long-term value creation. The 2023 target compensation mix for Mr. Kapusta was 90% at risk (reflecting the combined short-term and long-term incentive component, calculated based on grant date fair value) and 10% not at risk (reflecting the salary component). In 2023, for our NEOs other than Mr. Kapusta, we targeted a range of 75% to 80% at-risk compensation and 20% to 25% of not-at-risk compensation. The overall compensation structure for our NEOs other than Mr. Kapusta was adjusted to determine an appropriate mix on a position-by-position basis based on peer group data for each position.

In 2024, as described in the 2024 Long-Term Incentive Awards section, the Compensation Committee reduced the target fair value of the 2024 annual equity below the market 25th percentile of our peer group, reflecting a deviation from prior years where the Company targeted the 25th - 75th percentile of our peer group. This decision also decreased the long-term incentive portion of our pay mix for the NEOs. The 2024 long-term incentive grants represented a one-time change based on our ordinary share price performance and other considerations aimed at reducing dilution to our existing shareholders. The Compensation Committee intends to resume to typical practice when granting 2025 long-term with reference to the 25th - 75th percentile of our peer group.

Vesting of 2021 Performance Share Units

In 2021 the Compensation Committee determined to award key leaders, including the NEOs, a one-time performance-based equity grant to support the retention of employees and align the organization around key value drivers for the company. As a result of the achievements described above with respect to our Huntington’s disease, ALS-SOD1, and Fabry disease program, the PSUs vested in the fourth quarter of 2024 and the first quarter of 2025. PSUs associated with Huntington’s disease program performance vested at 80% achievement of target. PSUs associated with ALS-SOD1 and Fabry disease program performance vested at 60% achievement of target.

2024 One-Time Performance Grant

In November 2024, the Compensation Committee awarded a one-time targeted performance grant to Dr. Abi-Saab (the “2024 Performance Grant”). The purpose of the 2024 Performance Grant was to incentivize the achievement of specific milestones related to the execution of Huntington’s disease and mTLE-related program goals that are critical to our success and the generation of shareholder value. The 2024 Performance Grant is at-risk, can be fully assessed by the end of June 2026, and includes a performance cash bonus and performance share units. The target value of the performance cash is $284,000 and the target value of the performance share units is $584,000 (as of the date of grant, rounded to the nearest thousand). Dr. Abi-Saab’s 2024 performance grant was a one-time grant that will not be a recurring component of Dr. Abi-Saab’s or any other NEO’s compensation.

Policies and Practices Related to the Grants of Certain Equity Awards

It is the policy of the Board and the Compensation Committee to not take material nonpublic information into account when determining the timing of equity awards in order to take advantage of a depressed ordinary share price or an anticipated increase in ordinary share price. Similarly, it is our practice not to time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. There were not any equity awards granted to our NEOs in 2024 during the period from four business days before to one business day after the filing of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, or the filing or furnishing of any Current Reports on Form 8-K that disclosed material nonpublic information.

Clawback Policy

In December 2021, the Board adopted a Compensation Clawback Policy (the “Clawback Policy”) and revised the Clawback Policy in December 2023 to comply with Nasdaq listing requirements. A detailed description of the Clawback Policy can be found under the heading “Other Executive Compensation” and the full Clawback Policy is available on our website at www.uniqure.com/investors-media/corporate-governance.

Chief Executive Officer Pay Ratio

Under Item 402(u) of Regulation S-K adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to disclose the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median compensated employee, excluding our Chief Executive Officer.

The following table sets forth a summary of the median of the annual total compensation of employees of the Company (other than the Chief Executive Officer), the annual total compensation of our Chief Executive Officer and the ratio of such amounts.

Matthew Kapusta 2024 annual total compensation	$3,075,938
Median Employee 2024 annual total compensation	$127,750
CEO to Median Employee Pay Ratio	24 to 1

Methodology

Our methodology for determining our CEO pay ratio relies on reasonable estimates and assumptions calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median employee, we calculated the 2024 total annual compensation of the median employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Specifically, we used total wages earned as our consistently applied compensation measure excluding the Chief Executive Officer, which we obtained from our payroll records across our global employee population. We calculated the total wages earned in the 2024 calendar year and adjusted the pay of employees in Europe from Euros to U.S. Dollars using the average exchange rate that we applied in our audited financial statements. For each employee who started his or her employment after January 1, 2024, we adjusted the total wages earned by such employee to reflect his or her annualized wages earned.

We then calculated our median employee’s compensation in 2024 and determined that the total annual compensation of our median employee was $127,750 as of December 31, 2024.

Our Chief Executive Officer to median employee pay ratio is 24 to 1.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies, including our compensation peer group, may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Employment Agreements

Matthew Kapusta

On April 15, 2025, uniQure, Inc., our wholly owned subsidiary, entered into an amended and restated employment agreement with Matthew Kapusta (the “Amended and Restated Kapusta Agreement”), pursuant to which Mr. Kapusta continues to serve as our President and Chief Executive Officer.

The Amended and Restated Kapusta Agreement was entered into for the primary purpose of consolidating the previous employment agreement between uniQure, Inc. and Mr. Kapusta, which was originally entered into as of December 9, 2014, and amended as of October 19, 2016, March 14, 2017, October 26, 2017, and December 20, 2017 respectively (collectively, the “Prior Agreement”), into a single agreement and to: (i) conform with changes in law; (ii) increase Mr. Kapusta’s base salary and annual bonus target; (iii) extend the term so that the Amended and Restated Kapusta Agreement will be in effect until terminated by uniQure, Inc. or Mr. Kapusta pursuant to its terms; and (iv) amend the severance entitlements that Mr. Kapusta would be entitled to in the event of a qualifying termination of employment (as described more fully below).

Pursuant to the Amended and Restated Kapusta Agreement, Mr. Kapusta receives the following compensation: (i) an annual base salary of $676,700, which will be reviewed annually for increase, (ii) eligibility to receive an annual performance bonus with a target amount of 60% of Mr. Kapusta’s base salary, and (iii) eligibility to receive long-term cash-based or equity incentives at the Board’s discretion, under the 2014 Plan, as amended, or any successor plan thereto. For additional information on Mr. Kapusta’s compensation, see “Compensation Discussion & Analysis”.

The Amended and Restated Kapusta Agreement provides that if Mr. Kapusta’s service with uniQure, Inc. is terminated by uniQure, Inc. without cause or by Mr. Kapusta for good reason, then Mr. Kapusta will receive the following severance benefits:

(i)	continued payments of Mr. Kapusta’s then current base salary, payable over an 18-month period in accordance with regular payroll practices;
(ii)	premium payments or reimbursements for Mr. Kapusta’s COBRA premiums for 18-months (unless such period is ended earlier because Mr. Kapusta ceases to be eligible for continued coverage under COBRA);
(iii)	payment of any unpaid bonus from a prior year and a lump sum payment of a pro-rata bonus for the year of termination (pro-rated based on Mr. Kapusta’s period of service during the year of termination);
(iv)	a lump sum payment equal to Mr. Kapusta’s annual target bonus in effect on the date of termination multiplied by one and a half; and
(v)	accelerated vesting of any outstanding and unvested equity awards.

The Amended and Restated Kapusta Agreement further provides that if Mr. Kapusta’s service with uniQure, Inc. is terminated by uniQure, Inc. without cause or by Mr. Kapusta for good reason, in each case, within 90 days prior to or one year following the change in control, then in lieu of the severance benefits described above, Mr. Kapusta will receive the following severance benefits:

(i)	a lump sum equal to two times Mr. Kapusta’s then current base salary;
(ii)	premium payments or reimbursements for Mr. Kapusta’s COBRA premiums for 18 months (unless such period is ended earlier because Mr. Kapusta ceases to be eligible for continued coverage under COBRA);

(iii)	payment of any unpaid bonus from a prior year and a lump sum payment of a pro-rata bonus for the year of termination (pro-rated based on Mr. Kapusta’s period of service during the year of termination);
(iv)	a lump sum payment equal to two times Mr. Kapusta’s annual target bonus in effect on the date of termination; and
(v)	accelerated vesting of any outstanding and unvested equity awards.

In order to receive any severance under the Amended and Restated Kapusta Agreement, Mr. Kapusta must sign and not revoke a general release of claims in our favor. In addition to the severance described above, in the event Mr. Kapusta’s employment with uniQure Inc. terminates due to his death or disability, he will be entitled to a lump sum bonus payment pursuant to the Amended and Restated Kapusta Agreement.

The Amended and Restated Kapusta Agreement contains restrictive covenant obligations, including confidentiality, non-competition, non-solicitation, and mutual non-disparagement covenants, generally consistent with the Prior Agreement, amended as needed to comply with Massachusetts law. Payments and benefits under the Amended and Restated Kapusta Agreement are reduced to the maximum amount that does not trigger excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, unless Mr. Kapusta would be better off, on an after-tax basis, had he received all payments and benefits and paid all applicable excise and income taxes. The compensation payable to Mr. Kapusta under the Amended and Restated Kapusta Agreement is subject to any applicable clawback, recoupment or forfeiture policy approved by the Board, as in effect from time to time.

A copy of the Amended and Restated Kapusta Agreement will be filed with our forthcoming quarterly report on Form 10-Q for the quarter ending March 31, 2025. The foregoing is not a complete description of the Amended and Restated Kapusta Agreement and is qualified in its entirety by reference to the full text of such agreement.

Walid Abi-Saab

Dr. Abi Saab entered into an employment agreement with Corlieve Therapeutics AG, effective June 26, 2023, for the role of Chief Medical Officer (the “Abi-Saab Employment Agreement”).

The Abi-Saab Employment Agreement provides that Dr. Abi-Saab receives the following compensation: (i) an annual base salary of CHF 460,000, plus any mandatory contributions for family and children allowances, (ii) eligibility to participate in any bonus program of Corlieve Therapeutics AG (or other members of the Group Company (as defined in the Abi-Saab Employment Agreement)) and to receive an annual bonus with a target amount of 50% of his annual base salary, (iii) eligibility to receive equity incentives pursuant to an equity incentive program of the Company, including a one-time grant of options to purchase 115,800 Ordinary Shares and a grant of 67,200 restricted share units under the applicable equity incentive plan. The Abi-Saab Employment Agreement also provides that Dr. Abi-Saab was to receive a one-time signing bonus of CHF 89,805, subject to repayment in the event that Dr. Abi-Saab’s employment terminated under certain circumstances set forth in the Abi-Saab Employment Agreement. For additional information on Dr. Abi-Saab’s compensation, see “Compensation Discussion & Analysis”.

In the event that Dr. Abi-Saab’s employment is terminated by Corlieve Therapeutics AG within 90 days prior to or 12 months following a change in control, Dr. Abi-Saab receives the following severance benefits:

(i)	(150% of Dr. Abi-Saab’s then current base salary (less any pay received during the notice period);
(ii)	(150% of Dr. Abi-Saab’s annual target bonus in effect on the date of termination; and
(iii)	A pro-rata bonus for the year of termination (pro-rated based on Dr. Abi-Saab’s period of service during the year of termination).

Dr. Abi-Saab is not entitled to receive the above change in control severance benefits if his employment is terminated in connection with a change of control due to any of the following: (i) summary dismissal for good cause by Corlieve Therapeutics AG, (ii) Dr. Abi-Saab having given Corlieve Therapeutics AG good cause to terminate his employment, (iii) Dr. Abi-Saab’s breach of any duties and failure to remedy such duties within 30 days of receiving notice of breach, (iv) termination following Dr. Abi-Saab incurring an illness lasting for at least six months, and (v) poor performance after having been put on a performance improvement plan for at least 90 days and having failed to meet the established targets. Payment of the change in control severance payments under the Abi-Saab Employment Agreement is conditioned upon Dr. Abi-Saab’s execution of a separation agreement including release of claims and reinstatement of all restrictive covenants.

In addition, in the event of a change in control of uniQure N.V., provided that Corlieve Therapeutics AG is a direct or indirect subsidiary or affiliate of uniQuire N.V., the vesting of any of Dr. Abi-Saab’s outstanding equity awards will be accelerated, and any stock options will be exercisable from the date immediately prior to the change in control through the earlier of the 18 month anniversary of the change of control or the expiration of the stock options.

The Abi-Saab Employment Agreement contains restrictive covenant obligations, including intellectual property, non-competition, non-solicitation, and confidentiality covenants.

The Abi-Saab Employment Agreement continues in effect until either party provides six months’ advance notice, provided that Dr. Abi-Saab’s employment will terminate automatically at the end of the month in which he reaches retirement age or incurs a permanent disability according to applicable law.

The Abi-Saab Employment Agreement is to continue in force from year to year unless terminated in accordance with its terms. A copy of the Abi-Saab Employment Agreement is filed as Exhibit 10.16 to our Annual Report. The foregoing is not a complete description of the Abi-Saab Employment Agreement and is qualified in its entirety by reference to the full text of such agreement.

Pierre Caloz

Mr. Caloz entered into an employment agreement with uniQure biopharma B.V. (“uniQure biopharma”) effective May 17, 2021, for the role of Chief Operations Officer (the “Caloz Employment Agreement”).

The Caloz Employment Agreement provides Mr. Caloz with the following compensation: (i) an annual base salary of CHF 463,760 per year, (ii) eligibility to receive an annual bonus with a target of 50% of Mr. Caloz’s annual base salary, and (iii) eligibility to participate in the employee share plans of the Company. The Caloz Employment Agreement also provides for a one-time sign-on bonus equal to CHF 180,103, subject to repayment if Mr. Caloz’s employment terminated under certain circumstances during the first year of his employment as set forth in the Caloz Employment Agreement. For additional information on Mr. Caloz’s compensation, see “Compensation Discussion & Analysis”.

Mr. Caloz is not eligible to receive severance benefits under the Caloz Employment Agreement if his employment is terminated by uniQure biopharma due to any of the following: (i) summary dismissal for good cause, (ii) Mr. Caloz having given uniQure biopharma good cause to terminate his employment, (iii) Mr. Caloz’s breach of any duties and failure to remedy such duties within 30 days of receiving notice of breach, (iv) termination following Mr. Caloz incurring an illness lasting for at least six months, and (v) poor performance after having been put on a performance improvement plan for at least 90 days and having failed to meet the established targets.

Upon any other termination of employment by uniQure biopharma, Mr. Caloz is entitled to receive the following severance benefits:

(i)	(a lump sum payment equal to of Mr. Caloz’s then current base salary (less any pay received during any notice period);
(ii)	a lump sum payment equal to of Mr. Caloz’s target annual bonus in effect on the date of termination; and

(iii)	a lump sum payment equal to the pro-rata annual bonus for the year of termination (pro-rated based on Mr. Caloz’s period of service during the year of termination).

The Caloz Employment Agreement provides that if Mr. Caloz’s employment is terminated by uniQure biopharma within 90 days prior to or 12 months following a change in control, then in lieu of the severance benefits described above, Mr. Caloz receives following severance benefits:

(iv)	a lump sum payment equal to 150% of Mr. Caloz’s base salary (less any pay received during the notice period);
(v)	a lump sum payment equal to 150% of Mr. Caloz’s target annual bonus in effect on the date of termination; and
(vi)	a lump sum payment equal to the pro-rata target annual bonus for the year of termination (pro-rated based on Mr. Caloz’s period of service during the year of termination).

In order to receive any severance benefits under the Caloz Employment Agreement, Mr. Caloz must execute a separation agreement including a release of claims and reinstatement of all restrictive covenants.

In addition, in the event of a change in control, the vesting of any of Mr. Caloz’s outstanding equity awards will be accelerated, and any stock options will be exercisable from the date immediately prior to the change in control through the earlier of the 18 month anniversary of the change of control or the expiration of the stock options.

The Caloz Employment Agreement contains restrictive covenant obligations, including intellectual property, non-competition, non-solicitation, and confidentiality covenants.

Mr. Caloz entered into a termination agreement with uniQure biopharma, effective November 22, 2024, (the “Caloz Termination Agreement”) in connection with his termination of employment by uniQure biopharma in connection with the closing of the Lexington Transaction. Under the terms of the Caloz Termination Agreement, Mr. Caloz received a lump sum payment of CHF 824,366, which represents the cash severance payable to Mr. Caloz pursuant to the Caloz Employment Agreement, in exchange for a full release of claims against uniQure biopharma and affiliated entities.

Copies of the Caloz Employment Agreement and the Caloz Termination Agreement are filed as Exhibit 10.12 and Exhibit 10.14, respectively, to our Annual Report. The foregoing are not complete descriptions of the Caloz Employment Agreement and the Caloz Termination Agreement and are qualified in their entirety by reference to the full text of such agreement.

Christian Klemt

Mr. Klemt entered into an employment agreement with the uniQure biopharma, effective June 15, 2021, pursuant to which Mr. Klemt serves as the Chief Financial Officer of uniQure biopharma (the “Klemt Employment Agreement”), and which replaced his prior employment agreement with uniQure biopharma, dated March 1, 2020.

Pursuant to the Klemt Employment Agreement, Mr. Klemt receives the following compensation: (i) an annual base salary of €325,000 and (ii) eligibility to receive an annual bonus with a target amount of 40% of his annual base salary. For additional information on Mr. Klemt’s compensation, see “Compensation Discussion & Analysis”.

The Klemt Employment Agreement provides that if Mr. Klemt’s employment is terminated by uniQure biopharma other than in the case of summary dismissal, long-term illness, or severely culpable acts or omissions by Mr. Klemt, Mr. Klemt receives the following severance benefits:

(i)Mr. Klemt’s then current annual base salary;

(ii)Mr. Klemt’s annual target bonus in effect on the date of termination; and

(iii)A pro-rata bonus for the year of termination (pro-rated based on Mr. Klemt’s period of service during the year of termination).

If Mr. Klemt’s employment is terminated by uniQure biopharma within 90 days prior to or 12 months following a change in control, other than due to a termination by uniQure biopharma as described above, Mr. Klemt will receive the following severance benefits:

(i)150% of Mr. Klemt’s then current annual base salary;

(ii)150% of Mr. Klemt’s target annual bonus in effect on the date of termination; and

(iii)A pro-rata bonus for the year of termination (pro-rated based on Mr. Klemt’s period of service during the year of termination).

In the event of a change in control or Mr. Klemt’s termination of employment on account of death or disability, the vesting of Mr. Klemt’s outstanding equity awards will accelerate, and any stock options will be deemed to be fully exercisable from the date immediately prior to the change in control through the earlier of the 18 month anniversary of the change of control or the expiration of the stock options. In addition, in the event of a termination of Mr. Klemt’s employment due to death or disability

The Klemt Employment Agreement contains restrictive covenant obligations, including intellectual property, non-competition, and confidentiality covenants. In order to terminate Mr. Klemt’s employment pursuant to the Klemt Employment Agreement, uniQure biopharma must provide four months advance notice, and Mr. Klemt must provide two months advance notice, provided that the Klemt Employment Agreement automatically terminates upon Mr. Klemt attaining the legal retirement age in the Netherlands.

A copy of the Klemt Employment Agreement is filed as Exhibit 10.11 to our Annual Report. The foregoing are not complete descriptions of the Klemt Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

Jeannette Potts

Dr. Potts entered into an employment agreement with uniQure, Inc., effective May 22, 2023, pursuant to which she serves as our Chief Legal and Compliance Officer (the “Potts Employment Agreement”).

The Potts Employment Agreement provides that Dr. Potts receives the following compensation: (i) an annual base salary of $465,000 per year, which will be reviewed annually for adjustment, (ii) eligibility to receive an annual bonus with a target amount of 40% of Dr. Potts’s base salary, and (iii) eligibility to receive long-term equity incentives under our share incentive plan, as amended. In addition, the Potts Employment Agreement provides for a one-time grant of options to purchase 81,300 Ordinary Shares and a grant of 47,100 restricted share units, each of which were granted as inducement grants, in accordance with the applicable rules of the Nasdaq Stock Market. For additional information on Dr. Potts’s compensation, see “Compensation Discussion & Analysis”.

The Potts Employment Agreement provides that if Dr. Pott’s service with uniQure, Inc. is terminated by uniQure, Inc. without cause or by Dr. Potts for good reason, then Dr. Potts receives the following severance benefits:

(i)a lump sum payment equal to Dr. Pott’s then current base salary;

(ii)a lump sum payment equal to Dr. Potts’s annual target bonus in effect on the date of termination;

(iii)a lump sum payment equal to a pro-rata bonus for the year of termination (pro-rated based on Dr. Potts’s period of service during the year of termination); and

(iv)premium payments or reimbursements for Dr. Potts’s COBRA premiums for 12 months (unless such period is ended earlier because Dr. Potts ceases to be eligible for continued coverage under COBRA).

The Potts Employment Agreement further provides that if Dr. Potts’s service with uniQure, Inc. is terminated by uniQure, Inc. without cause within 90 days prior to a change in control, or by uniQure, Inc. without cause or by Dr. Potts for good reason, within one year following a change in control, then in lieu of the severance described above, Dr. Potts receives the following severance benefits:

(i)a lump sum payment equal to 150% of Dr. Pott’s then current base salary;

(ii)a lump sum payment equal to 150% of Dr. Potts’s annual target bonus in effect on the date of termination;

(iii)a lump sum payment equal to a pro-rata bonus for the year of termination (pro-rated based on Dr. Potts’s period of service during the year of termination); and

(iv)premium payments or reimbursements for Dr. Potts’s COBRA premiums for 18-months (unless such period is ended earlier because Dr. Potts ceases to be eligible for continued coverage under COBRA).

In order to receive any severance under the Potts Employment Agreement, Dr. Potts must sign and not revoke a general release of claims in our favor.

The Potts Employment Agreement further provides that it is contingent upon Dr. Potts entering into a confidentiality, developments, and restrictive covenants agreement with uniQure, Inc. The compensation payable to Dr. Potts under the Potts Employment Agreement is subject to any applicable clawback and recoupment policy approved by the Board, as in effect from time to time. The Potts Employment Agreement continues in force from year to year unless terminated in accordance with its terms.

A copy of the Potts Employment Agreement is filed as Exhibit 10.15 to our Annual Report. The foregoing is not a complete description of the Potts Employment Agreement and is qualified in its entirety by reference to the full text of such agreement.

Other Executive Compensation Policies

Tax and Accounting Considerations for NEOs subject to U.S. tax legislation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to any of the company’s chief executive officer and certain other executive officers in any taxable year.

“Nonqualified deferred compensation” is required by Section 409A of the Internal Revenue Code to be paid under plans or arrangements that satisfy certain statutory requirements regarding timing of deferral elections, timing of payments and certain other matters. Employees and service providers who receive compensation that fails to satisfy these requirements may be subject to accelerated income tax liabilities, a 20% excise tax, penalties, and interest on their compensation under such plans. The Company seeks to design and administer our compensation and benefits plans and arrangements for all our employees and service providers, including our NEOs, to keep them either exempt from or in compliance with the requirements of Section 409A.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if such executive receives compensatory payments or benefits that are contingent on a change in control, and the aggregate amount of such payments and benefits equal or exceeds three times the executive’s base salary amount (determined in accordance with

Section 280G of the Internal Revenue Code). The portion of the payments and benefits more than one times base salary amount is treated as excess parachute payments and is subject to a 20% excise tax, in addition to any applicable federal income and employment taxes, and is not deductible by the Company.

Although the Compensation Committee considers tax consequences as a factor when it makes compensation decisions, it retains the discretion and flexibility to make compensation decisions resulting in the grant of non-deductible compensation to the extent it deems that it is appropriate.

Deferred Compensation and Retirement Plans

The Company operates a qualified 401(k) Plan for all employees at its Lexington facility in the USA. The uniQure Inc. 401(k) Plan is an employee contribution plan only, and there are no employer contributions currently being made. The uniQure Inc. 401(k) Plan offers both a before-tax and after-tax (Roth) component, which are subject to IRS statutory limits for each calendar year.

The Company operates a defined contribution pension plan for all employees of its Dutch operating entity uniQure Biopharma B.V. based in the Netherlands, which is funded by the Company through payments to an insurance company.

Equity Incentive Plan

The 2014 Plan enables the Board to grant equity awards, including options, restricted share units (RSUs) and performance share units (PSUs). The purpose of the 2014 Plan is to advance the interests of the Company’s Shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the group and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s Shareholders.

The terms of the PSUs are further discussed above. For RSUs the shares are automatically issued to the grantee upon the vesting of the award.

As of March 31, 2025, 2,518,214 Ordinary Shares remain available for grant under the 2014 Plan.

Employee Share Purchase Plan

The Employee Share Purchase Plan (“ESPP”) is designed to allow eligible employees of the Company and its designated subsidiaries to purchase discounted Ordinary Shares at designated intervals through their accumulated payroll deductions. The purpose of the ESPP is to provide employees with a convenient method to invest in the Company’s Ordinary Shares, which will increase the equity stake of the Company’s employees and will benefit shareholders by aligning more closely the interests of participating employees with those of the Company’s Shareholders. The Company believes that this will help to motivate and retain highly qualified employees.

Under the ESPP, the number of Ordinary Shares initially reserved for issuance is 150,000. The purchase price of the Ordinary Shares acquired on each purchase date will be the lesser of (a) 85% of the closing price of an Ordinary Share on the first day of the offering period or (b) 85% of the closing price of an Ordinary Share on the purchase date. As of March 31, 2025, a total of 86,712 Ordinary Shares remains available for issuance under the ESPP.

Role of Executive Officer in Determining Executive Compensation

The Compensation Committee and Board approve all compensation decisions related to our NEOs. Such decisions by the Compensation Committee regarding compensation were made independently from our NEOs.

Stock Ownership Requirements and Hedging Policies

The Board has adopted stock ownership guidelines to further align the interests of its executive officers with the interests of the Company’s shareholders. The Company’s executive officers are expected to hold Ordinary Shares and other equity rights commensurate with their respective roles with the Company. The policy applies to certain “Executive Officers,” which currently includes the Chief Executive Officer, the Chief Financial Officer, the Chief Operations Officer, the Chief Legal Officer, the Chief People and Culture Officer, the Chief Business and Scientific Officer and the Chief Corporate Affairs Officer. The policy requires that, within five years of adoption of the policy (by December 2026) or their date of appointment to their position, the Executive Officers are required to have a share ownership position in the Company in an amount no less than the multiple of their base salary set forth below:

Chief Executive Officer	3	x	annual base salary
Other Executive Officers	1	x	annual base salary

In the event of an increase in an Executive Officer’s base salary, he or she will have one year from the time of such increase to acquire any additional Ordinary Shares needed to meet these guidelines. The ownership requirement will be measured as to each Executive Officer as of the first trading day in January of each year. In determining compliance with the stock ownership guidelines, we include Ordinary Shares owned outright, as well as Ordinary Shares and restricted share units subject to time-based vesting. No Executive Officer shall be deemed to be out of compliance with these guidelines to the extent that, after initially reaching the ownership threshold, the sole reason such person’s ownership is below the required threshold is due to a decrease in the market price of the Company’s Ordinary Shares and such person has not sold any Ordinary Shares since the time such person’s ownership dropped below the required threshold.

All Executive Officers have satisfied, or are on track to satisfy within the five-year grace period, the Board’s stock ownership guidelines. This description of the stock ownership guidelines does not purport to be complete, and it is qualified in its entirety by reference to the full text of the guidelines, which can be viewed on our website at www.uniqure.com/investors-media/corporate-governance.

Insider Trading Policy

Under our Insider Trading Policy adopted by our Board, our officers, directors, employees, consultants and contractors, as well as the Company itself, are prohibited from holding our equity securities in a margin account or pledging securities as collateral for a loan, except that the Compensation Committee may grant certain exceptions to permit the pledge of securities as collateral for a loan, if the individual demonstrates the financial capacity to repay the loan without resorting to the pledged securities. The Compensation Committee may approve or deny the request in its sole discretion. For the fiscal year ended December 31, 2024, no such requests were made by our NEOS or members of our Board. We believe that our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations with respect to the purchase, sale and/or other dispositions of our securities, as well as any listing standards, rules and regulations applicable to us. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report.

Clawback Policy

In December 2021, the Board adopted the Clawback Policy, which was revised in December 2023 to reflect updated listing standard rules from Nasdaq. The Clawback Policy requires the company to seek recoupment of any excess performance-based compensation that was paid to our executive officers due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, regardless of fault or misconduct, other than in certain limited circumstances. In addition, the Clawback Policy may, in certain circumstances, be applied to other current or former employees whose actions or omissions contributed to the circumstances requiring the restatement and also involved willful misconduct or a willful violation of any of the Company’s rules. Additionally, if the Board determines that detrimental conduct has occurred that results in a material adverse impact on the Company’s financial results, operations or reputation, incentive-based compensation may be subject to recoupment.

The full Clawback Policy, as amended, is available on our website at www.uniqure.com/investors-media/corporate-governance.

Risk Considerations

The Compensation Committee annually evaluates whether there are potential risks arising from the Company’s compensation policies and practices. Based on such evaluation, the Compensation Committee believes that the Company’s compensation policies and practices do not encourage executives to take excessive risks because the various elements of the Company’s executive compensation policies and practices diversify the risks associated with any single element of the executive’s compensation. Instead, the elements of the Company’s executive compensation policy are, collectively, designed to achieve the Company’s annual and long-term corporate objectives and strategies.

SUMMARY COMPENSATION TABLE

The following table summarizes the annual compensation paid to our named executive officers for the three fiscal years ended December 31, 2024, 2023 and 2022.

Name	Year	Salary (1) ($)	Stock Award (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Medicare benefits ($)	All other compensation (4) ($)	Total ($)
Matthew Kapusta	2024	656,577	1,107,181	840,780	433,620	36,315	1,465	3,075,938
Chief Executive Officer	2023	635,089	2,502,900	3,064,662	342,900	35,116	4,252	6,584,919
	2022	609,490	2,464,117	2,006,170	512,400	26,847	9,150	5,628,174
Christian Klemt (5)	2024	449,238	370,720	277,020	206,649	—	23,906	1,327,533
Chief Financial Officer	2023	407,111	770,440	770,646	146,005	—	22,346	2,116,548
	2022	358,297	860,067	699,824	191,352	—	16,711	2,126,251
Pierre Caloz (5)(6)	2024	524,034	223,627	184,680	—	—	1,043,173	1,975,514
Chief Operations Officer	2023	554,063	962,020	963,009	246,921	—	81,603	2,807,616
	2022	501,187	824,225	594,856	344,138	—	105,779	2,370,185
Walid Abi-Saab (5)	2024	541,364	276,705	277,020	311,284	—	93,484	1,499,857
Chief Medical Officer
Jeannette Potts (7)	2024	480,692	276,705	277,020	211,640	36,315	9,900	1,292,272
Chief Legal and Compliance Officer	2023	277,212	950,478	951,568	102,114	22,501	6,975	2,310,848
(1)	Salary is determined based on actual salary during the fiscal years 2022 - 2024. Actual salary has a minor variance from the salary listed in the CD&A for U.S. NEOs based on biweekly payroll mechanics.
(2)	Represents the aggregate fair value of the stock and options awards granted to such NEOs during 2022, 2023, and 2024 as determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”) not including estimates of forfeitures related to service-based vesting conditions. Amounts reflected in the stock awards column are comprised of the accounting value of both the time-vested RSUs and PSUs granted in the years reflected. PSUs have only been included in the stock awards column to the extent accomplishment of an underlying milestone is considered probable in accordance with ASC 718. These vested PSUs have been included in the stock award column for 2024 and 2022. For assumptions and estimates used in determining these values, see Management’s Discussion and Analysis of Financial Condition and Results of Operations — Share-based Payments and Note 2.3.22 of the Consolidated Financial Statements in our Annual Report. Note that the amounts reported in these columns reflect the accounting cost for these stock and option awards, and do not correspond to the actual economic value that may be received by the NEOs. The number of RSUs and stock options granted is established using a 30-day average share price, to mitigate for any short-term volatility, applied to the approved target value. Grant date fair values are calculated on the date of grant in accordance with accounting rules. This can result in differences between the target values approved by the Compensation Committee and the disclosed grant date fair value. In 2024, this resulted in no difference between the grant date fair value and the target value.

(3)	These amounts reflect the annual cash bonus awards granted to the NEOs pursuant to the Company’s Short-term Incentive program.
(4)	With the exception of Dr. Caloz, amounts represent 401(k) or similar retirement contributions for non-U.S. pension plans.
(5)	Mr. Klemt receives his salary, non-equity incentive plan compensation and other compensation in euros. Amounts were converted to $ using an average exchange rate for the 12-month period ended December 31, 2024 of 1.08 $/euro, December 31, 2023 of 1.08 $/euro, and December 31, 2022 of 1.05 $/euro. Mr. Caloz and Dr. Abi-Saab receive salary, non-equity incentive compensation and other compensation in Swiss francs. Amounts were converted to dollars using an average exchange rate for the 12-month period ended December 31, 2024 of 1.14 $/Swiss franc, December 31 2023 of 1.11 $/Swiss franc, and December 31, 2022 of 1.05 $/Swiss franc.
(6)	This amount reflects the lump sum payment of 824,367 CHF paid to Mr. Caloz upon his separation from the Company, which is equal to 8 months of base salary and target bonus, as well as a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board.

(7)	Dr. Potts was appointed our Chief Legal Officer effective June 13, 2023.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2024

The following table contains information concerning exercisable stock options with respect to our Ordinary Shares, RSUs and PSUs granted to our NEOs that were outstanding as of December 31, 2024.

			Option Awards (1)					Stock Awards (2)
Name	Type of Equity Award		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of securities underlying unexercised options Unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned PSUs, Shares, Other Units or Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)
Matthew Kapusta	Option		100,000	—	—	23.60	2025	—	—	—	—
	Option		51,316	—	—	7.53	2026	—	—	—	—
	Option		175,000	—	—	6.22	2027	—	—	—	—
	Option		83,663	—	—	19.39	2028	—	—	—	—
	Option		83,362	—	—	31.71	2029	—	—	—	—
	Option		59,278	—	—	51.81	2030	—	—	—	—
	Option		90,211	6,018	—	37.00	2031	—	—	—	—
	Option		148,249	67,394	—	16.04	2032	—	—	—	—
	Option		112,218	144,282	—	20.06	2033	—	—	—	—
	Option		—	259,500	—	5.59	2034	—	—	—	—
	RSU	(3)	—	—	—	—	—	41,693	736,298	—	—
	RSU	(4)	—	—	—	—	—	81,001	1,430,478	—	—
	RSU	(7)	—	—	—	—	—	150,000	2,649,000	—	—
	PSU	(8)	—	—	—	—	—	—	—	16,324	288,282
Christian Klemt	Option		3,000	—	—	13.03	2026	—	—	—	—
	Option		15,000	—	—	5.37	2027	—	—	—	—
	Option		22,620	—	—	19.39	2028	—	—	—	—
	Option		18,651	—	—	31.71	2029	—	—	—	—
	Option		14,479	—	—	51.81	2030	—	—	—	—
	Option		26,401	1,764	—	37.00	2031	—	—	—	—
	Option		14,198	2,037	—	34.46	2031	—	—	—	—
	Option		51,713	23,511	—	16.04	2032	—	—	—	—
	Option		28,218	36,282	—	20.06	2033	—	—	—	—
	Option		—	85,500	—	5.59	2034	—	—	—	—
	RSU	(3)	—	—	—	—	—	14,544	256,847	—	—
	RSU	(4)	—	—	—	—	—	24,934	440,334	—	—
	RSU	(7)	—	—	—	—	—	49,500	874,170	—	—
	PSU	(8)	—	—	—	—	—	—	—	5,712	100,874
Pierre Caloz	Option		60,933	—	—	34.46	2025	—	—	—	—
	Option		39,961	—	—	16.04	2025	—	—	—	—
	Option		30,224	—	—	20.06	2025	—	—	—	—
Walid Abi-Saab	Option		43,424	72,376	—	11.47	2033	—	—	—	—
	Option		—	85,500	—	5.59	2034	—	—	—	—
	RSU	(6)	—	—	—	—	—	44,801	791,186	—	—
	RSU	(7)	—	—	—	—	—	49,500	874,170	—	—
	PSU	(9)	—	—	—	—	—	—	—	100,000	1,766,000
Jeannette Potts	Option		30,487	50,813	—	20.18	2033	—	—	—	—
	Option		—	85,500	—	5.59	2034	—	—	—	—
	RSU	(5)	—	—	—	—	—	31,401	554,542	—	—
	RSU	(7)	—	—	—	—	—	49,500	874,170	—	—

(1)	The option grants typically vest over four years; 25% on the anniversary of the grant date and in equal quarterly installments thereafter.
(2)	Market values of RSU and PSU awards are based on the closing stock price of the Company on December 31, 2024 ($17.66 per Ordinary Share).
(3)	RSU awards granted on February 24, 2022, vest in equal one-third tranches after each of one year, two years and three years after the grant date.

(4)	RSU awards granted on February 24, 2023, vest in equal one-third tranches after each of one year, two years and three years after the grant date.

(5)	RSU awards granted on June 13, 2023, vest in equal one-third tranches after each of one year, two years and three years after the grant date.

(6)	RSU awards granted on June 16, 2023, vest in equal one-third tranches after each of one year, two years and three years after the grant date.

(7)	RSU awards granted on March 1 2024, vest in equal one-third tranches after each of one year, two years and three years after the grant date.

(8)	The PSU awards were granted on December 8, 2021 and vest based on the achievement of certain specified milestones as well as a multiplier based on the Company’s total shareholder return relative to the Nasdaq biotechnology index. As of December 31, 2024, one such milestone was not achieved based on the target achievement date specified in the initial grant, thereby limiting the vesting of the shares underlying these PSU awards to a maximum of 80% of the initial PSU grant.

(9)	The PSU awards were formally awarded by the Board on November 21, 2024 and vest based on the achievement of certain specified performance goals. As of December 31, 2024, no such performance goals had been achieved.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2024

										All Other	All Other
										stock	option		Grant Date
				Estimated Future			Estimated Future			Awards:	Awards:		Fair Value
				Payouts under			Payouts Under			Number	Number of	Exercise or	of Stock
				Non-Equity Incentive			Equity Incentive			of shares	securities	Base Price	and
				Plan Awards (1)			Plan Awards			of stock	underlying	of Option	Option
Name	Award		Grant Dates	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or units (#)	Option (#)	Awards ($/sh)	Awards ($)
Matthew Kapusta	ICU	(1)		197,100	394,200	591,300	—	—	—	—	—	—	—
	Option	(2)	3/1/2024	—	—	—	—	—	—	—	259,500	5.59	840,780
	RSU	(3)	3/1/2024	—	—	—	—	—	—	150,000	—	—	838,500

Christian Klemt (6)	ICU	(1)		89,848	179,695	269,543	—	—	—	—	—	—	—
	Option	(2)	3/1/2024	—	—	—	—	—	—	—	85,500	5.59	277,020
	RSU	(3)	3/1/2024	—	—	—	—	—	—	49,500	—	—	276,705

Pierre Caloz (7)	ICU	(1)		145,293	290,586	435,878	—	—	—	—	—	—	—
	Option	(2)	3/1/2024	—	—	—	—	—	—	—	57,000	5.59	184,680
	RSU	(3)	3/1/2024	—	—	—	—	—	—	33,000	—	—	184,470

Walid Abi-Saab (7)	ICU	(1)		135,341	270,682	406,023	—	—	—	—	—	—	—
	Option	(2)	3/1/2024	—	—	—	—	—	—	—	85,500	5.59	277,020
	RSU	(3)	3/1/2024	—	—	—	—	—	—	49,500	—	—	276,705
	PSU	(4)	11/21/2024	—	—	—	—	100,000	187,500	—	—	—	584,000
	Perf. Cash	(5)	11/21/2024	—	284,330	284,330	—	—	—	—	—	—	—

Jeannette Potts	ICU	(1)		96,200	192,400	288,600	—	—	—	—	—	—	—
	Option	(2)	3/1/2024	—	—	—	—	—	—	—	85,500	5.59	277,020
	RSU	(3)	3/1/2024	—	—	—	—	—	—	49,500	—	—	276,705
(1)	Represents 2024 annual cash bonus granted under the Company’s Short-Term Incentive Plan. For additional information, please see “Compensation Discussion and Analysis—2024 Short-Term Incentive Plan”.
(2)	Time-vested stock options granted under the Company’s 2014 Plan. Grant date values are determined in accordance with ASC Topic 718. See “Compensation Discussion and Analysis—2024 Long-term Incentive Awards”.
(3)	Time-vested RSUs granted under the Company’s 2014 Plan. Grant date values are determined in accordance with ASC Topic 718. See “Compensation Discussion and Analysis—2024 Long-term Incentive.”
(4)	PSUs granted in 2024 under the Company’s 2014 Plan were unearned as of December 31, 2024. Grant date values are based on target performance.

(5)	Performance cash was unearned as of December 31, 2024. Grant date value is based on target performance.
(6)	Mr. Klemt receives a salary in euros. Short-term incentive amounts were converted to dollars using an average exchange rate for the 12-month period ended December 31, 2024 of 1.08 $US/euro.
(7)	Mr. Caloz and Dr. Abi-Saab receive their salary in Swiss francs. Short-term incentive amounts were converted to dollars using an average exchange rate for the 12-month period ended December 31, 2024 of 1.14 $US/Swiss franc.

OPTION EXERCISES AND STOCK VESTED IN 2024

The following table discloses information for each of our NEOs regarding the exercise of stock option awards and the vesting of certain stock awards for the 12-month period ended December 31, 2024.

	Option Awards		Stock Awards
Name	Number of shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Matthew Kapusta	100,000	32,490	111,288	715,198
Christian Klemt	—	—	39,321	248,092
Pierre Caloz	—	—	41,517	256,409
Walid Abi-Saab	—	—	22,399	98,556
Jeanette Potts	—	—	15,699	82,420
(1)

Value realized on Vesting equals the number of Ordinary Shares vested multiplied by the closing price of our Ordinary Shares on the Nasdaq Global Select Market on the day the Ordinary Shares vested, respectively the closing price on the last trading day if such vesting occurs on a day that our Ordinary Shares are not traded on the Nasdaq Global Select Market.

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last five completed fiscal years. In determining the “compensation actually paid” (“CAP”) to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table.

Pay Versus Performance Table

The following table sets contains information about the relationship between CAP, as computed in accordance with SEC rules, to our PEO and non-PEO NEOs as a group, and our financial performance for the five years 2020 – 2024. The cumulative Total Stockholder Return depicts a hypothetical $100 investment in our common stock on December 31, 2019, and shows the value of that investment over time for each calendar year. A hypothetical $100 investment in the Nasdaq Biotechnology Index (“NBI”) using the same methodology is shown for comparison. In addition, the average non-PEO NEO incumbents differ year to year and may comprise different roles with different individual and market-based considerations impacting compensation decisions. Comparing the summary compensation table total average and compensation actually paid average for the non-PEO NEOs year over year does not accurately depict changes in these values for the same individuals.

			Average		Value of Initial Fixed $100
			Summary	Average	Investment Based On:
	Summary		Compensation	Compensation		Peer Group
	Compensation	Compensation	Table Total	Actually Paid	Total	Total	Net (Loss) /
	Table Total	Actually Paid	for Non-	to Non-PEO	Shareholder	Shareholder	Income
Year	for PEO (1)	to PEO (1) (2) (3)	PEO NEOs (4)	NEOs (3) (4) (5)	Return (6)	Return (7)	($ in millions) (8)
2024	3,075,938	9,940,635	1,523,794	3,377,604	24.03	113.27	(239.6)
2023	6,584,919	(1,396,962)	2,668,599	95,398	9.45	115.42	(308.5)
2022	5,628,174	6,956,368	2,352,186	2,794,041	31.64	111.27	(126.8)
2021	5,100,101	1,561,702	2,341,941	1,100,648	28.94	124.89	329.6
2020	4,465,377	(7,341,891)	2,283,388	(599,725)	50.42	125.69	(125.0)
(1)	Reflects compensation for our Chief Executive Officer, Mr. Kapusta, who served as our Principal Executive Officer (“PEO”) for all five fiscal years presented in the table above.
(2)

The amounts reported for CAP have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by our PEO. The following table discloses the adjustments made to the Summary Compensation Table amounts to calculate the CAP amounts.

	Fiscal year-ended December 31,
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for PEO	2024 ($)	2023 ($)	2022 ($)	2021 ($)	2020 ($)
Summary Compensation Table Total	3,075,938	6,584,919	5,628,174	5,100,101	4,465,377
Deduction for Reported Grant Date Fair Value of Stock Awards (a)	(1,107,181)	(2,502,900)	(2,464,117)	(2,065,081)	(1,750,608)
Deduction for Reported Grant Date Fair Value of Option Awards (a)	(840,780)	(3,064,662)	(2,006,170)	(2,065,074)	(1,749,294)
Addition of fair value at year-end of equity awards granted during the year that remained outstanding and unvested	6,034,988	1,549,893	5,696,179	2,114,800	2,255,198
Change in fair value at year-end versus prior year-end for awards granted in prior year that remained outstanding and unvested	2,926,744	(3,225,394)	294,663	(1,571,302)	(6,390,497)
Change in fair value at vesting date versus prior year-end for awards granted in prior year that vested during the year	(149,075)	(738,818)	(192,361)	48,258	(4,172,067)
Compensation Actually Paid	9,940,635	(1,396,962)	6,956,368	1,561,702	(7,341,891)

(a)	Reflects the total of amounts reported in the Stock Awards and Option Awards columns of the Summary Compensation Table for our PEO in each of the reported years.
(3)

Measurement date equity fair values are calculated with assumptions derived on a basis consistent with, and are not materially different from, those used for grant date fair value purposes. Restricted share units are valued based on the last sale price of our ordinary shares on the Nasdaq Global Select Market on the relevant measurement date. Performance share units are valued by applying the probable or actual outcome based on performance through the measurement date, multiplied by the last sale price of our ordinary shares on the Nasdaq Global Select Market on the relevant measurement date. Options are valued using a Hull & White option pricing model with assumptions established as at the relevant measurement date.

(4)

Reflects the average compensation for the non-PEO NEOs for each respective year presented. The persons included as non-PEO NEOs in each respective year reflects the relevant individuals included in the Summary Compensation Table for each of the years as follows:

2020: Alexander Kuta, Christian Klemt, Ricardo Dolmetsch, Robert Gut and Sander van Deventer;

2021: Alexander Kuta, Christian Klemt, Ricardo Dolmetsch and Pierre Caloz;

2022: Alexander Kuta, Christian Klemt, Ricardo Dolmetsch and Pierre Caloz;

2023: Christian Klemt, Ricardo Dolmetsch, Pierre Caloz, Richard Porter and Jeannette Potts; and

2024: Christian Klemt, Walid Abi-Saab, Pierre Caloz and Jeannette Potts.

(5)

The amounts reported for CAP have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by our non-PEO NEOs. The following table discloses the adjustments made to the Summary Compensation Table amounts to calculate the CAP amounts.

	Fiscal year-ended December 31,
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for non-PEO NEOs	2024 ($)	2023 ($)	2022 ($)	2021 ($)	2020 ($)
Summary Compensation Table Total	1,523,794	2,668,599	2,352,186	2,341,941	2,283,388
Deduction for Reported Grant Date Fair Value of Stock Awards (a)	(286,939)	(935,117)	(877,719)	(826,032)	(973,072)
Deduction for Reported Grant Date Fair Value of Option Awards (a)	(253,935)	(901,029)	(682,913)	(897,864)	(614,922)
Addition of fair value at year-end of equity awards granted during the year that remained outstanding and unvested	1,933,839	520,304	1,939,018	918,900	1,213,407
Change in fair value at year-end versus prior year-end for awards granted in prior year that remained outstanding and unvested	517,282	(932,864)	123,475	(425,980)	(1,718,898)
Change in fair value at vesting date versus prior year-end for awards granted in prior year that vested during the year	(56,436)	(324,495)	(60,006)	(10,317)	(789,628)
Compensation Actually Paid	3,377,604	95,398	2,794,041	1,100,648	(599,725)

(a)	Reflects the total of amounts reported in the Stock Awards and Option Awards columns of the Summary Compensation Table, averaged for our non-PEO NEOs in each of the reported years.
(6)

Total Shareholder Return (“TSR”) represents the cumulative total shareholder return of investing in our shares for the period beginning on the last trading day of 2020 through the last trading day of each of the years presented in the Pay Versus Performance Table.

(7)

Peer Group TSR represents the cumulative total shareholder return of the Nasdaq Biotechnology Index (“NBI”) for the period beginning on the last trading day of 2020 through the last trading day of each of the years presented in the Pay Versus Performance Table. The NBI is the peer group used for purposes of Item 201(e) of Regulation S-K under the Exchange Act in our Annual Report on Form 10-K for the year ended December 31, 2024.

(8)	Reflects Net (Loss) / Income as reported in the Company’s Annual Report on Form 10-K for the years ending December 31, 2024, 2023, 2022, 2021 and 2020.

Narrative Disclosure to Pay Versus Performance Table

Relationship Between Financial Performance Measures

The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

●	Our cumulative TSR and Peer Group (NBI) cumulative TSR; and
●	Our net loss.

TSR amounts reported in the graph assume an initial fixed investment of $100.

Tabular List of Company Performance Measures

As described in our CD&A, we believe that compensation should pay for performance, align interest with our shareholders, use at-risk compensation to incentivize executives, and attract and retain talented executives. We seek to align compensation opportunities for our NEOs with our strategic priorities, which largely reflect non-financial measures. Total Shareholder Return is the only financial measure (per the definition in Item 402(v)(2) of Regulation S-K) currently used in our executive compensation program to assess performance in respect of the 2021 PSU awards on a relative basis. As a result of Total Shareholder Return already being included in the Pay Versus Performance table, no company-selected measure is identified or reported.

Abular List of
Tabular List of Most Important Performance Measures
Total Shareholder Return

Potential Payments upon Termination or Change of Control

Pursuant to the terms of their respective employment agreements with the Company, each of our NEOs are eligible for potential payments and benefits in connection with a termination, including without Cause or for Good Reason, or in connection with a Change of Control. The following narrative and tables set forth the potential payments and value of additional benefit that each of our NEOs would receive in the scenarios contemplated. Except as otherwise provided below, the tables below assume that employment terminated and/or the Change of Control occurred on December 31, 2024 and reflect the closing share price of the Company on December 31, 2024 of $17.66 per Ordinary Share. Except as otherwise provided, the following definitions apply to the potential payments upon termination.

“Cause” has the meaning set forth in each NEO’s employment agreement.

“Change in Control” means any of the following: (a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing forty (40) percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or (b) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (c) the consummation of (1) any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (2) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

“Termination in Connection with Change of Control” means, unless as otherwise noted below, (i) any termination by the Company of the named executive officer’s employment other than for Cause that occurs within 12 months after the Change of Control; or (ii) any resignation by the named executive officer for Good Reason that occurs within 12 months after the Change of Control.

“Disability” has the meaning set forth in each NEO’s employment agreement.

“Good Reason” has the meaning set forth in each NEO’s employment agreement.

Matthew Kapusta

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2024, at a share price of $17.66 per Ordinary Share upon termination in certain circumstances, including in the event of a change in control. Because the table below provides information as of December 31, 2024, it does not include revisions pursuant to the Amended and Restated Kapusta Agreement (described below).

	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
Compensation
Cash severance (1)	657,000	2,012,400	—	—	—
Pro-rata bonus (1), (2)	394,200	394,200	394,200	394,200	—
Long term incentive
Restricted share units - unvested and accelerated	4,815,776	4,815,776	—	—	—
Performance share units - unvested and accelerated (3)	—	288,282	288,282	288,282	288,282
Stock options - unvested and accelerated	—	3,241,343	—	—	—
Benefits and perquisites
Health insurance (4)	36,315	54,472	—	—	—
Total	5,903,291	10,806,473	682,482	682,482	288,282
(1)	Cash severance and pro-rata bonus are paid as a lump sum, except in the case of base salary paid on termination without Cause or for Good Reason, which is paid over the course of the severance period.
(2)	Pro-rata bonus amounts are based on actual 2024 annual short-term incentive payout.
(3)	PSU amounts reflect actual earned awards for all completed tranches.
(4)	Health insurance costs are based on individual elections for 2024.

If Mr. Kapusta’s employment with uniQure Inc. is terminated voluntarily without Good Reason by Mr. Kapusta, for Cause by uniQure Inc., upon a vote of the general meeting of the Company’s Shareholders to dismiss him or upon a vote of the Board to recommend dismissal from his positions at the Company to the general meeting of the Company’s Shareholders and/or to suspend Mr. Kapusta from his positions, then Mr. Kapusta is not entitled to any severance.

“Termination in Connection with Change of Control” means (a) any termination by the Company of Mr. Kapusta’s employment, other than for Cause, that occurs within the period that starts ninety (90) days preceding the Change of Control and ends on the one-year anniversary of the Change in Control; or (b) any resignation by Mr. Kapusta for Good Reason, that occurs within the period that starts ninety (90) days preceding the Change of Control and ends on the one-year anniversary of the Change in Control.

Christian Klemt

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2024, at a share price of $17.66 per Ordinary Share upon termination in certain circumstances, including in the event of a change in control.

	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
Compensation
Cash severance	628,933	943,400	—	—	—
Pro-rata bonus (1)	179,695	179,695	179,695	179,695	—
Long term incentive
Restricted share units - unvested and accelerated	—	1,571,351	—	—	—
Performance share units - unvested and accelerated (2)	—	100,874	100,874	100,874	100,874
Stock options - unvested and accelerated	—	1,070,073	—	—	—
Total	808,628	3,865,393	280,569	280,569	100,874
(1)	Pro-rata bonus amounts are based on actual 2024 annual short-term incentive pay-out.
(2)	PSU amounts reflect actual earned awards for all completed tranches.

Walid Abi-Saab

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2024, at a share price of $17.66 per Ordinary Share upon termination in certain circumstances, including in the event of a change in control

	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
Compensation
Cash severance	812,046	1,218,069	—	—	—
Pro-rata bonus (1)	270,682	270,682	270,682	270,682	—
Long term incentive
Restricted share units - unvested and accelerated	—	1,665,356	—	—	—
Performance share units - unvested and accelerated (2)	—	—	—	—	—
Stock options - unvested and accelerated	—	1,479,992	—	—	—
Total	1,082,728	4,634,099	270,682	270,682	—
(1)	Pro-rata bonus amounts are based on actual 2024 annual short-term incentive pay-out.
(2)	PSU and performance cash amounts reflect actual earned awards for all completed tranches.

Jeannette Potts

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2024, at a share price of $17.66 per Ordinary Share upon termination in certain circumstances, including in the event of a change in control

	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
Compensation
Cash severance	651,000	976,500	—	—	—
Pro-rata bonus (1)	192,400	192,400	192,400	192,400	—
Long term incentive
Restricted share units - unvested and accelerated	—	1,428,712	—	—	—
Performance share units - unvested and accelerated (2)	—	—	—	—	—
Stock options - unvested and accelerated	—	1,031,985	—	—	—
Benefits and perquisites
Health insurance (3)	36,315	54,472	—	—	—
Total	879,715	3,684,069	192,400	192,400	—
(1)	Pro-rata bonus amounts under are based on actual 2024 annual short-term incentive pay-out.
(2)	PSU amounts reflect actual earned awards for all completed tranches.
(3)	Health insurance costs are based on individual elections for 2024.

Pierre Caloz

As previously announced, we entered into a Termination Agreement with Pierre Caloz (the “Caloz Termination Agreement”) dated July 22, 2024 following the termination of his role as his Chief Operating Officer in connection with the closing of the Lexington Transaction. Under the terms of the Termination Agreement, which became effective November 22, 2024, Dr. Caloz received a lump sum payment of approximately CHF 824,366 in exchange for a full release of claims against uniQure biopharma B.V. and affiliated entities.

NON-EXECUTIVE DIRECTOR COMPENSATION

Overview of Non-Executive Director Compensation Program

Current Non-Executive Director Compensation Arrangements

Our Remuneration Policy provides that our Board may determine compensation paid to non-executive directors. Our Board-approved non-executive director compensation for their services on our Board is as follows:

●	Each non-executive director received an annual retainer of $45,000.
●	The chair of the Board receives an annual retainer totaling $80,000 (i.e., an annual retainer of $45,000 and an additional $35,000 as the chair of the Board).
●	Each non-executive director who serves as a member of a committee of our Board receives additional compensation as follows:
●	Audit Committee: members receive an annual retainer of $10,000; the chair receives an annual retainer of $20,000.
●	Compensation Committee: members receive an annual retainer of $7,500; the chair receives an annual retainer of $15,000.
●	Nominating and Corporate Governance Committee: members receive an annual retainer of $5,000; the chair receives an annual retainer of $10,000.
●	Research & Development Committee: members receive an annual retainer of $7,500; the chair receives an annual retainer of $15,000.
●	Each non-executive director receives an annual equity grant with a value consisting of one-half options and one-half RSUs with a one-year vesting period for each.

The size of the annual equity grant is determined by reference to our peer group companies. In reviewing Board of Director compensation, the Compensation Committee’s independent consultant provides an analysis of cash and equity compensation practices and levels within the same compensation peer group used for the NEOs. As summarized in the CD&A, the Company’s share price declined by over 70% from $22.67 per Ordinary share on December 30, 2022 to $6.77 per Ordinary share on December 29, 2023. The Compensation Committee considered this decline and our shareholder dilution, in addition to market data for our peers, when establishing the annual equity grant for the Board of Directors. The Compensation Committee intentionally deviated from its typical market positioning approach and reduced the fair value of the 2024 annual equity below the market 25th percentile of our peer group.

Each annual retainer for Board and committee service is payable semi-annually.

Each member of our Board is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee of the Board on which she or he serves.

NON-EXECUTIVE DIRECTOR COMPENSATION TABLE

The following table summarizes the annual compensation paid to those persons who served as our non-executive directors during the fiscal year ended December 31, 2024. Option Awards and Restricted Stock Unit Awards reflected in the table below are based on the fair value of such awards as of the grant date.

Name	Fees Earned ($)	Option Awards ($) (1)	Restricted Stock Unit Awards ($) (1)	Total ($)
Robert Gut	52,500	36,918	36,926	126,344
Jack Kaye	72,500	36,918	36,926	146,344
Madhavan Balachandran	60,000	36,918	36,926	133,844
Jeremy Springhorn	72,500	36,918	36,926	146,344
Paula Soteropoulos	26,708	—	—	26,708
David Meek	92,500	36,918	36,926	166,344
Leonard Post	60,000	36,918	36,926	133,844
Rachelle Jacques	55,000	36,918	36,926	128,844

(1)	The value of stock awards and stock options as reported in their respective columns is calculated using the grant date accounting fair value determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”).

The following table sets forth information relating to the aggregate number of RSUs and stock options outstanding on December 31, 2024 for each of our non-executive directors.

Name	Award Type	Aggregate Number of Awards Outstanding (#) (1)
Jack Kaye	Option	93,767
	RSU	8,080
Paula Soteropoulos	Option	—
	RSU	—
Madhavan Balachandran	Option	82,767
	RSU	8,080
Jeremy Springhorn	Option	82,767
	RSU	8,080
David Meek	Option	76,377
	RSU	8,080
Robert Gut	Option	149,183
	RSU	8,080
Leonard Post	Option	67,462
	RSU	8,080
Rachelle Jacques	Option	63,355
	RSU	8,080
(1)	This table includes unexercised option awards (whether or not exercisable) and unvested stock awards (including unvested stock units).

GENERAL MATTERS

Availability of Certain Documents

This Proxy Statement, a copy of our fiscal year Annual Report and our other filings have been posted on our website at www.uniqure.com/investors-media/sec-filings. A copy of our 2024 Dutch Statutory Annual Accounts and our 2024 Dutch Statutory Board Report is available on our website at www.uniqure.com or it may be obtained free of charge by written request.

Please send a written request to Investor Relations at the Company’s principal executive offices below:

uniQure N.V.

Paasheuvelweg 25a

1105 BP Amsterdam

The Netherlands

Attention: Investor Relations

Email: investors@uniQure.com

or to the Company’s administrative offices:

uniQure N.V.

1 Hartwell Place

Lexington, MA 02421

United States

Attention: Investor Relations

Delivery of Proxy Materials to Households

If you are a Shareholder who lives at a shared address and you would like additional copies of the Annual Report, the Proxy Statement, or any future proxy statements, please contact Investor Relations, uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands, by telephone at +1-339-970-7000 or by email at investors@uniQure.com, and we will promptly mail you copies. This Proxy Statement and the Annual Report are also available at http://www.edocumentview.com/QURE.

Contact for Additional Questions

If you hold your shares directly, please contact Investor Relations at uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands, by telephone at +1-339-970-7000, or by email at investors@uniQure.com. If your shares are held in street name, please use the contact information provided on your voting instruction form or contact your broker or other nominee directly.

Shareholder Communications

The Company has a process for Shareholders who wish to communicate with the Board. Shareholders who wish to communicate with the Board may write to the Board at the address of the Company’s principal executive office given above. These communications will be received by Investor Relations and will be presented to the Board at the discretion of Investor Relations. Certain items that are unrelated to the Board’s duties and responsibilities may be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Any communication determined in good faith to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Board.

Proposals for the 2026 Annual General Meeting of Shareholders

If any Shareholder wishes to propose a matter for consideration at our 2026 annual general meeting of shareholders, the proposal should be delivered to Investor Relations at the address above.

To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our Proxy Statement and form of proxy for our 2025 annual general meeting of shareholders, a proposal must be received by Investor Relations on or before January 11, 2026, unless the date of the 2026 annual general meeting of shareholders is changed by more than 30 days from the date of the 2025 Annual Meeting, and must satisfy the proxy rules promulgated by the SEC.

Any other shareholder proposals and nominations to be presented at our 2026 annual general meeting of shareholders, must be received by the Company no later than 60 days before the date of the annual general meeting and must otherwise be given pursuant to the requirements of Dutch law.

Proposals and nominations that are not received by the dates specified above will be considered untimely. In addition, proposals must comply with the laws of the Netherlands, our Articles of Association and the rules and regulations of the SEC.

Other Matters

At the date of the Proxy Statement, management is not aware of any matters to be presented for action at the 2025 Annual Meeting other than those described above. However, if any other matters should properly come before the 2025 Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy card in accordance with their judgment on such matters.

April [ ], 2025	By Order of the Board of Directors,

Matthew Kapusta, Chief Executive Officer, and Executive Director

APPENDIX A

uniQure N.V.

2014 Share Incentive Plan

(Amended and Restated Effective as of June 11, 2025)

1.	Purpose

The purpose of this 2014 Share Incentive Plan, as herein amended and restated (the “Plan”) of uniQure N.V., a public limited company incorporated under the laws of the Netherlands (the “Company”), is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s shareholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the U.S. Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”). The Plan was initially effective as of January 9, 2014 and was most recently amended and restated effective as of November 15, 2023. This amendment and restatement of the Plan is effective as of June 11, 2025 (the “2025 Amendment Effective Date”).

Changes made effective as of the 2025 Amendment Effective Date only apply to Awards (as defined below) granted on or after the 2025 Amendment Effective Date. Awards granted prior to the 2025 Amendment Effective Date shall continue to be governed by the applicable Award agreements and the terms of the Plan in effect prior to the 2025 Amendment Effective Date, and the Board shall administer such Awards in accordance with such terms.

2.	Eligibility

All of the Company’s employees, executive directors and non-executive directors, as well as consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Eligibility to participate in the Plan shall be determined at the sole discretion of the Board. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Shares (as defined in Section 7), Restricted Share Units (as defined in Section 7) and Other Share-Based Awards (as defined in Section 8).

3.	Administration and Delegation

(a)Administration by the Board. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

4.	Shares Available for Awards
(a)	Number of Shares; Share Counting.

(1)Authorized Number of Shares. Subject to adjustment under this Section 4(a) and Section 9, the aggregate number of ordinary shares (€0.05 par value per share) of the Company (the “Ordinary Shares”) that may be issued with respect to Awards granted under the Plan on or after the 2025 Amendment Effective Date shall be the sum of: (i) 2,518,214 Ordinary Shares, which is the number of shares that remained available for Awards under the Plan as of March 31, 2025 (assuming target performance of performance-based awards), (ii) 7,411,322 Ordinary Shares, which is the number of shares subject to outstanding Awards under the Plan as of March 31, 2025 (assuming target performance of performance-based Awards), and (iii) 2,400,000 shares.

(2)Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan:

(A)the gross number of Ordinary Shares covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants a SAR in tandem with an Option for the same number of Ordinary Shares and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan; and

(B)Ordinary Shares delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase Ordinary Shares upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Awards creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards. For the avoidance of doubt, to the extent that the Company repurchases Ordinary Shares on the open market with the proceeds of the exercise price or purchase price of Awards, such shares shall not be added back to the number of shares available for the future grant of Awards.

(b)Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other share or share-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

5.	Share Options

(a)General. The Board may grant options to purchase Ordinary Shares (each, an “Option”) and determine the number of Ordinary Shares to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable securities laws, as it considers necessary or advisable. No dividends or dividend equivalents shall be paid with respect to Options.

(b)Incentive Share Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Share Option”) shall only be granted to employees of uniQure N.V., any of uniQure N.V.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Share Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Share Option shall be designated a “Share Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Share Option is not an Incentive Share Option or if the Company converts an Incentive Share Option to a Share Option. On and after the 2025 Amendment Effective Date, Awards with respect to a maximum of 4,918,214 Ordinary Shares may be granted in the form of Incentive Share Options under the Plan.

(c)Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement, which shall be not less than 100% of the Fair Market Value per Ordinary Share on the date the Option is granted; provided, however, that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. For purposes of the Plan, unless otherwise required by applicable law, the Fair Market Value per Ordinary Share as of any date shall be (A) if the Ordinary Shares are readily tradeable on a national securities exchange or other market system, either (I) or (II), as determined by the Board on or prior to the date of grant, where (I) is the average of the closing sales prices of the Ordinary Shares during regular trading hours for the ten trading days following the date of grant and (II) is the closing sales price of the Ordinary Shares during regular trading hours on the date of grant, or (B) if the Ordinary Shares are not readily tradeable on a national securities exchange or other market system, the amount determined in good faith by (or in a manner approved by) the Board (“Fair Market Value”). Notwithstanding the foregoing (x) for purposes of any Option intended to be an Incentive Share Option, Fair Market Value shall be determined in accordance with the applicable provisions of Section 422 of the Code and the corresponding regulations, (y) for purposes of any Share Option granted to a Participant who is subject to taxation in the United States, Fair Market Value shall be determined in accordance with the applicable provisions of Section 409A of the Code and the corresponding regulations and (z) in no event shall the exercise price of any Option be less than the nominal value per Ordinary Share.

(d)Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e)Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Ordinary Shares subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f)Payment Upon Exercise. Ordinary Shares purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)	By wire transfer, in cash or by check, payable to the order of the Company;

(2)except as may otherwise be provided in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of Ordinary Shares owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Ordinary Shares, if acquired directly from the Company, were owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Ordinary Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)to the extent provided for in the applicable Share Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(5)to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6)by any combination of the above-permitted forms of payment.

6.	Share Appreciation Rights

(a)General. The Board may grant Awards consisting of share appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Ordinary Shares or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of an Ordinary Share over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date. No dividends or dividend equivalents shall be paid with respect to SARs.

(b)Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of a SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(c)Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d)Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

7.	Restricted Shares; Restricted Share Units

(a)General. The Board may grant Awards entitling recipients to acquire Ordinary Shares (“Restricted Shares”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive Ordinary Shares or cash to be delivered upon or following the date the Award vests (“Restricted Share Units”) (Restricted Shares and Restricted Share Units are each referred to herein as a “Restricted Share Award”).

(b)Terms and Conditions for All Restricted Share Awards. The Board shall determine the terms and conditions of a Restricted Share Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c)Additional Provisions Relating to Restricted Shares; Dividends. Any dividends (whether paid in cash or shares) declared and paid by the Company with respect to Restricted Shares (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of shares or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying Restricted Shares. For the avoidance of doubt, dividends declared and paid by the Company with respect to Restricted Shares that are subject to restrictions on transfer and forfeitability shall be paid if and to the extent that the restrictions on transfer and forfeitability with respect to the underlying Restricted Shares lapse, as determined by the Board.

(d)	Additional Provisions Relating to Restricted Share Units.

(1)Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Share Unit, the Participant shall be entitled to receive from the Company the number of shares of Ordinary Shares set forth in the applicable Award agreement or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of such number of Ordinary Shares. The Board may, in its discretion, provide that settlement of Restricted Share Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

(2)Voting Rights. A Participant shall have no voting rights with respect to any Restricted Share Units.

(3)Dividend Equivalents. The Award agreement for Restricted Share Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding Ordinary Shares (“Dividend Equivalents”). Dividend Equivalents may be paid currently (but only to the extent the Restricted Share Units are vested) or credited to an account for the Participant, may be settled in cash and/or Ordinary Shares and may be subject to the same restrictions as the Restricted Share Units with respect to which paid, in each case to the extent provided in the Award agreement. Notwithstanding the foregoing, Dividend Equivalents with respect to Restricted Share Units that are subject to restrictions shall be paid only if and to the extent that the restrictions with respect to the underlying Restricted Share Units lapse, as determined by the Board.

8.	Other Share-Based Awards

(a)General. Other Awards of Ordinary Shares, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Ordinary Shares or other property, may be granted hereunder to Participants (“Other Share-Based Awards”). Such Other Share-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Share-Based Awards may be paid in Ordinary Shares or cash, as the Board shall determine. Any dividends or Dividend Equivalents with respect to Other Share-Based Awards shall be paid only if and to the extent that restrictions with respect to the underlying Other Share-Based Award lapse, as determined by the Board.

(b)Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Share-Based Award, including any purchase price applicable thereto.

9.	Adjustments for Changes in Ordinary Shares and Certain Other Events

(a)Changes in Capitalization. In the event of any share split, share consolidation, share dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Ordinary Shares other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules set forth in Section 4(a), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Share Award and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Restricted Share Unit or Other Share-Based Award, shall be equitably adjusted by the Company

(or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing and subject to compliance with Section 409A of the Code, if applicable, in the event the Company effects a split of the Ordinary Shares by means of a share dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such share dividend shall be entitled to receive, on the distribution date, the share dividend with respect to the Ordinary Shares acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such share dividend.

(b)Reorganization Events.

(1)Definition. A “Reorganization Event” shall be deemed to have occurred upon any of the following events:

(A)any person or other entity (other than any of the Company’s subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries), including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 50% of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the “Voting Stock”);

(B)consummation of the sale of all or substantially all of the property or assets of the Company; or

(C)consummation of a consolidation or merger of the Company with another corporation (other than with any of the Company’s subsidiaries), which results in the stockholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 51% of the Voting Stock of the surviving entity.

Notwithstanding the foregoing, the Board may provide for a different definition of “Change in Control” in an Award agreement if it determines that such different definition is necessary or appropriate, including without limitation, to comply with the requirements of Section 409A of the Code.

(2)	Consequences of a Reorganization Event on Awards.

(A)In connection with a Reorganization Event where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Board determines otherwise, all outstanding Awards that are not exercised or paid at the time of the Reorganization Event shall be assumed by, or replaced with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). After a Reorganization Event, references to the “Company” as they relate to employment matters shall include the successor employer, unless the Board provides otherwise.

(B)Unless the Award agreement provides otherwise, if a Participant’s employment or other service is terminated by the Company without cause (as determined by the Board) upon or within 12 months following a Reorganization Event, the Participant’s outstanding Awards shall become fully exercisable and any restrictions on such Awards shall lapse as of the date of such termination; provided that if the restrictions on any such Awards is based, in whole or in part, on performance, the applicable Award agreement shall specify how the portion of the Award that becomes vested pursuant to this Section 9(b)(2) shall be calculated.

(C)In connection with a Reorganization Event, if all outstanding Awards are not assumed by, or replaced with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards on such terms as the Board determines without the consent of any Participant (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the

Participant): (i) upon written notice to a Participant, provide that all of the Participant’s unexercised and/or unvested Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (ii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iii) in the event of a Reorganization Event under the terms of which holders of Ordinary Shares will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (I) the number of Ordinary Shares subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (II) the excess, if any, of (x) the Acquisition Price over (y) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (iv) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (v) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically. Such surrender, termination or payment shall take place as of the date of the Reorganization Event or such other date as the Board may specify. Without limiting the foregoing, (1) if the per share Acquisition Price does not exceed the per share Option exercise price or SAR measurement price, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Option or SAR and (2) upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Shares or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Shares then outstanding shall automatically be deemed terminated or satisfied.

(D)Notwithstanding the foregoing in this Section 9(b)(2), in the case of outstanding Restricted Share Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Share Unit agreement provides that the Restricted Share Units shall be settled upon a “change in control event” within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(A) and the Restricted Share Units shall instead be settled in accordance with the terms of the applicable Restricted Share Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (ii), (iii) or (iv) of Section 9(b)(2)(C) if the Reorganization Event constitutes a “change in control event” as defined under U.S. Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Share Units pursuant to Section 9(b)(2)(A), then the unvested Restricted Share Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(E)For purposes of Section 9(b)(2)(A), an Award (other than Restricted Shares) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each Ordinary Share subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Ordinary Shares for each Ordinary Share held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if the consideration received as a result of the Reorganization Event is not solely ordinary shares or common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of ordinary shares or common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding Ordinary Shares as a result of the Reorganization Event.

10.	General Provisions Applicable to Awards

(a)Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution applicable to such Participant or, other than in the case of an Incentive Share Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Ordinary Shares subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b)Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(e)Withholding. The Participant must satisfy all applicable Dutch, United States and other applicable national, federal, state, and local or other income, national insurance, social and employment tax withholding obligations before the Company will deliver or otherwise recognize ownership of Ordinary Shares under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of Ordinary Shares, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where shares are being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for Dutch, United States and other applicable national, federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f)Amendment of Award. Subject to Section 11(c), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Share Option to a Share Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9 or is intended to make the Award comply with applicable law.

(g)Conditions on Delivery of Ordinary Shares. The Company will not be obligated to deliver any Ordinary Shares pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)Acceleration. Notwithstanding Section 10(i), the Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

(i)Minimum Vesting. Awards granted under the Plan shall vest or become exercisable over a period that is not less than one year from the date of grant. Subject to any adjustments made in accordance with Section 9(a) above, up to 5% of the Ordinary Shares subject to the share reserve set forth in Section 4(a)(1) may be granted without regard to the minimum vesting requirement of this Section 10(i).

11.	Miscellaneous

(a)No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award. This Plan will not be considered a part of any employment agreement in force between the Participant and the Company and/or a group company. The grant of an Award does not qualify as an employment condition and shall not be included in the calculation of any severance payment or any other payments in connection with the Participant’s employment agreement or the termination thereof. The granting of an Award or the vesting thereof does not in any way affect the scope or level of the Participant’s pension rights, pension entitlements and/or of any other entitlements vis-a-vis the Company and/or a group company. The granting of an Award is at the sole discretion of the Board and does not entitle the Participant to any future Awards.

(b)No Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any Ordinary Shares to be distributed with respect to an Award until becoming the record holder of such shares.

(c)No Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Ordinary Shares, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Ordinary Shares or other securities, or similar transactions), the Company may not, without obtaining shareholder approval, (i) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or measurement price of such SARs, (ii) cancel outstanding Options or SARs in exchange or substitution for Options or SARs with an exercise price or measurement price, as applicable, that is less than the exercise price or measurement price of the original Options or SARs or (iii) cancel outstanding Options or SARs with an exercise price or measurement price, as applicable, above the current stock price in exchange or substitution for cash or other securities.

(d)Term of Plan. Unless sooner terminated, the Plan shall terminate on the day before the 10th anniversary of the 2025 Amendment Effective Date.

(e)Amendment of Plan. Subject to Section 11(c), the Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that no amendment that would require shareholder approval under the rules of the NASDAQ Stock Market may be made effective unless and until the Company’s shareholders approve such amendment. In addition, if at any time the approval of the Company’s shareholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Share Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(e) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon shareholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if shareholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (ii) it may not be exercised or settled (or otherwise result in the issuance of Ordinary Shares) prior to such shareholder approval. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, reacquired or otherwise canceled, or earned, exercised, settled or otherwise paid out, in accordance with their terms.

(f)Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction, and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(g)Compliance with Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. Each Award shall be construed and administered such that the Award either qualifies for an exemption from the requirements of Section 409A of the Code or satisfies the requirements of Section 409A of the Code. If an Award is subject to Section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (ii) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Section 409A of the Code, (iii) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Except as specifically provided in individual Award agreements initially or by amendment, if and to the extent (A) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (B) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(h)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a supervisory director, managing director, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a supervisory director, managing director, employee or agent of the Company.

The Company will indemnify and hold harmless each supervisory director, managing director, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(i)Data Protection. The Participant hereby fully consents to the processing and transfer of all relevant data in the context of the administration of this Plan and the Award agreement. The Participant shall keep the Company fully informed of any changes in the relevant data.

(j)Share Trading, Recoupment and Other Policies. All Awards made under the Plan shall be subject to any applicable clawback and recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time, including the Company’s Compensation Clawback Policy and the Company’s right to recover Awards, Ordinary Shares or any gains upon the sale of Ordinary Shares issued under the Plan if a Participant violates any applicable restrictive covenants in favor of the Company to which the Participant is subject.

(k)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Netherlands, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the Netherlands. Any disputes arising out of or in connection with the Plan shall, to the extent permitted by law, be submitted exclusively to the competent court of Amsterdam, the Netherlands.

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1UPX uniQure N.V. A Proposals — The Board recommend a vote FOR Proposals 1–11. 0455CA 7. Authorization of the Board to exclude or limit preemptive rights upon the issuance of Ordinary Shares. 3. Reappointment of Robert Gut, M.D., Ph.D. as non-executive director. 8. Authorization of the Board to repurchase Ordinary Shares. 4. Reappointment of Matthew Kapusta as executive director. For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 9. Appointment of KPMG as external auditor of the Company for the financial year 2025. 5. Reappointment of Jeremy Springhorn, Ph.D. as non-executive director. 10. Approval, on an advisory basis, of the compensation of the named executive officers of the Company. 6. Authorization of the Board as the competent body to issue Ordinary Shares and grant rights to subscribe for Ordinary Shares. 11. Resolution to adopt the Amendment and Restatement of the 2014 Share Incentive Plan. Annual General Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 1. Adoption of the 2024 Dutch statutory annual accounts for the fiscal year ended December 31, 2024. For Against Abstain 2. Discharge of liability of the members of the Board for their management during the fiscal year ended December 31, 2024. For Against Abstain You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/QURE or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Votes submitted electronically must be received by June 10, 2025 at 9:59 P.M., Central European Summer Time. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/QURE Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/QURE 2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS This proxy is solicited by the Board of Directors for use at the Annual General Meeting on June 11, 2025. Proxy and Power of Attorney of Shareholders The undersigned shareholder of uniQure N.V. (the “Company”) hereby constitutes and appoints each of Matthew Kapusta and Jeannette Potts as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the Annual General Meeting of Shareholders of the Company to be held at 9:00 AM Central European Summer Time on June 11, 2025 and at any adjournments thereof, including on any matters that may properly come before the Annual General Meeting, the number of votes the undersigned would be entitled to cast if present. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1-11. (Items to be voted appear on reverse side) Proxy — uniQure N.V. C Non-Voting Items q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. 2025 Annual General Meeting Admission Ticket 2025 Annual General Meeting of uniQure N.V. Shareholders Wednesday, June 11, 2025, 9:00 AM Central European Summer Time Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands Upon arrival, please present this admission ticket and photo identification at the registration desk.